________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  GENTEK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              3714                             02-0505547
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            ------------------------

                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                1 (603) 929-2606
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             TODD M. DUCHENE, ESQ.
                                   SECRETARY
                                  GENTEK INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                1 (603) 926-2606
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                    COPY TO:
                           GEORGE E.B. MAGUIRE, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                1 (212) 909-6000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED           PROPOSED
                                                                             MAXIMUM            MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS TO SECURITIES TO BE                                 OFFERING PRICE    AGGREGATE       REGISTRATION
                   REGISTERED                      AMOUNT TO BE REGISTERED   PER UNIT         OFFERING PRICE      FEE
Rights to Purchase Common Stock(1)...............        (2)                    $0                 $0             $0
Common Stock.....................................        (2)                    (2)            $40,000,000      $10,560

(1) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.
(2) The actual number of rights and shares of common stock to be registered and the proposed offering price per share are omitted pursuant to Rule 457(o) as they cannot be determined at this time.
                            ------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES, OR ACCEPT ANY OFFER TO BUY THESE SECURITIES, UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE AND WE DELIVER THIS PROSPECTUS TO YOU IN FINAL FORM. WE ARE NOT USING THIS PROSPECTUS TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 10, 2000

PRELIMINARY PROSPECTUS

GENTEK INC.                                                               [LOGO]

                                RIGHTS OFFERING
                    OF                SHARES OF COMMON STOCK
                            AT $           PER SHARE

  If you held our common stock on January   , 2000, GenTek has granted you
  rights to purchase additional shares of common stock for a subscription price
  of $     per share. You have been granted         rights for every share of
  common stock you held on that date. Each whole right entitles you to purchase
  one share of common stock for $     . This is your 'basic subscription
  privilege.'

  We will not issue fractional rights or fractional shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.

  Our common stock is traded on the New York Stock Exchange under the symbol 'GK'. On January 7, 2000, the last reported sale price for the common stock was $10.44 per share.

  The rights expire on             , 2000, at 5 p.m., New York City time. We
  have the option of extending the expiration date.

  If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis. This is your 'oversubscription privilege.'

  You may transfer your rights to your immediate family members or entities wholly owned or controlled by you. Otherwise, the rights are non-transferable.

  We will use all net cash proceeds from this offering to repay a portion of our outstanding indebtedness under our credit facility and for other general corporate purposes.

  GenTek is also granting rights to purchase additional shares of its Class B common stock to the holders of its Class B common stock at the same subscription ratio and subscription price as our common stock. All of our Class B common stock is owned by Paul M. Montrone, the Chairman of the Board of Directors, and Montrone family trusts. Mr. Montrone and his family trusts beneficially own 47.1% of our outstanding common stock and Class B common stock, and these shares represent 80.5% of the voting power of all of our stock.

  Mr. Montrone has advised us that he intends to fully exercise all of the rights granted to him and the Montrone family trusts pursuant to the basic subscription privilege. Mr. Montrone has indicated that he also intends to exercise the oversubscription privilege in full.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14.

                                                                      DISCOUNTS AND        PROCEEDS TO
                                                SUBSCRIPTION PRICE     COMMISSIONS         THE COMPANY
Per Share Total...............................          $                  None                 $
Total.........................................          $                  None                 $

              SUBSCRIPTION AGENT:                               INFORMATION AGENT:
    ChaseMellon Shareholder Services, L.L.C.         ChaseMellon Consulting Services, L.L.C.
               85 Challenger Road                               450 W. 33rd Street
                Overpeck Center                                     14th Floor
           Ridgefield Park, NJ 07660                            New York, NY 10001
          Telephone: 1 (201) 296-4860                Telephone: 1 (888) 566-9477 (toll free)
             Fax: 1 (201) 296-4293

              The date of this Prospectus is                     .

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE RIGHTS OFFERING IS NOT BEING MADE, NOR WILL GENTEK ACCEPT SUBSCRIPTIONS FOR COMMON SHARES FROM ANY PERSON, IN ANY JURISDICTION IN WHICH THE RIGHTS OFFERING OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR 'BLUE SKY' LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary.....................        1
Risk Factors...........................       14
The Rights Offering....................       19
Use of Proceeds........................       28
Determination of Subscription Price....       28
Price Range of Common Stock and
  Dividend Policy......................       28
Capitalization.........................       29
Unaudited Pro Forma Financial
  Statements...........................       30
Selected Financial Data................       33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................       35
Business...............................       41

Management.............................       54

                                            PAGE
                                            ----
Beneficial Ownership of Common Stock...       64
Affiliate Relationships and
  Transactions.........................       66
Description of Capital Stock...........       68
Our Arrangements with General Chemical
  Group Relating to the Spinoff........       70
Description of Credit Facility and
  Senior Subordinated Notes............       75
Certain Federal Income Tax
  Considerations.......................       78
Plan of Distribution...................       79
Legal Matters..........................       79
Experts................................       79
Financial Statements of Noma and
  Krone................................       80
Where You Can Find More Information....       80
Index to Consolidated Financial
  Statements...........................      F-1

                            ------------------------

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS, INCLUDING EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. WE WILL PROVIDE PROMPTLY WITHOUT CHARGE TO YOU, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS. REQUESTS SHOULD BE DIRECTED AS
FOLLOWS:

                                  GENTEK INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                          TELEPHONE: 1 (603) 929-2606
                         ATTENTION: CORPORATE SECRETARY

        YOU SHOULD REQUEST ANY SUCH INFORMATION AT LEAST FIVE DAYS IN ADVANCE OF THE DATE ON WHICH YOU EXPECT TO MAKE YOUR DECISION WITH RESPECT TO THIS OFFER.
IN ANY EVENT, YOU MUST REQUEST SUCH INFORMATION PRIOR TO                 , 2000.

                               PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

        Rights give our shareholders the privilege to purchase additional shares of our common stock for $ per share. On January 7, 2000, the last reported sales price for our common stock on the New York Stock Exchange was $10.44 per share.

        We have granted our shareholders as of 5:00 p.m. on January   , 2000,
rights for every share of common stock owned at that time. Each whole right entitles you to purchase one share of common stock for $ . For example, if you
owned   shares on the record date, you have the right to purchase   shares of
common for $  per share.

WILL I RECEIVE FRACTIONAL RIGHTS OR SHARES?

        We are not issuing fractional rights or shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the
nearest whole right. If you held fewer than   shares of common stock, you are
receiving one whole right.

WHY IS GENTEK OFFERING THE RIGHTS?

        We are offering the rights to raise equity capital. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing shareholders a preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in GenTek.

        We will use the net proceeds of this offering to repay a portion of our outstanding indebtedness under our credit facility and for other general corporate purposes.

        In addition, we are offering the rights to satisfy our commitment to the Internal Revenue Service for the tax-free treatment of our spinoff from The General Chemical Group Inc., our predecessor company, in April 1999. At that time, we committed to the Internal Revenue Service that we would raise capital by issuing stock in a public offering.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

        Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

HOW SOON MUST SHAREHOLDERS ACT?

        The rights expire on         , 2000, at 5:00 p.m., New York City time.
The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we presently do not intend to do so.

MAY I TRANSFER MY RIGHTS?

        Generally, no. The rights may be exercised only by the person to whom they are granted. However, you may transfer your subscription rights to immediate family members or to entities wholly owned or controlled by you. For information on the persons to whom you can transfer your rights, as well as how the rights can be transferred, see 'The Rights Offering -- Transferability of Rights' on page 26.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

        By exercising the rights, you may purchase one newly-issued share of
common stock for every   shares owned by you on January   , 2000 at the
subscription price of $  per share. This is your 'basic subscription privilege.'

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

        If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same subscription price of $ per share that applies to your basic subscription privilege.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

        We will be able to satisfy your exercise of the oversubscription privilege only if our other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro-rata among those who oversubscribed.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

        No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY RIGHTS?

        If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our total outstanding common stock will decline following the rights offering.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

        No. All exercises of rights are irrevocable.

WILL MY MONEY BE RETURNED IF THE RIGHTS OFFERING IS CANCELLED?

        We can cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

        If you hold your shares of our stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you.

        If you wish to participate in the rights offering and purchase new shares, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of the rights offering. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled 'Beneficial Owner Election Form.' You should receive this form from your record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

        We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

HOW DO I EXERCISE MY RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?

        As a record holder of our common stock on January   , 2000, you are
receiving this prospectus, a subscription warrant and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

         deliver the subscription price by wire transfer, or certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

         deliver a properly completed subscription warrant. The instructions also describe an alternate procedure called 'Notice of Guaranteed Delivery,' which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guaranty that the subscription warrant will be timely delivered.

TO WHOM SHOULD I SEND FORMS AND PAYMENT?

        You should send subscription documents by mail or courier service to:

          ChaseMellon Shareholder Services, L.L.C.
          85 Challenger Road
          Overpeck Center
          Ridgefield Park, New Jersey 07660
          Telephone: 1 (201) 296-4860

        Your subscription payment should also be sent to ChaseMellon Shareholder Services, L.L.C. For instructions on how this payment should be made, see 'The Rights Offering -- Required Forms of Payment of Subscription Price' on page 23.

        Securities brokers and other qualified financial institutions can use an alternate procedure called 'Notice of Guaranteed Delivery.' See 'The Rights Offering -- Special Procedure under 'Notice of Guaranteed Delivery' Form' on page 24.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

        If you have questions, need additional copies of offering documents or otherwise need assistance, please contact:

          ChaseMellon Consulting Services, L.L.C.
          450 W. 33rd St.
          14th Floor
          New York, NY 10001
          Telephone: 1 (888) 566-9477 (toll free)

        To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under 'Where You Can Find More Information' on page 80.

                                  OUR COMPANY

        We are a manufacturer of telecommunications equipment, industrial components and performance chemicals sold into numerous markets for a wide variety of end uses. We operate through three business segments: manufacturing, performance products and telecommunications equipment. Our telecommunications equipment segment serves the public network and premises (or non-public) network markets. Our manufacturing segment serves the automotive, appliance and electronic, and industrial markets. Our performance products segment serves customers in many industries, including the pharmaceutical and personal care, environmental services, technology and chemical processing markets. In many of our markets, we are an industry leader. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end-products or operations. We operate over 80 manufacturing and production facilities located in the U.S., Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico. Our common stock is traded on the New York Stock Exchange under the symbol 'GK.'

BUSINESS STRATEGY

        Our goal is to build on our leading market positions by continuing to improve our existing operations and to pursue value-enhancing acquisitions.

        For our current operations, we intend to:

         utilize our leadership positions to capitalize on the favorable growth trends in selected endmarkets;

         improve our operating efficiency through productivity gains and other cost reduction initiatives. For example, we believe that our recent acquisitions of Noma, Defiance and Krone provide us with significant cost saving opportunities;

         grow our customer base by expanding into new geographic markets and developing new products and end-markets, as well as new applications for our existing products; and

         leverage our strong customer relationships and recently expanded product offerings through increased cross-selling to existing customers.

        In addition, we have grown through acquisitions and we will continue to pursue acquisitions and investment opportunities that will create value and enhance cash flow. We target acquisitions and investments that provide us:

         cost saving opportunities;

         enhanced positioning in existing markets;

         entry into new end-use and geographic markets; and

         turnaround opportunities for under-performing businesses.

COMPETITIVE STRENGTHS

        WE HAVE SIGNIFICANT MARKET POSITIONS IN OUR BUSINESSES. We have leading market shares in our primary markets. For example, we believe that we have leading positions in North America in each of the following products and services:

         wire and cable assemblies for manufacturers of major appliances;

         stamped valve-train components for the automotive industry;

         sulfuric acid regeneration services;

         aluminum-based chemicals used in water treatment services and pulp and paper production;

         active ingredients for antiperspirants; and

         active ingredients for over-the-counter antacids.

        Our telecommunications segment, operated through our Krone AG subsidiary, is a leading worldwide supplier of connection and distribution technology for voice and data networks.

        WE PROVIDE SPECIALIZED PRODUCTS AND SERVICES REQUIRING OPERATIONAL AND TECHNICAL INTEGRATION WITH OUR CUSTOMERS. Our products and services are frequently highly engineered and important components of, or provide critical attributes to, our customers' end-products or operations. We generally work closely with our customers in the design, engineering and production of these products and we often provide ongoing technical service and support. As a result, we enjoy strong customer relationships which allow us to achieve attractive operating margins and maintain or enhance our market shares.

        WE ARE HIGHLY DIVERSIFIED. We have highly diversified sources of revenue and cash flow. We provide a wide range of products for a broad customer base serving numerous end-uses and endmarkets. For example, in 1998, no single customer accounted for more than 10% of our pro forma sales. We believe that this diversification provides us with a broad base from which to expand customer relationships and increase revenues.

        WE HAVE AN EXPERIENCED MANAGEMENT TEAM. Our management team has significant experience managing and operating a variety of industrial businesses. With an average of over 20 years of industry experience, we have significant experience in improving productivity, reducing costs, and enhancing customer relationships in competitive markets. In addition, our management team has been successful in identifying, completing and integrating acquisitions, which have enhanced our revenues and cash flow and expanded our customer base and product offerings.

PRODUCTS AND SERVICES

        TELECOMMUNICATIONS EQUIPMENT. Our telecommunications equipment segment consists of Krone AG, a leading global supplier of telecommunications connector technology, which we acquired on August 20, 1999. The telecommunications equipment segment accounted for 28% of our pro forma sales for the nine months ended September 30, 1999. The telecommunications equipment segment provides connection and distribution technology to two principal markets:

         Public networks: connection and distribution technology and solutions for fixed telecommunication access networks and related customer services for both public network providers and telecommunications systems manufacturers and suppliers.

         Premises networks: connection and distribution technology and solutions for private voice and data networks within private building complexes.

Our customers in this segment include Alcatel, Anixter, Bell Atlantic, British Telecommunications, Deutsche Telekom, Isolectra, Siemens and Wadsworth Electronics.

        MANUFACTURING. The manufacturing segment accounted for 44% of our pro forma sales for the nine months ended September 30, 1999. The manufacturing segment provides a broad range of engineered components and services to three principal markets:

         Automotive: precision-engineered components for valve-train systems; computer-aided and mechanical vehicle testing services; custom-designed wire and cable assemblies for a variety of automotive electronic applications; tooling and prototype design and engineering services; and fluid-handling equipment for automotive service applications.

         Appliance and Electronic: custom-designed power cord systems and wire and cable assemblies for a broad range of appliances and electronic products, such as refrigerators, freezers, dishwashers, washing machines, ovens, ranges, vacuum cleaners, electronic office equipment, medical equipment, ATM machines and gaming machines.

         Industrial: power cord systems and cable and wire assemblies for power tools, motors, pumps and other industrial products; and wire and cable for industrial markets, the commercial and residential construction industries and a wide variety of end market uses by original equipment manufacturers (OEMs).

        Our customers in this segment include Bombardier, Bosch, DaimlerChrysler, Delphi, Eaton, Ford, Frigidaire, General Electric, General Motors, ITT, Johnson Controls, Lear, Whirlpool and Xerox.

        PERFORMANCE PRODUCTS. The performance products segment accounted for 28% of our pro forma sales for the nine months ended September 30, 1999. The performance products segment provides a broad range of value-added products and services to four principal markets:

         Pharmaceutical and Personal Care: aluminum-zirconium compounds used as the active ingredients in antiperspirants; aluminum-magnesium compounds used as the active ingredients in over-the-counter antacids; potassium chloride used in electrolyte replacement and intravenous solutions; and other food and pharmaceutical intermediates.

         Environmental Services: water treatment products and services; sulfuric acid regeneration and sulfur recovery services for pollution abatement and production of cleaner burning gasoline blending components; and AI+Clear'r', our specialty agrochemical for improvement of poultry house sanitation and productivity and the reduction of pollution from agricultural phosphorous runoff.

         Technology: computer-to-plate (CTP) technology and bimetal lithographic printing plates for high quality printing applications and ultra-high-purity electronic chemicals for semiconductor chip and disk drive production.

         Chemical Processing: a broad range of sulfur, sodium and fluorine-based chemical intermediates used in the production of a wide variety of products such as paper, gasoline, fertilizers, tires, paints, dyes and carpeting.

        Our customers in this segment include AlliedSignal, BASF, Colgate-Palmolive, Chevron, Georgia Pacific, Hewlett-Packard, IBM, International Paper, Micron Technologies, National Semiconductor, PPG Industries, Procter & Gamble, Quebecor-World, Sunoco, Unilever, Westvaco and numerous cities and municipalities.

                              RECENT TRANSACTIONS

        THE SPINOFF. Our manufacturing and performance products segments were formerly part of the businesses of The General Chemical Group Inc., our former parent company. General Chemical Group separated us from its soda ash and calcium chloride business through a spinoff by distributing our common stock to General Chemical Group's shareholders. The spinoff was completed on April 30, 1999. Since the spinoff, we have been a separate, stand-alone company. We believe that the spinoff has enabled us to focus our attention and resources on our core businesses and more effectively pursue our business strategy.

        In connection with the spinoff, we entered into a $550 million credit facility, which includes a $300 million revolving credit facility and $250 million aggregate term loan facilities. On the spinoff date, we borrowed $500 million under the credit facility, of which approximately $487 million was used to repay a portion of General Chemical Group's third party indebtedness, including borrowings to finance our acquisitions of Noma and Defiance earlier this year.

        RECENT ACQUISITIONS. In furtherance of our strategy, we completed five acquisitions in 1999.

         In April 1999, we acquired Noma Industries Limited, a Canadian company, for total consideration of approximately $240 million. Noma is a leading North American producer of insulated wire and wire-related products. The Noma acquisition expanded our product offerings to the automotive industry and provided access to Noma's blue-chip customer base in the growing appliance and electronic market.

         In August 1999, we acquired Krone AG, a German company, for total consideration of approximately $222 million (including approximately $63 million of assumed debt). Krone is leading global supplier of connector technology for telecommunications and data networks. The Krone acquisition expanded our offerings of products and services into our new telecommunications equipment segment.

         In February 1999, we acquired Defiance, Inc. for total consideration of approximately $70 million. Defiance is a manufacturer of specialty antifriction bearings and a provider of vehicle testing services, tooling design and preproduction dies and components primarily for the automotive industry. The Defiance acquisition increased the range of products and services provided by the manufacturing segment and allows for a more complete product offering of valve-train-related engine components to the automotive industry.

         In July 1999, we acquired the Structural Kinematics business of EG&G, Inc. Structural Kinematics is a leading provider of testing and engineering services to the automotive, truck and agricultural equipment industries.

         In September 1999, we acquired the business of Pacific Pac International, Inc., a provider of ultrahigh purity solvents to the electronics industry.

        We identified the opportunity to acquire Krone through Prestolite Wire Corporation, Krone's marketing partner. Prestolite, a leading North American manufacturer of copper and fiber optic wire and cable products for telecommunications, automotive and industrial markets with annual sales of approximately $250 million, is controlled by Mr. Paul M. Montrone, our controlling shareholder and the Chairman of our Board.

        We are discussing with Prestolite a possible transaction to combine certain of our businesses through an acquisition or the formation of one or more joint ventures or partnerships, or other strategic combination. We believe that a combination of Prestolite's telecommunications businesses with Krone may create additional value for our company. The integration of Krone's and Prestolite's telecommunications and data businesses would allow us to provide customers around the globe with total connectivity and wiring solutions that maximize bandwidth and network speed. This combination would position us as a leading global provider of integrated wire and connector solutions for data and telecommunications markets.

        ISSUANCE OF SENIOR SUBORDINATED NOTES. On August 9, 1999 we completed the private offering of $200 million aggregate principal amount of 11% Senior Subordinated Notes due 2009. We used the proceeds from the issuance of the notes to repay a portion of our indebtedness under our credit facility. On
December 3, 1999, we commenced an offer to exchange such notes for new registered 11% Senior Subordinated Notes due 2009, the terms of which are identical to the terms of the previously-issued notes.

                  STATE AND DATE OF INCORPORATION AND ADDRESS

        We were incorporated in Delaware on January 27, 1999. Our principal executive offices are at Liberty Lane, Hampton, New Hampshire 03842. Our telephone number is 1 (603) 929-2606.

                  SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

        Further details concerning this part of the summary are set forth under 'The Rights Offering' beginning on page 19. Only holders of record of common stock at the close of business on the record date stated below may exercise rights.

Securities Offered........................  We are offering       shares of common stock to be issued
                                            upon exercise of the rights.

Subscription Ratio; Basic
  Subscription Privilege..................     rights for every share of common stock owned as of the
                                            record date. Each whole right entitles you to purchase
                                            one share of common stock for the subscription price. In
                                            other words, you will have the right to subscribe to one
                                            share of our common stock for every    shares of common
                                            stock you owned as of the record date.
                                            We are not issuing any fractional rights or fractional
                                            shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right. If you held fewer than
                                            shares of common stock, you are receiving a whole right. For
                                            example, if you own    shares of common stock, you will
                                            receive rights to subscribe to    shares instead of
                                            shares.
                                            You may not purchase fractional shares. You may, however,
                                            subscribe for any whole number of shares exercising less
                                            than all of your rights.

Record Date...............................  January   , 2000 at 5:00 p.m. (New York City time). Only our
                                            shareholders as of the record date will receive rights to
                                            subscribe to new shares of common stock.

Expiration Date...........................  The rights expire on             , 2000 at 5:00 p.m. (New
                                            York City time). Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Subscription Price........................  $      per share, payable in cash. All payments must be
                                            cleared on or before the expiration date. Our Board of
                                            Directors calculated the subscription price at a discount to the closing market price of our common stock on
                                                        , 2000 of $           .

Oversubscription Privilege................  If you fully exercise the basic subscription privilege, you may also purchase additional shares of common stock at the subscription price that are not purchased by other
                                            shareholders. If there are not enough shares available to
                                            fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of
                                            shares each subscriber for additional shares has purchased under the basic subscription privilege.

Use of Proceeds...........................  We will use the net proceeds of this offering to repay a portion of our outstanding indebtedness under our credit
                                            facility and for general corporate purposes. The portion of our indebtedness under our credit facility that is repaid
                                            may be reborrowed.

Restricted Transferability of Rights......  The rights may be exercised only by the persons to whom they are granted. However, you may transfer your rights to your immediate family members, to entities wholly owned or
                                            controlled

                                            by you, or to other similar affiliates. For information on the persons to whom you can transfer your rights, as well as how the rights can be transferred, see 'The Rights
                                            Offering -- Transferability of Rights' on page 26.

No Board Recommendation...................  Our Board of Directors does not make any recommendation to shareholders regarding the exercise of rights in this
                                            offering.
                                            Shareholders who do exercise rights risk investment loss on new money invested. We cannot assure you that the
                                            subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For more information regarding some of the risks inherent in this rights offering, please see 'Risk Factors'
                                            beginning on page 14.

Rights to Purchase Class B
  Common Stock............................  We are offering the holders of our Class B common stock rights to purchase additional shares of Class B common stock at the same subscription ratio and subscription price as in the rights offering to the holders of our common stock. All of our Class B common stock is owned by Paul M. Montrone,
                                            our controlling shareholder and the Chairman of our Board of
                                            Directors, and the Montrone family trusts.
                                            Our common stock entitles its holder to one vote per share, while our Class B common stock entitles its holder to ten
                                            votes per share. Holders of our Class B common stock may
                                            convert their shares into common stock at a one-for-one
                                            ratio at any time. There are significant restrictions on
                                            transfer of our Class B common stock. Except for these
                                            differences, shares of common stock and Class B common stock are substantially identical in all respects.

Subscription Commitment of Our
  Controlling Shareholder.................  PMM GK Investment LLC, a company wholly owned and controlled by Paul Montrone, will purchase all of the shares issued
                                            upon the exercise of the subscription rights in respect of the shares of common stock and Class B common stock owned by
                                            Mr. Montrone and the Montrone family trusts. Their
                                            shareholdings represent 47.1% of our outstanding shares and
                                            80.5% of the voting power of our stock.
                                            In addition, PMM GK Investment LLC has indicated that it
                                            intends to exercise the oversubscription privilege in full.
                                            In the event all shareholders do not exercise their basic
                                            subscription privilege in full, Paul Montrone's
                                            proportionate ownership of GenTek will increase in relation to those non-exercising shareholders.
                                            Toufic M. Aboukhater and Paul M. Meister, a director of
                                            GenTek, have invested $25 million in debt securities of PMM
                                            GK Investment LLC. PMM GK Investment LLC will continue to be wholly-owned by Mr. Montrone following this offering.
                                            In order to ensure compliance with certain conditions to the favorable tax treatment received by our shareholders in our spin-off in April 1999, Mr. Montrone, the Montrone family
                                            trusts and PMM

                                            GK Investment LLC have agreed to refrain from selling their
                                            GenTek stock until at least April 30, 2001.

No Revocation.............................  If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Certain Federal Income Tax
  Consequences............................  For United States federal income tax purposes, we believe that a shareholder will not recognize taxable income upon
                                            the receipt or exercise of rights. See 'Certain Federal
                                            Income Tax Consequences' beginning on page 78. Each
                                            shareholder should consult its own tax adviser concerning
                                            the tax consequences of this offering under the holder's own tax situation. This prospectus does not summarize tax
                                            consequences arising under state tax laws, non-U.S. tax
                                            laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Extension, Withdrawal and
  Amendment...............................  We have the option of extending the rights offering and the period for exercising your rights, although we presently do not intend to do so. We also reserve the right to withdraw, terminate or amend the rights offering at any time for any reason. In the event that the offering is withdrawn or
                                            terminated, or any submitted subscriptions no longer comply with the amended terms of the offering, we will return all funds received from such subscriptions (without interest).

Procedure for Exercising
  Rights..................................  To exercise rights, you must complete the subscription warrant and deliver it to the subscription agent,
                                            ChaseMellon Shareholder Services, L.L.C., with full payment for all the rights you elect to exercise. ChaseMellon
                                            Shareholder Services, L.L.C. must receive the proper forms and payments on or before the expiration date.
                                            You may deliver the documents and payments by mail or
                                            commercial courier. If regular mail is used for this
                                            purpose, we recommend using insured, registered mail. You
                                            may use an alternative 'Guaranteed Delivery Procedure' if
                                            you are unable to deliver the subscription warrant before
                                            the expiration date, subject to the requirements of this
                                            procedure described under 'The Rights Offering -- Special
                                            Procedure under 'Notice of Guaranteed Delivery' Form' on
                                            page 24.

Shares Outstanding before the
  Rights Offering.........................  20,816,380 shares, consisting of 16,857,959 shares of common stock and 3,958,421 shares of Class B common stock, were
                                            outstanding as of December 31, 1999.

Shares Outstanding Upon
  Completion of Rights Offering...........  shares, consisting of    shares of common stock and
                                               shares of Class B common stock.

                                  RISK FACTORS

        Exercising your rights delivered in this offering and purchasing our common stock involves a high degree of risk. You should carefully read and consider the information set forth under 'Risk Factors' beginning on page 14 and the other information contained in this prospectus.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The summary historical financial data set forth below for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from the unaudited Consolidated Financial Statements and notes included in this prospectus and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation. The summary historical financial data set forth below for each of the years in the three-year period ended December 31, 1998 are derived from the audited Consolidated Financial Statements and notes included in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors.

        The pro forma data for the year ended December 31, 1998 and the nine months ended September 30, 1999 have been prepared on the basis that the transactions we have completed this year (the acquisitions of Defiance, Noma and Krone, the spinoff and the related financing transactions, and the issuance of senior subordinated notes) had occurred as of the first day of the periods presented. See ' -- Recent Transactions' above. The pro forma adjustments are based on currently available information and certain adjustments that management believes are reasonable. These data are presented for informational purposes only and do not necessarily represent what our financial position or results of operations would have been if these transactions had in fact occurred on the dates indicated, and are not necessarily indicative of our financial position or results of operations for any future period.

        Because we did not operate as a separate, stand-alone entity through April 30, 1999 (the date of our spinoff from The General Chemical Group Inc.), we might have recorded different results had we operated independently of the industrial chemicals business of The General Chemical Group Inc. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone entity during the periods shown, or of our future performance as a separate, stand-alone entity. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' For a description of the basis of presentation of the historical financial data, see note 1 to the Consolidated Financial Statements.

        The spinoff has been treated as a reverse spinoff for financial statement purposes because we hold the greater proportion of the assets and operations that were held by The General Chemical Group Inc. prior to the spinoff. Therefore, the spinoff is reflected, for financial statement presentation, as if we had formed a new company consisting of the industrial chemicals business and distributed the stock of that company as a dividend to our stockholders, with our assets, operations and businesses remaining with us after the spinoff. Accordingly, our financial statements reflect the financial position and results of operations of our businesses as continuing operations and the financial position and results of operations of the industrial chemicals business as discontinued operations.

                             SUMMARY FINANCIAL DATA

                                                     YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------
                                                                               PRO FORMA
                                            1996         1997       1998          1998
                                          --------     --------   --------     ----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues..........................  $330,120     $368,516   $443,919     $1,135,635
  Gross profit..........................   100,883      116,604    117,293(1)     305,231(1)
  Operating profit......................    48,723(2)    67,526     51,721(3)      90,019(3)
  Interest expense......................    10,747        8,855     14,624         65,144
  Income from continuing operations
    before income taxes and
    extraordinary item..................    39,200       59,535     37,313         25,144
  Income from continuing operations
    before extraordinary items..........    20,775       33,274     41,069(5)      26,553(5)
  Income from discontinued operations...    25,833       23,041     10,299         10,299
  Net income(6).........................  $ 46,608     $ 56,315   $ 47,707     $   33,191
                                          --------     --------   --------     ----------
                                          --------     --------   --------     ----------
  Net income per share (basic)(7).......  $   2.19     $   2.63   $   2.27     $     1.58
  Net income per share (diluted)(7).....  $   2.13     $   2.50   $   2.18     $     1.52
OTHER DATA:
  EBITDA(8).............................  $ 69,473     $ 83,211   $ 95,737     $  175,161
  Capital expenditures..................    19,231       26,203     33,737         72,429
  Depreciation and amortization.........    14,099       16,296     23,065         64,228

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,
                                          --------------------------------
                                                                 PRO FORMA
                                           1998       1999         1999
                                          -------   --------     ---------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues..........................  $331,453  $609,324     $896,917
  Gross profit..........................   96,518    155,386      251,076
  Operating profit......................   56,171     75,383(4)    94,298(4)
  Interest expense......................   10,626     25,378       48,858
  Income from continuing operations
    before income taxes and
    extraordinary item..................   45,814     51,657       47,277
  Income from continuing operations
    before extraordinary items..........   26,973     27,767       26,391
  Income from discontinued operations...    9,339      1,006        1,006
  Net income(6).........................  $32,651   $ 23,834     $ 22,458
                                          -------   --------     --------
                                          -------   --------     --------
  Net income per share (basic)(7).......  $  1.55   $   1.14     $   1.07
  Net income per share (diluted)(7).....  $  1.49   $   1.11     $   1.05
OTHER DATA:
  EBITDA(8).............................  $73,301   $107,452     $155,291
  Capital expenditures..................   22,185     22,258       31,886
  Depreciation and amortization.........   17,539     31,156       54,209

                                                                                                    AS OF
                                                                    AS OF DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------------------   --------------
                                                                1996        1997       1998          1999
                                                              ---------   --------   --------   --------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  50,091   $ 20,401   $ 61,310     $   34,459
  Total assets..............................................    274,298    389,818    536,818      1,195,484
  Long-term debt (including current portion)................    234,609    258,004    357,531        755,440
  Total equity (deficit)....................................   (119,753)   (94,239)   (54,696)        12,485

------------

(1) Includes a one-time charge of $12.1 million ($7.3 million after tax) primarily due to an asset impairment writedown for two of our manufacturing facilities.

(2) Includes a one-time charge of $6.8 million ($4.1 million after tax) primarily related to awards made under a restricted unit plan, which replaced certain prior equity programs.

(3) Includes incremental accruals of $9.8 million ($5.9 million after tax) principally related to litigation and environmental spending.

(4) Includes a one-time charge of $6.2 million primarily related to the spinoff.

(5) Includes a nonrecurring gain of $19.5 million related to an income tax settlement.

(6) For 1998, the nine months ended September 30, 1998 and the nine months ended September 30, 1999, includes extraordinary losses of $3.7 million, $3.7 million and $4.9 million, respectively, related to the early retirement of certain indebtedness.

(7) Basic earnings per share calculations are based on the weighted average number of shares and contingently issuable shares outstanding for the periods indicated. Diluted earnings per share calculations assume the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

(8) EBITDA represents income from continuing operations before interest, income taxes, extraordinary items and depreciation and amortization and excludes the one-time charges identified in the notes above. EBITDA is included because we believe that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and fund capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures reported by other companies.

                           FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including factors disclosed under 'Risk Factors' beginning on page 14. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

         our outstanding indebtedness and our leverage, and the restrictions imposed by our indebtedness;

         the cyclical nature of certain of our businesses, and domestic and international economic conditions;

         the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses;

         the integration of recent and future acquired businesses with our existing operations in a timely and efficient manner;

         the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships;

         future modifications to existing laws and regulations affecting the environment, health and safety;

         discovery of unknown contingent liabilities, including environmental contamination at our facilities;

         fluctuations in interest rates and in foreign currency exchange rates;

         increases in the cost of raw materials and other inputs used to make our products; and

         certain potential adverse tax consequences of a change of control.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

        You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in the rights offering. Our shares are subject to significant investment risks. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to be different from our expectations and plans.

THERE ARE RISKS RELATED TO THIS OFFERING THAT COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS WHO DECIDE TO EXERCISE THEIR RIGHTS.

        STOCK MARKET RISKS.

         Decline in Our Stock Price. The subscription price in this rights offering represents a discount to the market price of our common stock on the date it was determined. The trading price of our common stock may decline to below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering.

         Future Market Price of Our Stock. Future prices of our stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about our company, and overall conditions affecting our businesses, economic trends and the securities markets.

        NO REVOCATION. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel the rights offering, we are obligated only to refund payments actually received, without interest.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR RELATIVE OWNERSHIP INTEREST WILL BE DILUTED.

        If you choose not to exercise your subscription rights in full, your relative ownership interest will be diluted. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, shareholders who choose not to exercise their subscription rights could experience dilution of their economic interest in GenTek.

THERE ARE SIGNIFICANT RESTRICTIONS ON TRANSFERS OF THE RIGHTS.

        Generally, only our shareholders of record as of the record date may exercise the rights. You may not sell, give away, or otherwise transfer your subscription rights, except to your immediate family members, to entities wholly owned or controlled by you, or to other similar affiliates. For information on how your rights can be transferred, see 'The Rights Offering -- Transferability of Rights.'

        If you do decide to exercise your rights, you will need to follow the subscription instructions. If you do not, your subscriptions will be rejected.

        NEED TO ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS. Shareholders who desire to purchase shares in the rights offering or to transfer or sell their rights must act promptly to ensure that all required forms and payments are actually received by the subscription agent, ChaseMellon Shareholder Services, L.L.C., prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, ChaseMellon Shareholder Services, L.L.C. may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither GenTek nor ChaseMellon Shareholder Services, L.L.C. undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. GenTek has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

        RISK OF PERSONAL CHECKS. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

ALTHOUGH OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE, IT IS THINLY TRADED. OUR STOCK PRICE MAY FLUCTUATE MORE THAN THE STOCK MARKET AS A WHOLE.

        As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of our peer companies. Of the 20,816,380 shares of our outstanding common stock and Class B common stock, only approximately 52.9% are owned by persons other than Paul M. Montrone, our controlling shareholder and the Chairman of our Board, and the Montrone family trusts. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

        In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Possible or actual sale of any of these shares, particularly by Paul Montrone and the Montrone family trusts, may decrease the price of shares of our common stock. However, in order to comply with certain conditions to the favorable tax treatment received by our shareholders in our spinoff in April 1999, Mr. Montrone and the family trusts have agreed to refrain from selling their GenTek stock until at least April 30, 2001.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        We have substantial indebtedness and will continue to have substantial indebtedness after the completion of the rights offering. In addition, we may increase our indebtedness in the future. The following are important statistics about us and our indebtedness:

         on September 30, 1999, we had total long-term debt of $755.4 million, representing 98.4% of our total capitalization; and

         we have the ability to borrow an additional $85 million under our credit facility (excluding approximately $13 million for letters of credit issued under the credit facility).

        Our level of indebtedness could have important consequences to our shareholders. For example, it could:

         make us more vulnerable to economic downturns;

         potentially limit our ability to withstand competitive pressures;

         impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and

         make us more susceptible to the above risks because borrowings under our credit facility will bear interest at fluctuating rates.

        If we are unable to generate sufficient cash flow from operations in the future we may be unable to repay or refinance all or a portion of our then existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to us.

OUR DEBT AGREEMENTS IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES.

        Our debt agreements impose significant operating and financial restrictions on us. These restrictions affect, and in certain cases limit, among other things, our ability to:

         incur additional indebtedness and liens;

         make capital expenditures;

         make investments and acquisitions and sell assets; or

         consolidate, merge or sell all or substantially all of our assets.

        There can be no assurance that these restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the interest of shareholders.

THE INDUSTRIES IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE. THIS COMPETITION MAY PREVENT US FROM RAISING PRICES AT THE SAME PACE AS OUR COSTS INCREASE.

        In each of our business segments, we operate in competitive markets. Our manufacturing segment competes with numerous international and North American companies, including various captive operations of OEMs and Tier 1 suppliers to automotive manufacturers. Approximately 38% of pro forma 1998 sales were to the automotive market. Competition in the manufacturing segment's markets is based on a number of factors, including design and engineering capabilities, quality, price and the ability to meet customer delivery requirements.

        Most of the markets in which our performance products segment does business are highly competitive. The major competitors of our performance products segment are typically segregated by end market and include international, regional and, in some cases, small independent producers. Competition in the performance products segment's markets is based on a number of factors, including price, freight economics, product quality and technical support. Due to the level of competition faced by our performance products segment, raising prices has been difficult over the past several years and will likely continue to be so in the near future.

        Our telecommunications equipment segment also operates in highly competitive markets, with many of our competitors being large, international and technologically sophisticated companies. Competition in our telecommunications equipment segment is based on a number of factors, including technological advancements, product line breadth, price, technical support and service, and product quality. The ability to achieve and maintain successful performance in this segment is also dependent on our ability to develop products which meet the ever-changing requirements of data and voice communications technology.

WE WILL CONTINUE TO PURSUE NEW ACQUISITIONS AND JOINT VENTURES, AND ANY OF THESE TRANSACTIONS COULD ADVERSELY AFFECT OUR OPERATING RESULTS OR RESULT IN INCREASED COSTS OR OTHER PROBLEMS.

        We intend to continue to pursue new acquisitions and joint ventures, a pursuit which will consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. In addition, we have acquired five businesses this year (including Noma, Defiance and Krone); as with all acquisitions, we face challenges in implementing our operating strategy at these businesses and improving their results to our targeted objectives. The successful implementation of our operating strategy at these and future acquisitions and joint ventures may require substantial attention from our management team, which could divert management attention from our existing businesses. The businesses we acquire, or the joint ventures we enter into, may not generate the cash flow and earnings, or yield the other benefits, we anticipated at the time of their acquisition or formation. Furthermore, we may also encounter substantial unanticipated costs or other problems associated with the acquired businesses. The risks inherent in our strategy could have an adverse impact on our results of operation or financial condition.

WE HAVE LIMITED EXPERIENCE IN THE TELECOMMUNICATIONS INDUSTRY AND IN THE GEOGRAPHIC MARKETS SERVICED BY KRONE, WHICH WE RECENTLY ACQUIRED. IF WE ENCOUNTER UNEXPECTED COSTS OR OTHER PROBLEMS, THIS ACQUISITION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

        We consummated our acquisition of Krone on August 20, 1999. The acquisition of Krone presents us with significant challenges. Among other things, the acquisition of Krone reflects a major commitment to the telecommunications industry and geographic markets outside North America where we have not had substantial operations. Therefore, there can be no assurance that difficulties in integrating the operations of Krone will not arise or that the strategic and commercial benefits expected from the acquisition of Krone will be realized. We are currently in the process of integrating Krone's operations. We may encounter substantial unanticipated liabilities at Krone and substantial unanticipated costs or problems in integrating its operations. If we encounter such costs, liabilities or problems, the acquisition of Krone could have an adverse effect on our results of operations or financial condition.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS, WHOSE REQUIREMENTS COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

        Our various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico. Due to the nature of our operations, we are also involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Modifications or changes in enforcement of existing laws and regulations, the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or unfavorable outcomes to any present or future proceedings or inquiries could require expenditures which might be material to our results of operations or financial condition.

        Additionally, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances for remediation of contaminated properties regardless of fault. Our facilities have been operated for many years by us or their prior owners and operators, and adverse environmental conditions may exist of which we are not aware. The discovery of additional or unknown environmental contamination at any of our current or former facilities could have a material adverse effect on our results of operations or financial condition. In addition, we have received written notice from the United States Environmental Protection Agency that we have been identified as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980 at three third-party sites.

OUR REVENUES ARE DEPENDENT ON THE CONTINUED OPERATION OF OUR MANUFACTURING FACILITIES, AND BREAKDOWNS OR OTHER PROBLEMS IN THEIR OPERATION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. THE PRODUCTION OF CHEMICALS IS ASSOCIATED WITH A VARIETY OF HAZARDS WHICH COULD CREATE SIGNIFICANT LIABILITIES OR CAUSE OUR FACILITIES TO SUSPEND THEIR OPERATIONS.

        Our revenues are dependent on the continued operation of our various manufacturing facilities. In particular, the operation of chemical manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, natural disasters, the need to comply with directives of government agencies and dependence on the ability of railroads and other shippers to transport raw materials and finished products in a timely manner. The occurrence of material operational problems, including but not limited to these events, at one or more of our facilities could have a material adverse effect on our results of operations or financial condition.

        In particular, our operations are also subject to various hazards incident to the production of chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials. These hazards, which include the risk of explosions, fires and chemical spills or releases, can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage, suspension of operations and potentially subject us to lawsuits relating to personal injury and property damages. Any such event or circumstance could have a material adverse effect on our results of operations or financial condition.

WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDER, WHOSE INTERESTS MAY NOT BE ALIGNED WITH THOSE OF OTHER SHAREHOLDERS.

        Paul M. Montrone, our controlling shareholder and the Chairman of our Board of Directors, beneficially owns or controls through Montrone family trusts, 47.1% of our outstanding shares, representing 80.5% of the voting power of our outstanding common stock. Mr. Montrone alone has sufficient voting power to elect our entire Board of Directors and, in general, to determine the outcome of any corporate transactions or other matters submitted to our shareholders for approval, including mergers and sales of assets, and to prevent, or to cause, a change of control of our company.

        PMM GK Investment LLC, a company wholly owned and controlled by Paul Montrone, will purchase all of the shares issued upon the exercise of the subscription rights in respect of the shares owned by Mr. Montrone and the Montrone family trusts. In addition, PMM GK Investment LLC has indicated that it intends to exercise the oversubscription privilege in full. As a result, following this offering, the percentage ownership and voting power of Mr. Montrone in our company is likely to increase.

IF THE INTERNAL REVENUE SERVICE DETERMINES THAT THE SPINOFF WILL RESULT IN A GAIN UNDER THE INTERNAL REVENUE CODE, THE IMPACT OF SUCH ADVERSE TAX CONSEQUENCE MAY HAVE A MATERIALLY ADVERSE AFFECT ON OUR COMPANY.

        As a result of the possible adverse tax consequences described below, we may be restricted in our ability to effect certain acquisitions, stock issuances and other transactions that would result in a change of control of our company. If the Internal Revenue Service were to determine that the spinoff was part of a plan or a series of related transactions under which one or more persons acquire, directly or indirectly, a 50% or greater interest, by vote or value, in either General Chemical Group or our company, General Chemical Group and, possibly, our company would recognize gain under section 355(e) of the Internal Revenue Code of 1986. The amount of such gain would be substantial and could result in significant liabilities to General Chemical Group and/or our company, which could have a material adverse effect on our businesses. Under a tax sharing agreement, we and General Chemical Group will each be responsible, and will indemnify one another, for 50% of any taxes resulting from the application of section 355(e) of the Code, except that, if such taxes are attributable to our act or an act of General Chemical Group (or any of our respective subsidiaries) such party will be responsible, and will indemnify the other, for 100% of such taxes.

                              THE RIGHTS OFFERING

THE RIGHTS

        As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock at 5:00 p.m. (New
York City time) on the record date of January   , 2000,       subscription
rights for every share of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our common stock for the subscription price. On the record date, the last
reported sales price for our common stock on the NYSE was $      per share.

        We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the
nearest whole right. If you held less than       shares, you will receive one
right.

        We are also granting rights to purchase additional shares of our Class B common stock to the holders of our Class B common stock. The holders of shares of Class B common stock as of the record date will receive rights for the purchase of new shares of Class B common stock at the same subscription price and subscription ratio as the holders of our common stock. All of our Class B common stock is owned by Paul M. Montrone, our controlling shareholder and the Chairman of our Board of Directors, or Montrone family trusts. See
' -- Subscription Commitment of our Controlling Shareholder and Chairman of our Board' below.

SUBSCRIPTION PRICE

        The subscription price is $      per share, payable in cash. This price
applies to the exercise of the basic subscription privilege and the oversubscription privilege. All payments must be cleared on or before the expiration date.

BASIC AND OVERSUBSCRIPTION PRIVILEGES

        BASIC SUBSCRIPTION PRIVILEGE. You are entitled to purchase one share of common stock at the subscription price for every one right exercised.

        OVERSUBSCRIPTION PRIVILEGE. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

        You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

        You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

        In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.

        Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to ChaseMellon Shareholder Services, L.L.C. and GenTek and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and
(4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

        If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

REASONS FOR THE RIGHTS OFFERING

        We are offering the rights to raise equity capital. We will use the net proceeds of this offering to repay a portion of our outstanding indebtedness under our credit facility and for other general corporate purposes. The amounts repaid from the proceeds of this offering may be reborrowed. See 'Use of Proceeds.'

        We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing shareholders the preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in GenTek. Some of the factors considered by our Board of Directors in approving the rights offering include:

         our need for capital;

         our commitment to the Internal Revenue Service described below;

         the alternative methods available to us for raising capital;

         the pro rata nature of a rights offering to our stockholders;

         the willingness of Paul M. Montrone, our controlling shareholder and the Chairman of our Board, to subscribe for new shares and to purchase any of our common stock offered in this rights offering but not subscribed for by our other shareholders;

         the market price of our common stock; and

         general conditions of the securities markets.

        In addition, this offering is intended to satisfy our commitment to the Internal Revenue Service for the tax-free treatment of our spinoff from The General Chemical Group Inc., our predecessor company, in April 1999. At that time, we committed to the Internal Revenue Service that we would raise equity capital by issuing stock in a public offering.

NO BOARD INVESTMENT RECOMMENDATION TO SHAREHOLDERS

        Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

        If you choose not to exercise your subscription rights in full, your relative ownership interest will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For a summary of some of the risks a new investment would entail, see 'Risk Factors.'

EXPIRATION TIME AND DATE

        The rights expire on            , 2000, at 5:00 p.m., New York City
time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

        In order to exercise rights in a timely manner, you must assure that ChaseMellon Shareholder Services, L.L.C. actually receives, prior to expiration of the rights, the properly executed and completed subscription warrant (or form of 'Notice of Guaranteed Delivery'), together with full payment for all shares you wish to purchase.

NO REVOCATION

        YOU ARE NOT ALLOWED TO REVOKE OR CHANGE YOUR EXERCISE OF RIGHTS AFTER YOU SEND IN YOUR SUBSCRIPTION FORMS AND PAYMENT.

EXTENSION, WITHDRAWAL AND AMENDMENT

        We have the option of extending the rights offering and the period for exercising your rights, although we presently do not intend to do so.

        We also reserve the right to withdraw or terminate the rights offering at any time for any reason. In the event that the offering is withdrawn or terminated, all funds received from such subscriptions will be returned. Interest will not be payable on any returned funds.

        We reserve the right to amend the terms of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all shareholders of record as of the record date, (2) extend the expiration date by at least ten days and (3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

SUBSCRIPTION COMMITMENT OF OUR CONTROLLING SHAREHOLDER AND CHAIRMAN OF OUR BOARD

        Paul M. Montrone, the Chairman of our Board, and Montrone family trusts own a total of 5,853,000 shares of common stock and 3,958,421 shares of Class B common stock, representing 47.1% of our outstanding shares and 80.5% of the voting power of our stock. Shares of our common stock and Class B common stock are identical in all respects, except (1) holders of our common stock have one vote per share, while holders of our Class B common stock have ten votes per share, (2) there are significant restrictions on transfer of our Class B common stock, and (3) holders of our Class B common stock may convert each share into one share of common stock at any time.

        PMM GK Investment LLC, a Delaware limited liability company wholly owned and controlled by Paul Montrone, will purchase all of the shares issued upon the exercise of subscription rights in respect of the shares of common stock and Class B common stock owned by Mr. Montrone and the Montrone family trusts. In addition, PMM GK Investment LLC has indicated that it intends to exercise the oversubscription privilege in full. Toufic M. Aboukhater and Paul M. Meister, a director of GenTek, have invested $25 million in debt securities of PMM GK Investment LLC. PMM GK Investment LLC will continue to be wholly owned and controlled by Mr. Montrone following this rights offering. As a result, Mr. Montrone will have the sole power to direct the voting and disposition of any shares of common stock and Class B common stock owned by PMM GK Investment LLC.

        The table below sets forth the ownership of our stock by Paul Montrone, the Montrone family trusts and PMM GK Investment LLC as of the date of this prospectus and following the completion of this rights offering, assuming full exercise of the basic subscription privilege by our shareholders and no purchase of any shares of common stock pursuant to the oversubscription privilege. In the event that PMM GK Investment LLC exercises its oversubscription privilege, Mr. Montrone's percentage ownership and voting power in our company will increase.

                                                                                     UPON COMPLETION OF
                                                            CURRENT OWNERSHIP         RIGHTS OFFERING
                                                          ----------------------   ----------------------
                                                          SHARES(1)   PERCENT(2)   SHARES(1)   PERCENT(3)
                                                          ---------   ----------   ---------   ----------
Paul M. Montrone(4).....................................  3,159,258      15.2%
1996 GRAT(5)............................................  2,044,021       9.8
February 1998 GRAT (6)..................................  1,508,481       7.2
December 1998 GRAT(7)...................................  1,099,661       5.3
1999 GRAT(8)............................................  2,000,000       9.6
PMM GK Investment LLC...................................     --         --
                                                          ---------      ----      ---------      ----
     Total for Mr. Montrone.............................  9,811,421      47.1%
                                                          ---------      ----      ---------      ----
                                                          ---------      ----      ---------      ----

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Includes common stock and Class B common stock.

(2) Based on 20,816,380 shares outstanding as of December 31, 1999, consisting of 16,857,959 shares of common stock and 3,958,421 shares of Class B common stock.

(3) Based on     shares, consisting of     shares outstanding and     shares of
    common stock and     shares of Class B common stock to be issued in
    connection with this rights offering.

(4) Includes only (a) 1,706,095 shares of Class B common stock and 1,420,163 shares of common stock held directly by Mr. Montrone, (b) 30,000 shares of common stock held directly by Sandra A. Montrone, the wife of Mr. Montrone, and (c) 3,000 shares of common stock held by a family trust. Does not include 100,000 shares of common stock held by a charitable foundation, of which Mr. Montrone is a director and Mrs. Montrone is a director and officer; by virtue of their positions with the charitable foundation, Mr. and Mrs. Montrone may be deemed to be beneficial owners of the shares of common stock held by the foundation, although Mr. and Mrs. Montrone disclaim any beneficial ownership of such shares.

(5) A grantor retained annuity trust formed in 1996. Ownership includes 829,140 shares of Class B common stock and 1,214,881 shares of common stock. Mr. Montrone is the settlor and the annuity beneficiary of the 1996 GRAT. Mrs. Montrone and Paul M. Meister, a director of GenTek, are the co-trustees of 1996 GRAT.

(6) A grantor retained annuity trust formed in February 1998. Ownership includes 611,903 shares of Class B common stock and 896,578 shares of common stock. Mr. Montrone was the settlor and is the annuity beneficiary of the February 1998 GRAT. Mrs. Montrone is the sole trustee with investment and voting discretion of the February 1998 GRAT. Wilmington Trust Company is the administrative trustee of the February 1998 GRAT.

(7) A grantor retained annuity trust formed in December 1998. Ownership includes 1,099,661 shares of common stock. Mr. and Mrs. Montrone are the co-trustees of the December GRAT. Wilmington Trust Company is the administrative trustee of the December 1998 GRAT.

(8) A grantor retained annuity trust formed in March 1999. Ownership includes 811,283 shares of Class B common stock and 1,188,717 shares of common stock. Mr. and Mrs. Montrone are the co-trustees of the 1999 GRAT. Wilmington Trust Company is the administrative trustee of the 1999 GRAT.

        In order to ensure compliance with certain conditions to the favorable tax treatment for our shareholders in our spin-off in April, 1999, Mr. Montrone, the Montrone family trusts and PMM GK Investment LLC have agreed to refrain from selling their GenTek stock until at least April 30, 2001.

MAILING OF WARRANTS AND RECORD HOLDERS

        We are sending a subscription warrant to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, ChaseMellon Shareholder Services, L.L.C., as of the record date.

        A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held on the record date by their beneficial owners, upon proper showing to ChaseMellon Shareholder Services, L.L.C.

        If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.

FOREIGN AND UNKNOWN ADDRESSES

        We are not mailing subscription warrants to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by ChaseMellon Shareholder Services, L.L.C. for those shareholders. To exercise their rights, these shareholders must notify ChaseMellon Shareholder Services, L.L.C. prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

        We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.

        We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

PROCEDURES TO EXERCISE RIGHTS

        Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to ChaseMellon Shareholder Services, L.L.C.

        You should read carefully the forms of subscription warrant and related instructions and forms which accompany this prospectus. You should call ChaseMellon Shareholder Services, L.L.C. promptly with any questions you may have.

        You may exercise your rights by delivering to ChaseMellon Shareholder Services, L.L.C., at the address specified in the instructions accompanying this prospectus, at or prior to the expiration date:

         Properly completed and executed subscription warrant(s) which evidence your rights. See ' -- Delivery of Subscription Warrant' below for instructions on where to send these.

         Payment in full of the subscription price for each share you wish to purchase under the basic subscription privilege and the oversubscription privilege. See ' -- Required Forms of Payment of Subscription Price' below for payment instructions.

        SIGNATURE GUARANTEE. If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription warrant from a broker, bank or other institution eligible to guarantee signatures in order to transfer the subscription warrant in whole or to transfer a portion of your rights.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE

        The subscription price is $        per share subscribed for, payable in
cash. All payments must be cleared on or before the expiration date.

        If you exercise any rights, you must deliver full payment in the form of:

         a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to ChaseMellon Shareholder Services, L.L.C., Subscription Agent; or

         by wire transfer of funds to the account maintained by the ChaseMellon Shareholder Services, L.L.C. for this rights offering at The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Acct.
         No. 323-213057 for the benefit of GenTek Inc., Attention: ChaseMellon Shareholder Services, L.L.C., Evelyn O'Connor.

        In order for you to timely exercise your rights, ChaseMellon Shareholder Services, L.L.C. must actually receive the subscription price before the expiration date in the form of:

         a personal check, which must have timely cleared payment;

         a certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order; or

         collected funds in ChaseMellon Shareholder Services, L.L.C.'s account designated above.

        FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK, YOU SHOULD MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT YOUR CHECK ACTUALLY CLEARS AND THE PAYMENT IS RECEIVED BEFORE THAT TIME. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

DELIVERY OF SUBSCRIPTION WARRANT

        All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery, and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to ChaseMellon Shareholder Services, L.L.C. as follows:

          ChaseMellon Shareholder Services, L.L.C.
          85 Challenger Road
          Overpeck Center
          Ridgefield Park, NJ 07660

        Eligible institutions may also deliver documents by facsimile transaction. ChaseMellon Shareholder Services, L.L.C.'s facsimile number is 1
(201) 296-4293. You should confirm receipt of all facsimiles by calling 1
(201) 296-4860.

SPECIAL PROCEDURE UNDER 'NOTICE OF GUARANTEED DELIVERY' FORM

        If you wish to exercise rights but cannot ensure that ChaseMellon Shareholder Services, L.L.C. will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

         Full payment must be received by ChaseMellon Shareholder Services, L.L.C. prior to the expiration date for all shares you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

         A properly executed 'Notice of Guaranteed Delivery' substantially in the form distributed by GenTek with your subscription warrant must be received by ChaseMellon Shareholder Services, L.L.C. at or prior to the expiration date.

         The 'Notice of Guaranteed Delivery' must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of National Association of Securities Dealers, Inc. (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to ChaseMellon Shareholder Services, L.L.C. The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription warrant will be delivered to ChaseMellon Shareholder Services, L.L.C. within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

         The properly completed subscription warrant(s) with any required signature guarantee must be received by ChaseMellon Shareholder Services, L.L.C. within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.

         If you are a nominee holder of rights, the 'Nominee Holder Certification' must also accompany the Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered to ChaseMellon Shareholder Services, L.L.C. in the same manner as subscription warrants at the address set forth above under 'The Rights Offering -- The Subscription Agent' or may be delivered by telegram or facsimile transmission (telecopier no. 1
(201) 296-4293). To confirm facsimile deliveries, please call 1 (201) 296-4860.

        Additional copies of the form of Notice of Guaranteed Delivery are available upon request from ChaseMellon Shareholder Services, L.L.C., whose address and telephone numbers are set forth above.

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

        If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised the basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised the oversubscription privilege to the extent of the remaining funds. GenTek will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

PROHIBITION ON FRACTIONAL SHARES

        Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding without interest any payment received for a fractional share as soon as practicable.

INSTRUCTIONS TO NOMINEE HOLDERS

        If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

        To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of 'Nominee Holder Certification,' and submit them on a timely basis to ChaseMellon Shareholder Services, L.L.C. with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION WARRANT FORMS AND PAYMENTS

        Each holder of rights bears all risk of the method of delivery to ChaseMellon Shareholder Services, L.L.C. of subscription warrants and payments of the subscription price.

        IF SUBSCRIPTION WARRANTS AND PAYMENTS ARE SENT BY MAIL, YOU ARE URGED TO SEND THESE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

        BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

PROCEDURES FOR DTC PARTICIPANTS

        We expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as 'DTC Exercised Rights.' If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to ChaseMellon Shareholder Services, L.L.C., at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call ChaseMellon Shareholder Services, L.L.C. at 1
(201) 296-4860 to obtain copies of the DTC oversubscription exercise form and the nominee holder certification.

TRANSFERABILITY OF RIGHTS

        PERMITTED TRANSFERS. In general, the rights are not transferable and may be exercised only by the persons to whom they are issued (each, a 'holder'). Rights may, however, be transferred by the holder to the following persons (the 'permitted transferees'):

         To the holder's immediate relatives, i.e., spouse, children and parents;

         To entities wholly owned or controlled by the holder;

         If the holder is a corporation or partnership owned or controlled by one person or entity, to the person or entity that owns or controls the holder;

         If the holder is a trust, to the settlors, grantors, trustees or beneficiaries of the trust or immediate relatives or entities wholly owned or controlled by such settlors, grantors, trustees or beneficiaries; and

         By operation of law in the event of death or dissolution of the holder.

        In any transfer, we will rely on your certification that the transferee is a permitted transferee. We may, at our option, request proper showing of your relationship to the transferee, and, if we are not satisfied, we have the option of not acknowledging or giving effect to the purported transfer.

        METHOD OF TRANSFER. You may transfer rights in whole by endorsing the subscription warrant for the transfer. Please follow the instructions for transfer included in the information sent to you with your subscription warrant. You may not transfer less than a whole right. If you transfer only a portion of the rights (but not fractional rights), you should deliver your properly endorsed subscription warrant to ChaseMellon Shareholder Services, L.L.C. With your subscription warrant, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new subscription warrant to the transferee for such transferred rights). If there is sufficient time before the expiration of the right offering, ChaseMellon Shareholder Services, L.L.C. will send you a new subscription warrant evidencing the balance of the rights issued to you but not transferred.

        You should also allow two to seven business days for your transferee to exercise the rights evidenced by the new subscription warrant. The amount of time needed by your transferee to exercise its rights depends upon the method by which the transferee delivers the subscription warrant and the method of payment made by the transferee. Neither GenTek nor ChaseMellon Shareholder Services, L.L.C. will be liable to the transferor or transferee of rights if the subscription warrant or other required documents are not received in time for exercise prior to the expiration date.

        You will receive a new subscription warrant upon a partial exercise only if ChaseMellon Shareholder Services, L.L.C. receives your properly endorsed subscription warrants no later than 5:00 p.m., New York City time, five business days before the expiration date. ChaseMellon Shareholder Services, L.L.C. will not issue a new subscription warrant if your subscription warrant is received after the expiration date. If your instructions and the subscription warrants are not received by ChaseMellon Shareholder Services, L.L.C. by the expiration date, you will lose your power to exercise your remaining rights.

        Unless you make other arrangements with ChaseMellon Shareholder Services, L.L.C., a new subscription warrant issued to you after 5:00 p.m., New York City time, five business days before the expiration date will be held for pick-up by you at ChaseMellon Shareholder Services, L.L.C.'s hand delivery address provided herein. You bear the responsibility for all newly-issued subscription warrants; if you request a reissuance of a subscription warrant, the delivery of that document will be at your risk.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

        We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right because of any defect or irregularity.

        Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither GenTek nor ChaseMellon Shareholder Services, L.L.C. have any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. They will not incur any liability for failure to give such notification.

        We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

ISSUANCE OF STOCK CERTIFICATES

        Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. ChaseMellon Shareholder Services, L.L.C. will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights. Unless otherwise instructed in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS

        You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

          ChaseMellon Consulting Services, L.L.C.
          450 W. 33rd Street
          14th Floor
          New York, NY 10001
          Telephone: 1 (888) 566-9477 (toll free)

                                USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $40 million. We will use these proceeds to repay a portion of our indebtedness under our credit facility and for general corporate purposes.

        As of September 30, 1999 we had $465 million of outstanding debt under our credit facility, consisting of $250 million of term loans and $215 million of loans under our revolving credit facility, and we had the ability to borrow an additional $85 million under our revolving credit facility (excluding approximately $13 million of letters of credit issued under the credit facility). We will use the proceeds of the rights offering to repay approximately $40 million of loans under our revolving credit facility. The amounts repaid from the proceeds of this offering may be reborrowed. The loans under our revolving credit facility mature on April 30, 2005 and bear variable interest rates which approximated 8% annually at December 31, 1999.

                      DETERMINATION OF SUBSCRIPTION PRICE

        The subscription price of the rights was determined by our Board of Directors without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to the assets, book value or net worth of GenTek or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, the Board of Directors considered, among other things, the historic and current market price of the common stock on the
New York Stock Exchange (approximately $     per share at January   , 2000), the
pricing of similar transactions, our earnings and prospects, and the general conditions of the securities markets, as well as our need for capital and our commitment to the Internal Revenue Service to issue stock in a public offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the NYSE under the symbol 'GK'. As of January 7, 2000, there were 152 registered holders of the common stock, and the closing price per share of the common stock as listed on the NYSE composite tape was $10.44. The following table sets forth the high and low sales prices of the common stock as reported on the NYSE composite tape, together with the amount of cash dividends declared per share for each quarter since May 3, 1999, the first trading day of our common stock on the NYSE following our spinoff from our predecessor company, The General Chemical Group Inc.

        Currently, it is our policy to pay regular quarterly cash dividends of $0.05 per share of common stock. Our dividend policy is, however, subject to change. Dividend decisions will be based on, among other factors, our operating results and financial requirements, as well as the restrictions imposed by our financing facilities. The payment and level of cash dividends, if any, to holders of our common stock and Class B common stock is subject to the discretion of our Board of Directors.

                                                               HIGH     LOW     DIVIDEND
                                                               ----     ---     --------
Second Quarter of 1999 (since May 3, 1999)..................  $15.88   $11.56    $0.05
Third Quarter of 1999.......................................  $14.81   $10.50    $0.05
Fourth Quarter of 1999......................................  $12.63   $ 7.81    $0.05
First Quarter of 2000 (through January 7, 2000).............  $10.75   $10.44     --

                                 CAPITALIZATION

        The following table shows our capitalization as of September 30, 1999, and our capitalization as adjusted for the completion of the rights offering (including the application of the proceeds of the offering), assuming net proceeds of $40 million.

                                                                 AS OF SEPTEMBER 30, 1999
                                                              ------------------------------
                                                               ACTUAL            AS ADJUSTED
                                                               ------            -----------
                                                                      (IN THOUSANDS)
Cash and cash equivalents...................................  $ 34,459            $ 34,459
                                                              --------            --------
                                                              --------            --------
Long-term debt, including current portion:
     Bank Borrowings:
          Revolving credit facility.........................   215,000             175,000
          Term Loans........................................   249,625             249,625
     Notes..................................................   200,000             200,000
     Other debt.............................................    90,815              90,815
                                                              --------            --------
          Total debt........................................   755,440             715,440
Shareholders' equity........................................    12,485              52,485
                                                              --------            --------
          Total capitalization..............................  $767,925            $767,925
                                                              --------            --------
                                                              --------            --------

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited statements of operations have been derived from our historical financial statements included in this prospectus. These statements should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements included in this prospectus.

        The pro forma statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 have been prepared on the basis that the transactions we have completed this year (the acquisitions of Defiance, Noma and Krone, the spinoff and the related financing transactions, and the issuance of the 11% Senior Subordinated Notes due 2009) had occurred as of the first day of the period presented. See also 'Summary -- Recent Transactions.'

        The pro forma adjustments, as described in the notes to the statements of operations, are based on currently available information and certain adjustments that management believes are reasonable. This pro forma financial information is presented for informational purposes only and does not necessarily represent what our financial position or results of operations would have been if these transactions had in fact occurred on such date, or as of the beginning of such periods, and is not necessarily indicative of our financial position or results of operations for any future date or period.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                           YEAR ENDED DECEMBER 31, 1998
                                                            ----------------------------------------------------------
                                                              GENTEK       ACQUIRED       PRO FORMA
                                                            HISTORICAL   COMPANIES(a)   ADJUSTMENTS(b)     PRO FORMA
                                                            ----------   ------------   --------------   -------------
                                                                                  (IN THOUSANDS)
Net revenues..............................................   $443,919      $691,716        $--            $1,135,635
Cost of sales.............................................    326,626       494,491           9,287 (c)      830,404
Selling, general and administrative expense...............     65,572       135,496           2,000 (d)      203,068
Provision for restructuring...............................     --            12,144         --                12,144
                                                             --------      --------        --------       ----------
Operating profit..........................................     51,721        49,585         (11,287)          90,019
Interest expense..........................................     14,624         8,274          42,246 (e)       65,144
Interest income...........................................      1,165        --             --                 1,165
Other (income) expense, net...............................        949           (53)        --                   896
                                                             --------      --------        --------       ----------
Income from continuing operations before income taxes and
  extraordinary item......................................     37,313        41,364         (53,533)          25,144
Income tax provision......................................     (3,756)       18,756         (16,499)          (1,499)
Minority interest in income...............................     --                90         --                    90
                                                             --------      --------        --------       ----------
Income from continuing operations before extraordinary
  item....................................................   $ 41,069      $ 22,518        $(37,034)      $   26,553
                                                             --------      --------        --------       ----------
                                                             --------      --------        --------       ----------

------------

 (a) Includes the results of Noma, Defiance and Krone for 1998. Noma's statement of operations data have been converted from C$ into US$ at the rate of C$1.50 = US$1.00 representing the 1998 average monthly C$/US$ exchange rate. Krone's statement of operations data have been converted from DM to US$ at the rate of DM1.7591 = US$1.00 representing the 1998 average DM/US$ exchange rate for 1998.

 (b) Adjustments for the acquisitions of Defiance, Noma and Krone, the spinoff and related financing transactions, and the issuance of the notes.

 (c) To record incremental goodwill amortization.

 (d) To record estimated incremental general and administrative expenses expected to be incurred as a result of GenTek operating as a stand-alone entity.

 (e) To record an increase in interest expense from the amounts included in the historical financial statements to reflect the incurrence of additional debt to finance the acquisitions and to reflect the amortization of deferred financing costs associated with new borrowings.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                       NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                            ----------------------------------------------------------
                                                              GENTEK       ACQUIRED       PRO FORMA
                                                            HISTORICAL   COMPANIES(a)   ADJUSTMENTS(b)     PRO FORMA
                                                            ----------   ------------   --------------   -------------
                                                                                  (IN THOUSANDS)
Net revenues..............................................   $609,324      $287,593        $--             $896,917
Cost of sales.............................................    453,938       188,122           3,781 (c)     645,841
Selling, general and administrative expense...............     80,003        76,125             650 (d)     156,778
                                                             --------      --------        --------        --------
Operating profit..........................................     75,383        23,346          (4,431)         94,298
Interest expense..........................................     25,378         5,548          17,932 (e)      48,858
Interest income...........................................        739           148         --                  887
Other (income) expense, net...............................       (913)          (37)        --                 (950)
                                                             --------      --------        --------        --------
Income from continuing operations before income taxes and
  extraordinary item......................................     51,657        17,983         (22,363)         47,277
Income tax provision......................................     23,890         3,229          (6,599)         20,520
Minority interest in income...............................     --               366         --                  366
                                                             --------      --------        --------        --------
Income from continuing operations before extraordinary
  item....................................................   $ 27,767      $ 14,388        $(15,764)       $ 26,391
                                                             --------      --------        --------        --------
                                                             --------      --------        --------        --------

------------

 (a) Includes the results of Noma, Defiance and Krone for the periods prior to their acquisition. Noma's statement of operations data have been converted from C$ into US$ at the rate of C$1.51 = US$1.00 representing the average monthly C$/US$ exchange rate for the three month period ended March 31, 1999. Krone's statement of operations data have been converted from DM to US$ at the rate of DM1.8154 = US$1.00, representing the average daily DM/US$ exchange rate for the eight month period ended August 31, 1999.

 (b) Adjustments for the acquisitions of Defiance, Noma and Krone, the spinoff and related financing transactions, and the issuance of the notes.

 (c) To record incremental goodwill amortization.

 (d) To record estimated incremental general and administrative expenses expected to be incurred as a result of GenTek operating as a stand-alone entity.

 (e) To record an increase in interest expense from the amounts included in the historical financial statements to reflect the incurrence of additional debt to finance the acquisitions and to reflect the amortization of deferred financing costs associated with new borrowings.

                            SELECTED FINANCIAL DATA

        The following selected financial data have been derived from and should be read in conjunction with our Consolidated Financial Statements and notes for our company included in this prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.

        The statement of operations data set forth below for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from the unaudited Consolidated Financial Statements and notes included in this prospectus and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation. The statement of operations data set forth below for each of the years in the three-year period ended December 31, 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from the audited Consolidated Financial Statements and notes included in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from financial statements of the Company not included in this prospectus. The Consolidated Financial Statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors.

        Because we did not operate as a separate, stand-alone entity through April 30, 1999 (the date of the spinoff), we might have recorded different results had we operated independently of the industrial chemicals business. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone entity during the periods shown, or of our future performance as a separate, stand-alone entity. For a description of the basis of presentation of the historical financial data, see note 1 to such Consolidated Financial Statements.

        The spinoff has been treated as a reverse spinoff for financial statement purposes because we hold the greater proportion of the assets and operations that were held by General Chemical Group prior to the spinoff. Therefore, the spinoff is reflected, for financial statement presentation, as if we had formed a new company consisting of the industrial chemicals business and distributed the stock of that company as a dividend to our stockholders, with our assets, operations and businesses remaining with us after the spinoff. Accordingly, our financial statements reflect the financial position and results of operations of our businesses as continuing operations and the financial position and results of operations of the industrial chemicals business as discontinued operations.

                            SELECTED FINANCIAL DATA

                                                                                             NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                    ----------------------------------------------------   ---------------------
                                      1994       1995       1996       1997       1998       1998        1999
                                    --------   --------   --------   --------   --------   --------   ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $275,767   $290,185   $330,120   $368,516   $443,919   $331,453   $  609,324
Gross profit......................    89,116     84,822    100,883    116,604    117,293(1)  96,518      155,386
Operating profit..................    34,997(2)  43,564     48,723(3)  67,526     51,721(4)  56,171       75,383(5)
Interest expense..................    20,813     12,927     10,747      8,855     14,624     10,626       25,378
Income from continuing operations
  before income taxes and
  extraordinary item..............    13,165     32,835     39,200     59,535     37,313     45,814       51,657
Income (loss) from continuing
  operations before extraordinary
  item............................     7,155       (551)(6) 20,775     33,274     41,069(7)  26,973       27,767
Income from discontinued
  operations......................    21,150     21,644     25,833     23,041     10,299      9,339        1,006
Income before extraordinary
  item............................    28,305     21,093     46,608     56,315     51,368     36,312       28,773
Net income (8)....................  $ 20,102   $ 21,093   $ 46,608   $ 56,315   $ 47,707   $ 32,651   $   23,834

OTHER DATA:
Capital expenditures..............  $ 21,538   $ 24,842   $ 19,231   $ 26,203   $ 33,737   $ 22,185   $   22,258
Depreciation and amortization.....    13,011     13,125     14,099     16,296     23,065     17,539       31,156

                                                                                                  AS OF
                                                        AS OF DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------------------------------   -------------
                                         1994       1995       1996       1997       1998         1999
                                       --------   --------   --------   --------   --------   -------------
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents............  $ 28,143   $ 18,097   $ 50,091   $ 20,401   $ 61,310    $   34,459
Total assets.........................   252,037    259,773    274,298    389,818    536,818     1,195,484
Long-term debt (including current
  portion)...........................   304,750    291,495    234,609    258,004    357,531       755,440
Total equity (deficit)...............  (216,831)  (215,336)  (119,753)   (94,239)   (54,696)       12,485

------------

(1) Includes a one-time charge of $12.1 million ($7.3 million after tax) primarily due to an asset impairment writedown for two of our manufacturing facilities.

(2) Includes a one-time charge of $9.0 million ($5.4 million after tax) due to litigation related to an incident at one of our manufacturing facilities.

(3) Includes a one-time charge of $6.8 million ($4.1 million after tax) primarily related to awards made under a restricted unit plan, which replaced certain prior equity programs.

(4) Includes incremental accruals of $9.8 million ($5.9 million after tax) principally related to litigation and environmental spending.

(5) Includes a one-time charge of $6.2 million primarily related to the spinoff.

(6) Includes a nonrecurring charge to income tax expense of $17.1 million.

(7) Includes a nonrecurring gain of $19.5 million related to an income tax settlement.

(8) For 1994, 1998, the nine months ended September 30, 1998 and the nine months ended September 30, 1999, includes extraordinary losses of $8.2 million, $3.7 million, $3.7 million and $4.9 million, respectively, related to the early retirement of certain indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        We are a manufacturer of telecommunications equipment, industrial components and performance chemicals sold into numerous markets for a wide variety of end uses. We operate through three primary business segments, manufacturing, performance products and telecommunications equipment. Our manufacturing segment serves the automotive, appliance and electronic, and industrial markets. Our performance products segment serves customers in many industries including the pharmaceutical and personal care, environmental services, technology and chemical processing markets. Our telecommunications equipment segment serves public network and premises (or non-public) network markets.

        The percentage of our revenues generated by our three segments has changed significantly this year. Our manufacturing segment has expanded significantly this year, primarily due to the acquisitions of Noma in April 1999 and Defiance in February 1999. In addition, our telecommunications equipment segment consists of Krone, which we acquired on August 20, 1999. Set forth below are revenues for our three business segments on a consolidated basis:

                                                                                    NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                                        ------------------------   -------------------
                                                         1996     1997     1998     1998         1999
                                                         ----     ----     ----     ----         ----
                                                                        (IN MILLIONS)
REVENUES:
Performance Products..................................  $240.9   $260.3   $315.8   $238.3       $254.6
Manufacturing.........................................    89.2    108.2    128.1     93.2        315.1
Telecommunications Equipment..........................    --       --       --       --           39.6
                                                        ------   ------   ------   ------       ------
     Total............................................  $330.1   $368.5   $443.9   $331.5       $609.3
                                                        ------   ------   ------   ------       ------
                                                        ------   ------   ------   ------       ------

RECENT ACQUISITIONS

        We have grown through acquisitions, and we will continue to pursue acquisition and investment opportunities that will create value and enhance cash flow and earnings. Generally, the businesses we have acquired have had lower margins than our existing operations. One of our goals for the acquired businesses is to increase earnings by implementing cost reduction programs and achieving operating efficiencies. However, until we can achieve these improvements, our segment operating margins may be negatively impacted.

        Since 1997, we have made the following strategic acquisitions:

         In September 1999, we acquired the business of Pacific Pac International, Inc., a provider of ultrahigh purity solvents to the electronics industry.

         In August 1999, we acquired Krone, a leading global supplier of connector technology for telecommunications and data networks, from Jenoptik AG for total consideration of approximately $222 million (including $63 million of assumed debt). Krone had pro forma sales of DM 580.6 million (approximately $330.0 million) in the year ended December 31, 1998.

         In July 1999, we acquired the Structural Kinematics business of EG&G, Inc. Structural Kinematics is a leading provider of testing and engineering services to the automotive, truck and agricultural equipment industries.

         In April 1999, we acquired Noma for total consideration of approximately $240 million. Noma is a leading North American producer of insulated wire and wire-related products for the automotive, appliance and electronic and industrial markets. Noma had sales of approximately $269 million for the year ended December 31, 1998.

         In February 1999, we acquired Defiance for total consideration of approximately $70 million. Defiance is a leading North American manufacturer of specialty antifriction bearings for the transportation industry and a provider of vehicle testing services, tooling design and preproduction dies and components primarily for the automotive industry. Defiance had sales of approximately $93 million for the twelve months ended December 31,1998.

         In April 1998, we acquired Reheis Inc., a worldwide leader in the manufacture of the active chemical ingredients in antiperspirants and over-the-counter antacids.

         In February 1998, we acquired Sandco Automotive Ltd., a Canadian manufacturer of stamped automobile engine components, principally rocker arms and roller followers.

         In July 1997, we acquired Peridot Holdings Inc., a leading manufacturer and supplier of sulfuric acid and water treatment chemicals for the pharmaceutical, water treatment, pulp and paper, electronics and industrial markets.

        We have financed our acquisitions to date through existing cash, bank borrowings and the issuance of our senior subordinated notes. See ' -- Liquidity and Capital Resources' below.

RECENT DEVELOPMENTS

        We are currently discussing the formation of a strategic combination with Prestolite Wire Corporation, Krone's marketing partner. This combination may be in the form of a joint venture, partnership, an acquisition of some or all of Prestolite's business, or other appropriate structure. Prestolite is a leading North American manufacturer of copper and fiber optic wire and cable products for telecommunications, automotive and industrial markets, with annual sales of approximately $250 million.

        We believe that the integration of Krone's and Prestolite's telecommunications and data businesses could create additional value for our company. The integration of Krone's and Prestolite's telecommunications and data businesses would allow us to provide customers around the globe with total connectivity and wiring solutions that optimize network transmission throughput capabilities.

        There can be no assurance, however, that agreement on any strategic combination will be reached, or if such an agreement is reached, that it will yield the benefits we currently believe are possible. As with acquisitions in general, negotiating and consummating a transaction can be a lengthy and costly process. Successfully implementing an operating strategy is likely to require substantial attention from our management team, which could divert it from our existing business. Further, because Prestolite is controlled by Paul Montrone, our controlling shareholder and Chairman of our Board of Directors, any such strategic combination would have to be approved by a special committee, comprised of disinterested directors of GenTek. Such procedural and substantive safeguards are likely to add additional time and expense to the consummation of any such transaction.

RESULTS OF OPERATIONS

        The following table sets forth our statement of operations data for the three years ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999, and the percentage of our net revenues for the relevant period presented.

                                                                                       NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                    ------------------------------------------   ------------------------------
                                        1996           1997           1998           1998            1999
                                    ------------   ------------   ------------   ------------   ---------------
                                                               (DOLLARS IN MILLIONS)
Net revenues......................  $330.1   100%  $368.5   100%  $443.9   100%  $331.4   100%  $609.3      100%
Cost of sales.....................   229.2    69    251.9    68    326.6(1) 74    234.9    71    453.9       75
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
Gross profit......................   100.9    31    116.6    32    117.3    26     96.5    29    155.4       25
Selling, general and
  administrative expense..........    52.2(2) 16     49.1    13     65.6(3) 14     40.3    12     80.0(4)    13
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---

Operating profit..................    48.7    15     67.5    19     51.7    12     56.2    17     75.4       12
Interest expense..................    10.7     3      8.9     2     14.6     3     10.6     3     25.4        4
Interest income...................     1.4    --      1.5    --      1.2    --      0.7    --      0.7       --
Other (income) expense, net.......     0.2    --      0.7    --      0.9    --      0.5    --     (1.0)      --
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
Income from continuing operations
  before income taxes and
  extraordinary item..............    39.2    12     59.5    16     37.3     9     45.8    14     51.7        8
Income tax provision..............    18.4     6     26.2     7     (3.7)(5) --    18.8     6     23.9        4
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
Income from continuing operations
  before extraordinary item.......    20.8     6     33.3     9     41.1     9     27.0     8     27.8        5
Income from discontinued
  operations......................    25.8     8     23.0     6     10.3     2      9.3     3      1.0       --
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
Income before extraordinary
  operations......................    46.6    14     56.3    15     51.4    11     36.3    11     28.8        5
Extraordinary item-loss from
  extinguishment of debt (net of
  tax)............................      --    --       --    --      3.7    --      3.7     1      4.9        1
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
Net income........................  $ 46.6    14%  $ 56.3    15%  $ 47.7    11%  $ 32.6    10%  $ 23.8        4%
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---
                                    ------   ---   ------   ---   ------   ---   ------   ---   ------      ---

------------

Note: Amounts may not total due to rounding.

(1) Includes a one-time charge of $12.1 million ($7.3 million after tax) primarily due to an asset impairment writedown for two of our manufacturing facilities.

(2) Includes a one-time charge of $6.8 million ($4.1 million after-tax) due primarily to awards made under a restricted unit plan, which replaced certain prior equity programs.

(3) Includes incremental accruals of $9.8 million ($5.9 million after tax) principally related to litigation and environmental spending.

(4) Includes a one-time charge of $6.2 million, primarily related to the spinoff.

(5) Includes a nonrecurring gain of $19.5 million related to an income tax settlement.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1998

        Net revenues for the three and nine month periods ended September 30, 1999 increased 134% and 84% to $263.8 million and $609.3 million, respectively, from $112.6 million and $331.5 million, for the comparable periods in 1998. These increases were primarily due to the acquisitions made in 1999.

        Gross profit for the three and nine month periods ended September 30, 1999 increased $36.2 million and $58.9 million, respectively, over the comparable periods in 1998. These increases were principally related to the acquisitions made in 1999 in the manufacturing segment. Gross profit as a percentage of net revenues for the first nine months of 1999 was 25% compared to 29% for the prior year. This decrease is principally due to lower margins in the acquired businesses and pricing pressures in certain of our performance products markets.

        Selling, general and administrative expense increased $20.2 million and $39.7 million for the three and nine month periods ended September 30, 1999 as compared to the 1998 year levels, principally due to the acquisitions made in 1999 and a $6.2 million one-time charge recorded in the second quarter of 1999 primarily related to the spinoff. Selling, general and administrative expense as a percentage of net revenues for the first nine months of 1999 was 13% as compared to 12% for the comparable period in 1998, principally due to the abovementioned one-time charge of $6.2 million.

        Interest expense was $13.1 million and $25.4 million for the three and nine month periods ended September 30, 1999 as compared with $4.1 million and $10.6 million for the comparable periods of 1998 principally due to higher outstanding debt balances following the 1998 and 1999 acquisitions.

1998 COMPARED WITH 1997

        Net revenues were $443.9 million for 1998 compared with $368.5 million for 1997. This increase was due to higher sales in both the manufacturing and the performance products segments. The increase in sales of the manufacturing segment reflects higher unit volumes. The increase in sales of the performance products segment was due to the acquisitions of Reheis and Peridot.

        Gross profit of $117.3 million was $0.7 million above the prior year's level. This increase was principally due to increases in sales resulting from acquired businesses in the performance products segment and higher volumes in the manufacturing segment, partially offset by a one-time charge of $12.1 million recorded in 1998, principally related to an asset impairment writedown for two of our manufacturing facilities. Excluding the effect of one-time charges, gross profit as a percentage of sales was 29% for 1998 versus 32% for 1997, primarily due to the lower margins of the acquired businesses.

        Selling, general and administrative expense as a percentage of net revenues was 14% in 1998 versus 13% for 1997. This increase was principally due to incremental accruals of $9.8 million in 1998 principally related to litigation and environmental spending.

        Interest expense increased by $5.7 million in 1998 from 1997 due to higher outstanding debt balances as a result of acquisitions.

        Income from the industrial chemicals business, recorded as discontinued operations, was $10.3 million for 1998 versus $23.0 million for 1997. This decrease was due to weaker pricing and lower export soda ash volumes to Asia.

        Net income was $47.7 million for 1998 versus $56.3 million for 1997. This decrease was due to the foregoing reasons and a $3.7 million extraordinary item related to the early extinguishment of debt, substantially offset by a nonrecurring gain of $19.5 million related to an income tax settlement.

1997 COMPARED WITH 1996

        Net revenues were $368.5 million for 1997 compared with $330.1 million for 1996, representing an increase of 12%. Approximately half of this increase was due to higher sales of the performance products segment as the result of the acquisition of Peridot on July 1, 1997. The other half of the increase was due to higher Manufacturing segment sales as a result of increased volumes and product mix improvements toward higher-value-added automotive engine components.

        Gross profit of $116.6 million for 1997 was $15.7 million, or 16%, higher than the prior year level, principally due to the above-mentioned higher sales levels. Gross profit as a percentage of sales was 32%, essentially at the prior year level.

        Selling, general and administrative expense as a percentage of net revenues decreased from 16% in 1996 to 13% in 1997. This decrease was principally due to the recording of a one-time charge in 1996 of $6.8 million related primarily to a new General Chemical Group restricted unit plan which replaced certain prior equity programs.

        The $1.8 million decrease in interest expense for 1997 compared with 1996 was primarily due to lower outstanding debt balances during the first six months of 1997.

        Income from the industrial chemicals business, recorded as discontinued operations, was $23.0 million for 1997 versus $25.8 million for 1996. This decrease was principally due to lower pricing for soda ash and calcium chloride.

LIQUIDITY AND CAPITAL RESOURCES

        Cash and cash equivalents were $34.5 million at September 30, 1999 compared with $61.3 million at year-end 1998. During the first nine months of 1999, we generated cash flow from continuing operations of $47.0 million, had net proceeds from debt of $846.8 million and cash flow from discontinued operations of $122.7 million. Our cash flow was used to fund acquisitions of $445.0 million, to repay debt of $573.4 million and to make capital expenditures of $22.3 million.

        We had working capital of $122.2 million at September 30, 1999 as compared with $17.3 million at December 31, 1998. This increase in working capital principally reflects the working capital of the newly acquired companies partially offset by lower cash balances.

        The increases in property, plant and equipment, goodwill and long-term debt reflect the assets and debt related to the various acquisitions completed during 1999.

        In connection with the spinoff, we entered into a $550 million credit facility with a syndicate of banks and other financial institutions, consisting of a $300 million revolving credit facility and $250 million aggregate term loan facilities. Our initial borrowing incurred at the time of the spinoff was $500 million (consisting of $250 million of term loans and $250 million of loans under our revolving credit facility), of which we used approximately $487 million to repay a portion of General Chemical Group's third party indebtedness, including borrowings to finance the acquisitions of Noma and Defiance. The agreement for our credit facility contains restrictive covenants which impose operating and financial restrictions on us, including the requirement that we maintain maximum leverage and minimum interest coverage ratios. See 'Description of Credit Facility.'

        On August 9, 1999, we issued $200 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 and received proceeds of $193.0 million from such issuance. We used these proceeds to repay a portion of our outstanding indebtedness under our credit facility. We paid the cash portion of the purchase price for our acquisition of Krone by reborrowing under the revolving portion of our credit facility.

        As of September 30, 1999, we had $465 million in borrowings outstanding under our credit facility and the ability to borrow an additional $85 million under our credit facility (excluding approximately $13 million for letters of credit issued under the credit facility). At September 30, 1999, our total outstanding indebtedness was $755.4 million (including $200 million under the notes).

        We paid the cash consideration for Krone, Noma, Defiance, Structural Kinematics and Pacific Pac through cash on hand and borrowings under our and General Chemical Group's credit facilities.

        Management believes that our cash flows will be sufficient to cover our future interest expense, capital expenditures and working capital requirements. We will use proceeds of borrowings under the revolving portion of our credit facility to finance future acquisitions and investments. In the event we identify additional acquisition candidates, however, our current sources of liquidity may not be adequate. Accordingly, we may issue equity securities or incur additional debt, subject to market conditions. We may also use our stock as acquisition currency.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

        Our cash flows and earnings are subject to fluctuations resulting from changes in interest rates and changes in foreign currency exchange rates and we selectively use financial instruments to manage these risks. Our objective in managing our exposure to changes in foreign currency exchange rates and interest rates is to reduce volatility on earnings and cash flow associated with such changes. We have not entered, and do not intend to enter, into financial instruments for speculation or trading purposes. Additional information regarding our financial instruments is contained in Note 14 to the Consolidated Financial Statements.

        We measure the market risk related to our holding of financial instruments based on changes in interest rates and foreign currency rates using a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10% change in interest and currency exchange rates. We used current market rates on our debt and derivative portfolio to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10% change in interest rates or foreign currency exchange rates would not have a material impact on our fair values, cash flows or earnings.

ENVIRONMENTAL MATTERS

        Our various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico. We believe that we are in substantial compliance with such laws and regulations. However, as a result of our operations, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these proceedings and inquiries, we believe that any such liability would not have a material adverse effect on our financial position or results of operations. However, modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards could require expenditures which might be material to our financial position or results of operations. See also 'Business -- Environmental Matters.'

        Our accruals for environmental liabilities are recorded based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. At December 31, 1998 and September 30, 1999, accruals for environmental matters were $25.0 million and $26.6 million, respectively. We maintain a comprehensive insurance program, including customary comprehensive general liability insurance for bodily injury and property damage caused by various activities and occurrences and significant excess coverage to insure against catastrophic occurrences. However, we do not maintain any insurance other than as described above for potential liabilities related specifically to remediation of existing environmental contamination or future environmental contamination, if any.

        We have an established program to ensure that our facilities comply with environmental laws and regulations. Expenditures for 1998 approximated $11.7 million (of which approximately $1.0 million represented capital expenditures and approximately $10.7 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 1997 approximated $7.1 million (of which approximately $1.6 million represented capital expenditures and approximately $5.5 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Management expects similar expenditures in 1999 to be in the range of $9.0 million to $11.0 million, including the facilities of Noma, Defiance and Krone. In addition, if environmental laws and regulations affecting our operations become more stringent, our costs for environmental compliance may increase above such range. See 'Risk Factors -- We Are Subject to Environmental Laws and Regulations' and 'Business -- Environmental Matters.'

OTHER MATTERS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 'Accounting for Derivative Instruments and Hedging Activities' ('FAS 133'). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. We are required to adopt FAS 133 for our fiscal year beginning after June 15, 2000. We do not expect that the adoption of FAS 133 will have a material effect on our results of operations or financial condition.

                                    BUSINESS

GENERAL

        We are a manufacturer of telecommunications equipment, industrial components and performance chemicals sold into numerous markets for a wide variety of end uses. We operate through three primary business segments, manufacturing, performance products and telecommunications equipment. Our manufacturing segment serves the automotive, appliance and electronic, and industrial markets. Our performance products segment serves customers in many industries including the pharmaceutical and personal care, environmental services, technology and chemical processing markets. Our telecommunications equipment segment serves the public network and premises (or non-public) network markets. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. We operate over 80 manufacturing and production facilities located in the U.S., Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico.

BUSINESS STRATEGY

        Our goal is to build on our leading market positions by continuing to improve our existing operations and to pursue value-enhancing acquisitions.

        For our current operations, we intend to:

         utilize our leadership positions to capitalize on the favorable growth trends in selected end-markets;

         improve our operating efficiency through productivity gains and other cost reduction initiatives. For example, we believe that our recent acquisitions of Noma, Defiance and Krone provide us with significant cost saving opportunities;

         grow our customer base by expanding into new geographic markets and developing new products and end-markets, as well as new applications for our existing products; and

         leverage our strong customer relationships and recently expanded product offerings through increased cross-selling to existing customers.

        In addition, we have grown through acquisitions and we will continue to pursue acquisitions and investment opportunities that will create value and enhance cash flow. We target acquisitions and investments that provide us:

         Cost saving opportunities;

         Enhanced positioning in existing markets;

         Entry into new end-use and geographic markets; and

         Turnaround opportunities for under-performing businesses.

COMPETITIVE STRENGTHS

        WE HAVE SIGNIFICANT MARKET POSITIONS IN OUR BUSINESSES. We have leading market shares in our primary markets. For example, we believe that we have leading positions in North America in each of the following products and services:

         Wire and cable assemblies for manufacturers of major appliances;

         Stamped valve-train components for the automotive industry;

         Sulfuric acid regeneration services;

         Aluminum-based chemicals used in water treatment services and pulp and paper production;

         Active ingredients for antiperspirants; and

         Active ingredients for over-the-counter antacids.

        Our Krone subsidiary is a leading worldwide supplier of connection and distribution technology for voice and data networks.

        WE PROVIDE SPECIALIZED PRODUCTS AND SERVICES REQUIRING OPERATIONAL AND TECHNICAL INTEGRATION WITH OUR CUSTOMERS. Our products and services are frequently highly engineered and important components of, or provide critical attributes to, our customers' end-products or operations. We generally work closely with our customers in the design, engineering and production of these products and we often provide ongoing technical service and support. As a result, we enjoy strong customer relationships which allow us to achieve attractive operating margins and maintain or enhance our market shares.

        WE ARE HIGHLY DIVERSIFIED. We have highly diversified sources of revenue and cash flow. We provide a wide range of products for a broad customer base serving numerous end-uses and end-markets. For example, in 1998, no single customer accounted for more than 10% of our pro forma sales. We believe that this diversification provides us with a broad base from which to expand customer relationships and increase revenues.

        WE HAVE AN EXPERIENCED MANAGEMENT TEAM. Our management team has significant experience managing and operating a variety of industrial businesses. With an average of over 20 years of industry experience, we have significant experience in improving productivity, reducing costs, and enhancing customer relationships in competitive markets. In addition, our management team has been successful in identifying, completing and integrating acquisitions, which have enhanced our revenues and cash flow and expanded our customer base and product offerings.

PRODUCTS AND SERVICES

TELECOMMUNICATIONS EQUIPMENT

        Our telecommunications equipment segment was created through our acquisition of Krone AG, a leading global supplier of connector technology for telecommunications and data networks, from Jenoptik AG, a major German technology group. Our telecommunications equipment segment is principally operated through Krone and its subsidiaries, as wholly-owned subsidiaries of our company.

        Our telecommunications equipment segment provides connection and distribution technology to two principal markets:

         Public telecommunications networks; and

         Premises (non-public) voice and data networks.

        Krone has positioned itself as a global supplier, with more than 80% of its 1998 sales generated outside Germany. Approximately 55% of Krone's sales are in Europe, 18% in North and South America, and 27% in Asia and Australia. Krone has subsidiaries in 25 countries, some of which operate as integrated production and sales companies and others as sales companies only.

        The product range of our telecommunications equipment segment includes all connection and distribution systems, both for telecommunications access networks and premises data networks using either copper or fiber optics, together with comprehensive design, maintenance and testing services. The systems solutions offered are based on Krone's LSA-Plus'TM' rapid connection system which permits wire/cable connection without solder, screws, and wire stripping of wire/cable lines in all types of communications networks. The LSA-Plus'TM' system allows easy and rapid 'stapling' of wires into connector plugs, without the need for soldering or time-consuming screwing or twisting required by many competitors' products. In addition, this stapling action automatically punctures the wire insulation, thereby avoiding any need for manual removal of the wire insulation.

        LSA-Plus'TM' systems are offered in various product lines and modules that meet differing customer requirements. For example, Krone offers special series for interior and exterior installations, special surge protector components for optimal protection in communication networks, products for flush mount assembly in small rooms and special modules for heavier gauge conductor wire.

        Krone also provides services related to its technology, including the design, planning and construction of fixed networks, and the installation and maintenance of communication systems.

        Public Networks. In public networks, our telecommunications equipment segment manufactures connectors and distributors for fixed telecommunication access networks, and provides related services to customers. The connectors are mainly used in the access portion of telecommunication networks to connect copper or fiber optic wires at the main distribution frame, at the local exchange, at other cable connector points and, finally, at the premises of the subscriber. Key customers in this market include public network providers such as Deutsche Telekom, British Telecommunications, Bell Atlantic, and telecommunications systems manufacturers and suppliers such as Siemens and Alcatel.

        The state of the public network market varies by region. In highly developed markets such as Europe and the U.S. where growth in new installations is relatively flat, revenue is derived primarily from network renovation and rationalization. In markets such as Eastern Europe, Asia, and Latin America where telecommunications infrastructure is less developed, there is significant growth in the installation and expansion of access networks.

        Premises Networks. Our main products in premises networks are connection and distribution components for voice, data and video communication infrastructure within private and industrial building complexes that use both copper and fiber optic cabling. The product range of our premises networks business includes components needed for the connection of wires/cables in the following areas:

         Internal telephone systems: telephone cabling in building complexes, and the increasing replacement of telephone cabling through structured cabling; and

         Structured cabling: complete solutions for wiring phones, workstations, PCs and other communication devices throughout a building. Krone provides connectors for structured cabling for data, voice and video transmission networks for system solutions and higher capacity rates.

        Key customers for our premises network market include distributors and cable systems integrators who offer complete communications network solutions, including Anixter, Greybar, Kent and Wadsworth Electronics.

        The premises network market is in a state of change, with increasing demand for private telecommunications networks. Growth in premises networks is currently driven by increasing networking requirements for building technology, the need for more efficient connectors and increasing demand as a result of the growing home use of faxes and Internet.

        Prior to our acquisition of Krone, Krone spun off its wireless local loop business, which manufactures and sells radio telephone systems, and we therefore did not acquire that business.

        For further information on segment data, see 'Note 15 -- Geographic and Industry Segment Information' in the Notes to the Consolidated Financial Statements.

MANUFACTURING

        Our manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. Our products for these markets are described below:

        Automotive. For the automotive market, we provide:

         precision-engineered components for valve-train systems, including stamped and machined rocker and roller-rocker arms, cam follower rollers, cam follower roller axles, antifriction bearings and other hardened/machined components;

         electronic wire and cable assemblies, such as wire harnesses, ignition cables, molded parts, electro-mechanical assemblies, engine block heaters, battery blankets and various electrical switches, used in the manufacture of automobiles and personal recreation vehicles such as snowmobiles and jet-skis;

         computer-aided and mechanical vehicle testing services for the automotive industry;

         pre-production dies and tooling, and prototype design and production which are used by our customers for prototype and short production runs of automotive components or systems; and

         fluid transport and handling equipment for automotive service applications.

        Our precision-engineered stamped and machined engine components for valve-train systems improve engine efficiency by reducing engine friction and component mass. These components are used both in traditional overhead valve and in the increasingly popular single and double overhead cam (OHC) engines which power cars, light trucks and sport utility vehicles (such as Ford Expedition and F-150, Lincoln Navigator and DaimlerChrysler Minivan). The increased use of these OHC engines has resulted in significant volume growth through market share gains, as vehicle manufacturers are able to obtain better fuel economy and higher horsepower using OHC engines. We believe that this OHC trend will continue. Additionally, we have participated in the automakers' conversion of traditional overhead valve engines to reduced-friction valve-train components (using bearings) to obtain some of the efficiency of OHC engines. Our products compare favorably with other technologies by providing comparable performance characteristics at a lower delivered cost. This reduced cost is a function of lower raw material cost as well as lower machining cost. In addition, these products have received increased acceptance as automakers strive to reduce vehicle weight and improve performance at a reasonable cost.

        Our wire and cable assembly products include a variety of automotive electronic components for use in OEM production and the aftermarket. As a leading Tier-2 supplier of products such as wire harnesses, ignition cables, engine block heaters, battery blankets and various electrical and electro-mechanical switches and assemblies, we provide our customers with a range of technical services, including product design using Computer-Aided Design (CAD) systems. As OEMs and Tier-1 suppliers strive to reduce costs and outsource engineering, design, prototyping and testing services, our strong technical capabilities position us as a strategic supplier to the automotive industry. In addition, our vertical integration in wire and cable manufacture gives us a competitive advantage over those of our competitors who purchase all of their wire and cable requirements.

        Through our computer-aided and mechanical vehicle testing offerings, we provide computer-aided design, engineering and simulation services for automotive structural and mechanical systems to OEMs and Tier 1 suppliers. We provide a wide range of testing services for automotive components and systems from single sub-systems, such as chassis, suspensions, seats and seating assemblies, to entire vehicles. Our engineering and simulation services provide customers with finite element modeling, kinematics, crash and variation simulation analyses, experimental dynamics and vehicle development programs, and allow our customers to test their automotive products for durability, stress, noise, vibration and environmental considerations.

        Our primary customers in the automotive industry include DaimlerChrysler, Ford, General Motors, Honda, Nissan, Toyota, Volkswagen and Volvo. Other customers include OEMs and Tier-1 suppliers such as Bombardier, Bosch, Delphi, ITT, John Deere, Johnson Controls and Lear. Our fluid transport and handling equipment is used in the automotive service industry by customers such as Sunoco-Kendall and Jiffy Lube and in automotive service bays in tire stores and auto dealerships.

        Automotive manufacturers generally award business to their suppliers by individual engine line or model, often for multiple-model years. The loss of any individual engine line or model contract would not be material to us. However, an economic downturn in the automotive industry as a whole or other events (e.g., labor disruptions) resulting in significantly reduced operations of any of Daimler-Chrysler, Ford or General Motors could have a material adverse impact on the results of our manufacturing segment. None of these customers accounted for 10% or more of our revenues in 1998.

        Appliance and Electronic. We produce custom-designed power cord systems and wire and cable assemblies for a broad range of appliances and electronic products including:

         household appliances, such as refrigerators, freezers, dishwashers, washing machines, ovens, ranges, and vacuum cleaners;

         electronic office equipment, including copiers and printers; and

         various electronic products, such as medical equipment, ATM machines and gaming machines.

        Our specialized wiring expertise and high quality wire and cable assemblies are generally provided to larger OEM customers. A highly competitive environment has required our customers to improve their productivity by outsourcing to lower cost producers. Our manufacturing facilities are strategically located in both Canada and Mexico, permitting us to share with customers efficiencies gained through our operating scale and lower costs.

        A team of experienced engineers, skilled technicians and manufacturing personnel works closely with our customers, from design and development through to testing and verification. Our CAD system enables us to supply custom requirements with faster development times and increased design flexibility.

        Our customers in the appliance and electronic markets include Celestica, Fantom, Friedrich, Frigidaire, NCR, Whirlpool and Xerox.

        Industrial. For the industrial market, we manufacture:

         custom-designed wire harness and power cord systems for power tools, motors, pumps and other industrial products; and

         wire and cable for industrial markets, the commercial and residential construction industries and for a wide variety of end market uses by OEMs.

        We produce a broad product line of single- and multi-conductor wire and cable, wire harnesses and power cord systems. Our wire jacketing expertise includes the use of polyvinyl chloride (PVC), rubber, thermoplastic elastomer
(TPE) and cross-link compounds. Working closely on design and engineering issues with our customers, our highly flexible manufacturing environment permits a close match of productive capacity to any order volume, as well as custom color matching and construction of specialized formulations. Our Canadian wire and cable facility located at Stouffville, Ontario, features one of only three continuous cast oxygen-free copper rod lines in North America. Copper rod production is coupled with multi-wire drawing technology to produce high quality copper strand as part of the wire and cable manufacturing process.

        Our customers in the industrial market include Alcoa, Bridgeport, Cincinnati Milicron, Lyall, Makino, Mori Seiki and Woods.

PERFORMANCE PRODUCTS

        Our performance products segment provides a broad range of value-added products and services to four principal markets: pharmaceutical and personal care, environmental services, technology and chemical processing. Our products and services for these markets are described below.

        Pharmaceutical and Personal Care. We are a leading supplier of the active chemical ingredients used in the manufacture of over-the-counter ('OTC') antiperspirants and antacids, and also supply active ingredients used in prescription pharmaceuticals, nutritional supplements, nutraceuticals, veterinary health products and personal care products. Our product line includes:

         aluminum and zirconium compounds for use in antiperspirants;

         aluminum hydroxide and magnesium hydroxide blends used in OTC antacids for acid-neutralization;

         high-purity aluminum hydroxide for use as veterinary and human vaccine adjuvants;

         potassium chloride used in electrolyte replacement medications and intravenous solutions;

         pharmaceutical-grade aluminum chloride;

         sodium nitrite used as a reactant in the production of artificial sweeteners; and

         pharmaceutical-grade sulfuric acid used in the production of vitamin C tablets.

        We maintain leadership positions in many of our pharmaceutical and personal care products. In antiperspirant actives, for example, we have introduced more than 25 new products or product categories over the last six years. Recent new product introductions have included nonresidue-forming antiperspirant actives designed for the growing clear stick/gel antiperspirant market and a line of antiperspirant active ingredients designed to appeal to European consumer preferences. Based on the capabilities of our research and development team and the numerous U.S. and foreign patents awarded to us, we believe that we are the technical leader in the antiperspirant actives industry.

        Some of our major customers in the pharmaceutical and personal care market include Bristol-Myers Squibb, Carter-Wallace, Church & Dwight, Colgate-Palmolive, Hoechst Marion Roussel, Hoffmann-LaRoche, Pfizer, Schering Plough and Unilever.

        Environmental Services. Our water treatment products and services are designed to address the important environmental issues confronting our customers. These value-added products and services provide cleaner drinking water, restore algae-infested lakes, reduce damaging phosphorus runoff from agricultural operations, and significantly reduce pollution from industrial waste water. With a network of 34 plants strategically located throughout the United States and Canada, we are the largest North American producer of aluminum sulfate, or 'alum,' which is used as a coagulant in potable water and waste water treatment applications, and a leading supplier of flocculents (a polymer-based material used for settling and/or separating solids from liquids). We are also a leading provider of 'closed loop' sulfuric acid regeneration services, which significantly reduce the waste streams generated by certain refineries and chemical plants.

        Our water treatment products consist primarily of:

          aluminum sulfate ('alum');

          polymer-based enhanced coagulants and flocculents; and

          sodium and ammonia salts and sulfites.

        With the assistance of the company's Technical Center in Syracuse, New York, we have introduced Al+Clear'r', an agrochemical product for the poultry market. When applied to the litter in poultry houses, Al+Clear'r' not only improves sanitation and productivity, but also benefits the environment by aiding in the control of phosphorous runoff. Phosphorous runoff from agricultural activities has been linked to contamination in lakes, rivers, streams and other water bodies.

        Our major customers for water treatment products include various water treatment service providers and distributors such as Hercules/Betz and various cities and municipalities (including the cities of Detroit, Denver and San Francisco, and the Province of Ontario).

        In the environmental market, we also provide sulfuric acid regeneration services to the refining and chemical industries, and market pollution abatement and sulfur recovery services to selected refinery customers. Refineries use sulfuric acid as a catalyst in the production of alkylate, a gasoline blending component with favorable performance and environmental properties. The alkylation process contaminates and dilutes the sulfuric acid, thereby creating the need to dispose of or regenerate the contaminated acid. We transport the contaminated acid back to the company's facilities for recycling and redeliver the fresh, recycled acid back to customers. This 'closed loop' process offers customers significant savings versus alternative disposal methods and also benefits the environment by significantly reducing refineries' waste streams. Similar regeneration services are provided to manufacturers of ion exchange resins and silicone polymers. We are expanding our pollution abatement services of treating and removing other waste streams generated by refineries, including hydrogen sulfide and sulfur dioxide. Some of our major customers for our sulfuric acid regeneration services include Chevron, Coastal, DuPont, Equilon (formerly a Shell company), General Electric, Hess, Rohm & Haas, Sunoco, Tesoro (formerly a Texaco company) and Tosco.

        Technology. In the technology market, we provide CTP technology and bi-metal lithographic printing plates for high-quality commercial printing applications, as well as ultra-high-purity electronic chemicals for the semiconductor and disk drive industries.

        We have recently introduced our Prisma'TM' CTP technology which allows printers to transfer computer images directly to digitally imageable printing plates, thereby eliminating intermediate film processing and reducing labor and material costs. Our proprietary bi-metal plating system provides sharper color reproduction, greater durability and superior on-press economics relative to the polymer plates offered by other industry participants. Our major customers for our products used in printing applications include Treasure Chest, Quebecor-World and Crown Cork & Seal.

        Our electronic chemicals include ultra-high-purity acids, caustics and etchants for use in the manufacture of semiconductor processing chips and computer disk drives. Within the past two years, we have completed construction of a new plant that produces ultra-high-purity sulfuric acid with impurities measured in the parts-per-trillion range. In addition, we are the exclusive U.S. licensee for the manufacture and sale of Spinetch'TM' etchants, a proprietary product line developed by Merck KGaA of Germany. Sales of the Spinetch'TM' etchants are not material for us at this time. Customers for our electronic chemicals include Hewlett Packard, IBM, Micron Technologies, National Semiconductor and SEH America.

        Chemical Processing. We manufacture a broad range of products that serve as chemical intermediates in the production of such everyday products as newspapers, tires, paints, dyes and carpets. We are a leading producer of:

         alum and polymer-based enhanced coagulants used in paper manufacturing to impart water resistance;

         sodium and ammonia sulfites used to produce fixing and developing solutions for conventional film and x-ray processing;

         sodium nitrite, of which we are one of only two North American producers, primarily used as a reactant in the manufacture of dyes, pigments and rubber processing chemicals;

         potassium fluoride and fluoborate derivatives sold into the metal treatment, agrochemical, surfactant and analytical reagent markets; and

         sulfuric acid, which is used in the manufacture of titanium pigments, fertilizers, synthetic fibers, steel, petroleum and paper, as well as many other products.

Major customers of our products in this market include 3M, AlliedSignal, Dow Chemical, DSM, Eastman Chemical, Georgia Pacific, International Paper, Konishi International, PPG Industries, Olin, Westvaco and W.R. Grace.

COMPETITION

        In each of our business segments, we operate in competitive markets. Competition in our manufacturing segment's markets is based upon a number of factors including design and engineering capabilities, quality, price and the ability to meet customer delivery requirements. In the automotive market, we compete with, among others, Eaton, Hitchiner, INA, Ingersoll-Rand, Sumitomo, Yazaki and captive OEMs. In the appliance and electronic and industrial markets, we compete with International Wire, General Cable, Alcatel, Belden, EDS Mexico and Choctaw, among others.

        Although our performance products segment generally has significant market share positions in the product areas in which it competes, most of its end markets are extremely competitive. Our major competitors are typically segregated by end markets and include international, regional and, in some cases, small independent producers. Our ability to compete effectively depends on our ability to maintain competitive prices and to provide reliable and responsible service to our customers. We believe that, with certain products which have relatively higher freight costs, the proximity of our production facility to the end market user is a key factor in being price competitive. In general, raising prices has been difficult over the past several years and will likely continue to be so in the near future.

        In the pharmaceuticals and personal care market, our major competitors include Barcroft, Giulini, Summit and Westwood. Our competitors in our environmental market include the refineries that perform their own sulfuric acid regeneration, as well as DuPont, Marsulex, Arch Chemical, PVS and Rhodia, which also have sulfuric acid regeneration facilities that are generally located near their major customers. In addition, we compete with Geo Specialty Chemicals, U.S. Aluminates and other regional players in the water treatment market. Competitors in the technology market include Kodak-Polychrome and Fuji, which also provide printing-related products. With regard to electronic chemicals, our principal competitors are Ashland and Arch Chemical. Competitors in the chemical processing market include BASF, Calabrian, U.S. Salt, Kerley, Rhodia and Solvay S.A.

        Our telecommunications equipment segment also operates in highly competitive markets, with many of our competitors being large, international and technologically sophisticated companies. Competition in our telecommunications equipment segment is based on a number of factors, including technological advancements, product line breadth, price, technical support and service, and product quality. The ability to achieve and maintain successful performance in this segment is also dependent on our ability to develop products which meet the ever- changing requirements of data and voice communications technology. In the public network market, our principal competitor is Lucent Technologies. Other significant competitors include Siemens, Quante/Pouyet, and Raychem. Our principal competitors in the premises network market are Lucent Technologies, AMP and Quante/Pouyet. This market is highly fragmented with many regional suppliers.

SUPPLIERS; AVAILABILITY OF RESOURCES

        We purchase a variety of raw materials for our businesses. Our primary raw materials in our manufacturing segment are copper and steel. The primary raw materials used by our telecommunications equipment segment are plastic and metal alloy. Our performance products segment's competitive cost position and high-quality products are in part attributable to its control of certain raw materials that serve as the feedstocks for many of its products. For our sulfuric acid regeneration business, we have the ability to manufacture sulfur dioxide and sulfuric acid relatively inexpensively. Sulfur dioxide is a major raw material in the manufacture of many of our sodium salts and sulfites, and sulfuric acid is an important raw material in the manufacture of aluminum sulfate as well as in the manufacture of ultra-high-purity electronic chemicals. Consequently, major raw material purchases are limited primarily to sulfuric acid where it is uneconomical for us to supply ourselves due to distribution costs, soda ash (for the manufacture of sodium salts, sulfites and nitrites), bauxite and hydrate (for the manufacture of alum), sulfur (for the manufacture of sulfuric acid), and aluminum (for the manufacture of printing plates).

        We purchase our raw materials from a number of suppliers and, in addition, believe that alternative sources are available to fulfill our needs. In our opinion, the raw materials we need for our businesses will be available in sufficient supply on a competitive basis for the foreseeable future.

SALES AND DISTRIBUTION

        Our manufacturing segment has approximately 70 sales, marketing and customer service personnel. Generally, we market our products directly to our customers, but in certain industrial markets a distribution network is used. Our technical and engineering staff is an integral part of our manufacturing segment's sales and distribution effort. Since many of our products are precision-engineered and custom-designed to customer specifications, our sales force and engineers work closely with our customers in designing, producing, testing and improving our products. In designing and developing new products, our engineering staff often assists in the sales and marketing effort through joint design and applications-engineering efforts with major customers.

        In our performance products segment, we employ over 100 experienced sales, marketing, distribution and customer service personnel. The sales force is divided into both a general group and several specialized groups which focus on specific products, end-users and geographic regions. This targeted approach provides us with insight into emerging industry trends and creates opportunities for product development.

        Our performance products sales force markets products and services both directly to end-users and indirectly through independent distributors. Generally, sulfuric acid regeneration services are sold directly to end-users, often pursuant to long-term contracts. In addition, we have an extensive network of independent distributors both in the United States and internationally. Distributors typically promote a full-line or focused range of products to a larger market or to a market focused on specific end-users or regions. Our sales contracts with our end-users and distributors are usually for one to three year periods.

SEASONALITY; BACKLOGS

        The businesses of our manufacturing, performance products and telecommunications equipment segments are generally not seasonal. Due to the nature of our businesses, there are no significant backlogs.

ENVIRONMENTAL MATTERS

        Our various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico. We believe that we are in substantial compliance with such laws and regulations. However, as a result of our operations, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. These include several currently pending administrative proceedings concerning alleged environmental violations at our facilities. Based on information available at this time with respect to potential liability involving these facilities, we believe that any such liability will not have a material adverse effect on our financial condition or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require capital expenditures which may be material or otherwise adversely impact our operations.

        The Comprehensive Environmental Response Compensation and Liability Act of 1980 (which we abbrevate to 'CERCLA' below) and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances regardless of fault. Our facilities have operated for many years by us or their prior owners and operators, and adverse environmental conditions may exist of which we are not aware. The discovery of additional or unknown environmental contamination at any of our current or former facilities could have a material adverse effect on our financial condition or results of operation. In addition, we have received written notice from the Environmental Protection Administration that we have been identified as a 'potentially responsible party' under CERCLA at three third-party sites. We do not believe that our liability, if any, for these sites will be material to our results of operations or financial condition. In addition, Congress continues to consider the reauthorization of and modifications to CERCLA. Because Congress has not yet acted with respect to CERCLA, we do not have sufficient information to ascertain the impact that any change might have on our potential liabilities, if any.

        At any time, we may be involved in proceedings with various regulatory authorities which could require us to pay various fines and penalties due to violations of environmental laws and regulations at our sites, remediate contamination at some of these sites, comply with applicable standards or other requirements, or incur capital expenditures to modify certain pollution control equipment or processes at our sites. Again, although the amount of any liability that could arise with respect to these matters cannot be accurately predicted, we believe that the ultimate resolution of these matters will have no material adverse effect on our results of operations or financial condition. See also
' -- Legal Proceedings' below.

        Avtex Site at Front Royal, Virginia. On March 22, 1990, the Environmental Protection Administration issued to us a Notice of Potential Liability pursuant to Section 107(a) of CERCLA with respect to a site located in Front Royal, Virginia, owned at the time by Avtex Fibers Front Royal, Inc., which has filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex site was previously owned and operated by us. On September 30, 1998, the Environmental Protection Administration issued an administrative order under
Section 106 of CERCLA, which requires General Chemical Group (whose obligations we assumed in connection with the Spinoff), AlliedSignal, Inc. and Avtex to undertake certain removal actions at the acid plant. On October 19, 1998, we delivered to the Environmental Protection Administration written notice of our intention to comply with that order, subject to numerous defenses. The requirements of the order include preparation of a study to determine the extent of any contamination at the acid plant site. We have provided for the estimated costs of $1.6 million for these activities in our accrual for environmental liabilities relating to the order. We are working cooperatively with the Environmental Protection Administration with respect to compliance with the order and believe that such compliance will not have a material effect on our results of operations or financial condition. See 'Risk Factors -- Our operations are subject to environmental laws and regulations, whose requirements could adversely affect our operations and profitability' and 'Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Environmental Matters.'

EMPLOYEES/LABOR RELATIONS

        At September 30, 1999, we had approximately 9,700 employees, of whom approximately 2,950 were full-time salaried employees, approximately 1,350 were full-time hourly employees (represented by ten different unions) and approximately 5,400 were hourly employees working in nonunion facilities. Approximately 1,300 of our employees are based in Germany. German-based employees are members of unions and are subject to industry-wide and other collective bargaining agreements.

        Our union contracts have durations which vary from two to four years. Since 1986, we have been involved in numerous labor negotiations, only three of which have resulted in work disruptions. During these disruptions, management operated the plants and supplied customers without interruption until the labor disruptions were settled and new contracts were agreed upon.

PROPERTIES

        We operate over 80 manufacturing and production facilities located in the United States, Canada, Australia, China, Germany, Great Britain, India, Indonesia, Ireland and Mexico. Our headquarters are located in Hampton, New Hampshire.

        Set forth below are the locations and uses of our major properties:

                  LOCATION                                        USE
--------------------------------------------  --------------------------------------------
Telecommunications Equipment
Englewood, Colorado.........................  Production Facility and Offices
Sydney, Australia...........................  Production Facility and Offices
Cheltenham, England.........................  Production Facility and Offices
Berlin, Germany(1)..........................  Production Facility and Offices
Mexico City, Mexico.........................  Production Facility
Shanghai, People's Republic of China........  Production Facility
Bangalore, India............................  Production Facility
Jakarta, Indonesia..........................  Production Facility

Manufacturing
Livonia, Michigan(1)........................  Production Facility
Troy, Michigan(1)...........................  Production Facility and Offices
Westland, Michigan(1).......................  Production Facility
Upper Sandusky, Ohio(1).....................  Production Facility
Toledo, Ohio................................  Production Facility
Defiance, Ohio..............................  Production Facility
Perrysburg, Ohio(1).........................  Production Facility and Offices
Mineral Wells, Texas........................  Production Facility

Imuris, Mexico..............................  Production Facility
Juarez, Mexico(1)...........................  Production Facility
Nogales, Mexico(1)..........................  Production Facility
Concord, Ontario............................  Production Facility
Guelph, Ontario(1)..........................  Production Facility
Stouffville, Ontario........................  Production Facility
Tillsonburg, Ontario(1).....................  Production Facility
Toronto, Ontario............................  Production Facility
Waterdown, Ontario..........................  Production Facility

Performance Products
Hollister, California.......................  Production Facility and Offices
Pittsburg, California.......................  Production Facility
Richmond, California........................  Production Facility
North Claymont, Delaware....................  Production Facility, Offices and Warehouse
Augusta, Georgia............................  Production Facility
East St. Louis, Illinois....................  Production Facility
Berkeley Heights, New Jersey................  Production Facility, Offices and Warehouse
Newark, New Jersey..........................  Production Facility
Solvay, New York............................  Production Facility
Marcus Hook, Pennsylvania...................  Production Facility, Offices and Warehouse
Midlothian, Texas...........................  Production Facility
Anacortes, Washington.......................  Production Facility
Racine, Wisconsin...........................  Production Facility and Offices

Dublin, Ireland.............................  Production Facility, Offices and Warehouse
Thorold, Ontario............................  Production Facility
Valleyfield, Quebec.........................  Production Facility

Offices
Hampton, New Hampshire(1)...................  Headquarters
Parsippany, New Jersey(1)...................  Offices

------------
(1) Leased.

LEGAL PROCEEDINGS

        General. We are involved in claims, litigation administrative proceedings and investigations of various types, including the Milwaukee and Delaware Valley litigation discussed below and certain environmental proceedings previously discussed. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, the opinion of management based upon currently-available information is that any such liability not covered by insurance will have no material adverse effect on our results of operations or financial condition.

        Milwaukee Litigation. In March 1993, an outbreak of cryptosporidia occurred in the public water supply of the City of Milwaukee. As a result of that incident, several lawsuits have been filed with the Milwaukee County Circuit Court against one or more of the City of Milwaukee, its Department of Public Works, Sara Lee Corporation, E.D. Wesley Co., Peck Foods Corporation, certain hotels, numerous insurance companies, several municipalities and General Chemical Group (whose obligations we assumed). The principal allegations against us are that a water treatment chemical sold by us to the City of Milwaukee should have removed certain bacteria contained in the water supply and failed to do so and that General Chemical Group consulted with the City concerning the water purification.

        One of the suits (Markwiese, et al. v. Peck Foods Corporation, et al. filed in 1993) had been certified, prior to the service of a complaint against General Chemical Group (whose obligations we assumed), as a class action in favor of all persons who sustained damage as a result of the wrongful acts of the various defendants. An appeal of this class certification was filed by General Chemical Group and the City of Milwaukee, and in a March 13, 1998 hearing, a new trial judge ruled that this matter shall not proceed as a class action. If this matter proceeds to trial, it is possible that lawyers for the plaintiffs could appeal this ruling after conclusion of the trial. In addition to the Markwiese action, several other lawsuits have since been filed by the same lead attorneys in the Circuit Court of Milwaukee County against the same basic group of defendants. In total, we believe the total number of individual plaintiffs in all suits filed to date is approximately 700. The unspecified damages sought by these various complaints is alleged to be 'far in excess of $1.0 million dollars' for personal injury, economic loss, emotional distress, pain and suffering, medical expenses and punitive damages.

        On September 17, 1998, the court preliminarily approved a class action settlement with Sara Lee, whereby Sara Lee would pay to the plaintiffs $250,000 to cover certain expenses related to the litigation. Final approval of the settlement was granted by the court on December 17, 1998. The remaining parties in the litigation, including GenTek, continued in the discovery phase of the litigation.

        On August 20, 1999, the Company and its insurer, National Fire Union Insurance Company of Pittsburgh, Pennsylvania ('National Union') entered into a settlement with plaintiffs to resolve the case. The settlement agreement provides that National Union shall pay the total amount of $1,500,000, which shall be allocated to provide approximately $1,150,000 to compensate claimants and $350,000 for plaintiffs' attorneys' fees and settlement administration costs. The settlement is structured as a class action settlement pursuant to which all claims will be barred upon final court approval of the settlement. The Company reserves the right to terminate the settlement in the event that any claimants opt out of the settlement, the settlement is appealed or the terms of the settlement are modified or vacated. The trial court granted preliminary approval of the settlement on October 19, 1999. The deadline for claimants to opt out of the settlement was January 3, 2000, and to our knowledge only one claimant elected to opt out of the settlement. Objections to the settlement must be filed by February 7, 2000. The final approval hearing has been scheduled for March 2, 2000.

        Delaware Valley Litigation. In April 1998, approximately 40 employees (and their respective spouses) of the Sun Company, Inc. refinery in Marcus Hook, Pennsylvania, filed lawsuits in the Court of Common Pleas, Delaware County, Pennsylvania, against General Chemical Group (whose obligations we have assumed), alleging that sulfur dioxide and sulfur trioxide releases from our Delaware Valley facility caused various respiratory and pulmonary injuries. Unspecified damages in excess of $50,000 for each plaintiff are sought. The litigation has entered the discovery phase. We have denied all material allegations of the complaints and will continue to defend ourselves vigorously in this matter. We further believe that our current accruals and available insurance should provide adequate coverage in the event of an adverse result in this matter and that, based on currently available information, this matter will not have a material adverse effect on our results of operations or financial condition.

        In addition, on September 24, 1999, the same attorneys that filed the April, 1998 actions against the Company also filed a purported class action complaint against the Company, titled Whisnant vs. General Chemical Corporation, (in the court of Common Pleas, Delaware County, Pennsylvania, on behalf of 550 current and former employees of the Sunoco (formerly Sun Company, Inc.) Marcus Hook, Pennsylvania refinery located immediately adjacent to the Company's Delaware Valley facility. The complaint alleges that unspecified releases of sulfur dioxide and sulfur trioxide over unspecified timeframes caused injuries to the plaintiffs, and seeks, among other things, to establish a 'trust fund' for medical monitoring for the plaintiffs. The Company believes this claim is without merit and will vigorously defend itself in this matter. Management further believes that the Company's current accruals and available insurance should provide adequate coverage in the event of an adverse result in this matter, and that, based on currently available information, this matter will not have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

MANAGEMENT

        The following table sets forth our directors and executive officers.

                    NAME                      AGE                         POSITION
                    ----                      ---                         --------
Paul M. Montrone............................  58    Director; Chairman of the Board
Paul M. Meister.............................  47    Director; Vice Chairman of the Board
Richard R. Russell..........................  57    Director; President and Chief Executive Officer
Michael R. Herman...........................  37    Vice President and General Counsel
William C. Keightley........................  46    Vice President and Chief Financial Officer
Kevin J. O'Connor...........................  49    Controller
John W. Gildea..............................  55    Director
Bruce Koepfgen..............................  47    Director
Scott M. Sperling...........................  41    Director
Ira Stepanian...............................  62    Director

        Paul Montrone is a Director and the Chairman of our Board. He is the Chairman of the Board of General Chemical Group, a position he has held since 1995, and a Director of General Chemical Group, a position he has held since 1988. Mr. Montrone was President of General Chemical Group from 1987 to 1994. Mr. Montrone is the Chairman of the Board and the Chief Executive Officer of Fisher Scientific International Inc., a distributor of laboratory and scientific products, and a director of Waste Management, Inc. and the New York Metropolitan Opera.

        Paul Meister is a Director and the Vice Chairman of our Board. He is the Vice Chairman of the Board of General Chemical Group, a position he has held since 1998, and a Director of General Chemical Group, a position he has held since 1994. Mr. Meister has been the Vice Chairman of the Board and the Executive Vice President and Chief Financial Officer of Fisher Scientific International since March 1998, since prior to 1994, he has been Chief Financial Officer of Fisher Scientific International, and from 1994 to March 1998, he was Senior Vice President of Fisher Scientific International. Mr. Meister is also a Director of Minerals Technologies Inc. and M&F Worldwide Corp.

        Richard Russell is our President and Chief Executive Officer and a Director. From 1994 until the spinoff date, he served as the President and Chief Executive Officer and a Director of General Chemical Group. Mr. Russell has also been the President and Chief Executive Officer of General Chemical Corporation since 1986.

        Michael Herman is a Vice President and our General Counsel. From 1997 until the spinoff date, he served as the Vice President and General Counsel of General Chemical Corporation. Mr. Herman had served as Deputy General Counsel of General Chemical Corporation from 1995 until 1997, and as Associate General Counsel of General Chemical Corporation from 1992 to 1995.

        William Keightley is our Vice President, Finance and Chief Financial Officer. From March 1999 until the spinoff date, he served as the Vice President and Chief Financial Officer of General Chemical Group. Mr. Keightley served as Vice President, Finance of Waste Management, Inc. from June 1997 to December 1998 and was Vice President, Finance of Wheelabrator Technologies Inc. from May 1996 to June 1997. From 1992 until May 1996, Mr. Keightley served as Chief Financial Officer of a subsidiary of Waste Management, Inc.

        Kevin O'Connor is our Controller. From March 1996 until the spinoff date, he served as the Controller of General Chemical Group. Mr. O'Connor served as Controller of General Chemical Corporation from 1986 to March 1996.

        John Gildea is a Director. From 1997 until the spinoff date, he served as a Director of General Chemical Group. Mr. Gildea has been Managing Director of Gildea Management Company (investment management firm) since prior to 1994. He is also a Director of American Service Group, Inc., Barry's Jewelers, Inc. and Konover Property Trust.

        Bruce Koepfgen was elected as a Director on September 30, 1999. Mr. Koepfgen is a private investor who spent 23 years with Salomon Brothers Inc., 15 of which he was a managing director. Most recently, he led Salomon's efforts in Fixed Income Sales and managed its Chicago office and Midwest Sales Territory, Salomon's largest regional office. He also was chairman of Salomon Analytics, a company established to develop sophisticated fixed income analytic tools for institutional investors.

        Scott Sperling is a Director. From 1996 until the spinoff date, he served as a Director of General Chemical Group. Mr. Sperling is the President of TH Lee, Putnam Capital and has been a Managing Director of Thomas H. Lee Company (private equity investment firm) since July 1994. Mr. Sperling is Trustee of THL Equity Trust III, the General Partner of Equity Advisors III Limited Partnership, which is the General Partner of THL Equity Fund III and Managing Director of THL Equity Advisors IV, LLC, the general partner of THL Equity Fund IV, L.P. Mr. Sperling was Managing Partner of The Aeneas Group Inc., a private capital affiliate of Harvard Management Company, from prior to 1993 to September 1994. He is also a Director of Fisher, The Learning Company, Inc., Livent, Inc., Safelite Glass Corp., Wyndham International and several private corporations.

        Ira Stepanian is a Director. From 1996 until the Spinoff Date, he served as a Director of General Chemical Group. He was Chairman and Chief Executive Officer of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston, from prior to 1994 until 1995.

COMMITTEES OF THE BOARD OF GENTEK

        The Board of Directors of GenTek has four standing committees:

(1)  an Audit Committee;

(2)  a Compensation Committee;

(3)  an Executive Committee; and

(4)  a Nominating Committee.

        The Audit Committee consists of Messrs. Gildea, Sperling and Stepanian, with Mr. Stepanian serving as Chairman. It is responsible for, among other things:

         recommending the firm to be appointed as independent accountants to audit GenTek's financial statements and to perform services related to the audit;

         approving in advance the general nature of each professional service performed by the independent public accountants;

         reviewing the scope and results of the audit with the independent accountants; reviewing with the management and the independent accountants GenTek's year-end operating results;

         considering the adequacy of the internal accounting and control procedures of GenTek; reviewing the non-audit services to be performed by the independent accountants, if any;

         considering the effect of such performance on the accountants' independence; directing and supervising, when appropriate, special investigations into matters within the scope of the independent public accountants' duties; and

         performing such other tasks related to and in furtherance of the foregoing as it may consider necessary or appropriate or as may be assigned to it by the Board from time to time.

        The Compensation Committee consists of Messrs. Meister and Sperling, with Mr. Sperling serving as Chairman. It is responsible for, among other things:

         reviewing and recommending compensation arrangements for Directors and officers;

         approving such arrangements for other senior level employees;

         administering certain benefit and compensation plans of GenTek and its subsidiaries;

         monitoring the activities of an internal committee of members of management established to carry out policies and guidelines with respect to such plans; and

         performing such other tasks related to and in furtherance of the foregoing as it may consider necessary or appropriate or as may be assigned to it by the Board from time to time.

        A subcommittee of the Compensation Committee, comprised solely of 'outside directors' (as such term is used in Section 162(m) of the Internal Revenue Code) who are also 'non-employee directors' (as such term is defined in Rule 16b-3 of the Securities Exchange Act), has exclusive authority:

(1) to approve any awards of stock or options to directors of GenTek (other than non-employee directors) or other individuals who are 'officers' of GenTek for purposes of Section 16 of the Exchange Act under GenTek's long-term incentive plan (described below); and

(2) to administer elements of the GenTek performance plan (also described below) covered by Section 162(m) of the Code. The subcommittee will also be responsible for determining whether the performance goals under the GenTek Inc. performance plan have been met.

In the remainder of this prospectus, references to the Compensation Committee shall be deemed to be references to the subcommittee in all cases where Section 162(m) of the Code or Section 16 of the Exchange Act would require that action be taken by the subcommittee rather than the full Compensation Committee.

        An 'outside director' means an individual who:

(1)  is not an employee of GenTek;

(2) does not receive compensation from GenTek for prior services as an employee;

(3)  has never been an officer of GenTek; and

(4) only receives remuneration as a director from GenTek and not in any other capacity.

        The term 'non-employee director' means an individual who:

(1) only receives remuneration as a director from GenTek and not in any other capacity;

(2)  is not currently an officer of GenTek; and

(3)  has no interest in any transactions or business relationships with GenTek.

        The Executive Committee consists of Messrs. Montrone, Russell and Stepanian, with Mr. Montrone serving as Chairman. The Executive Committee possesses, and may exercise during the interval between meetings of the Board, all the powers of the Board. The Committee is responsible for overseeing the management and direction of all business and affairs of GenTek, in such manner as the Executive Committee deems in the best interests of GenTek. Meetings maybe called by the Chief Executive Officer of GenTek or the Chairman of the Committee.

        The Nominating Committee consists of all members of the Board, with Mr. Montrone serving as Chairman. The Nominating Committee is responsible for nominating persons for election to the Board. The Nominating Committee will consider nominees properly recommended by stockholders.

COMPENSATION OF DIRECTORS

        The employee directors of GenTek do not receive any compensation for services performed as a director or for meeting attendance. The non-employee directors of GenTek are entitled to receive cash compensation and compensation under the plans described below.

        CASH COMPENSATION. Our non-employee directors receive compensation of $40,000 per year, with no additional fees for attendance at the company's Board or committee meetings. Employee directors are not paid any fees or additional compensation for service as members of our Board or any of its committees. All directors are reimbursed for expenses incurred in connection with attending our Board and committee meetings.

        RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Under GenTek's retirement plan for non-employee directors, any non-employee director who retires from our Board with at least five years of service as a director (other than Messrs. Montrone and Meister) will be eligible for an annual retirement benefit for the remainder of his or her lifetime. The annual retirement benefit is equal to 50% of the director fee in effect at the date of such director's retirement for a director who retires with five years of eligible service and is increased by 10% of the director fee in effect at the date of such director's retirement for each additional year of service, up to 100% of such fee for ten or more years of service as a director or for directors who retire after age 70. Payment of the retirement benefits to any director will commence upon the later of the director's retirement from our Board or the attainment of age 60. We may suspend or terminate retirement benefits if the retired director refuses to render consultative services and advice to us or engages in any activity which competes with our business.

        RESTRICTED UNIT PLAN FOR NON-EMPLOYEE DIRECTORS. We adopted, effective as of the spinoff, a restricted unit plan for non-employee directors, under which each of our non-employee directors (other than Messrs. Montrone and Meister), upon becoming a director, will receive a one-time grant of 5,000 restricted units evidencing a right to receive shares of common stock, subject to certain restrictions. We will maintain a memorandum account for each director who received the grant of restricted units and credit to such account the amount of any cash dividends and shares of stock of any subsidiary distributed on the shares of common stock underlying such director's restricted units from the date of grant until the payment date described below. No shares of common stock will be issued at the time restricted units are granted, and we will not be required to set aside a fund for any such grant or for amounts credited to the memorandum account. Under the terms of the plan, neither the restricted units nor the memorandum account may be sold, assigned, pledged or otherwise disposed of twenty-five percent of the restricted units and the related cash and stock dividends will vest for each year of service as a director. Vested restricted units and the related cash and stock dividends will not be payable until the director ceases to be a member of our Board. At that time, the director will receive one share of common stock for each vested restricted unit, provided that a director may elect, prior to the date on which restricted units vest, to have payment deferred to a later date. Any restricted units and related cash and stock dividends that have not vested at the time the director ceases to be a director will be canceled unless service has terminated because of death or disability, in which event all such restricted units and related cash and stock dividends will vest immediately. When payment of restricted units is made, non-employee directors (other than Messrs. Montrone and Meister) will also receive cash and securities equal to the related cash and stock dividends, together with interest on the cash based upon the average quoted rate for ten-year U.S. Treasury Notes. In the event of a stock dividend, stock split, recapitalization, merger, liquidation or similar event, the Board, in its sole discretion, may make equitable adjustments in outstanding awards and the number of shares of common stock reserved for issuance under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee determines the compensation of executive officers of GenTek. None of the members of the Compensation Committee is or was an officer or employee of GenTek. Mr. Meister, a member of the Compensation Committee, is a Managing Director of Latona Associates, a management company which performs a range of advisory services for GenTek. See the description of 'Agreements with Latona Associates' under 'Affiliate Relationships and Transactions.'

EXECUTIVE COMPENSATION

        In general, compensation for our executive officers and other key employees consists of base salary, annual bonus awards (a portion of which may be payable in restricted stock) and long-term incentive awards of options or restricted stock that may be made from time to time under GenTek's long-term incentive plan (described below).

     PERFORMANCE PLAN

        Prior to the consummation of the spinoff, our Board adopted, and General Chemical Group, as sole shareholder of GenTek approved, effective upon the consummation of the spinoff, a performance plan under which executive officers and key employees of GenTek and its subsidiaries are eligible to receive annual or other periodic bonuses. The performance plan is administered by the Compensation Committee of our Board of Directors. Non-employee directors will not be eligible for awards under the performance plan.

        Each year, we will establish target incentive bonuses for participants in the performance plan. Bonuses will be payable under the performance plan for a year if we meet the performance objectives for such year selected for a participant or group of participants by the Compensation Committee. The performance objectives may be based upon either company-wide or operating unit performance in the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio and return on capital.

        In addition, notwithstanding the foregoing, the Compensation Committee has the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

        The performance plan vests broad powers in the Compensation Committee to administer and interpret the plan. The Compensation Committee's powers include authority, within the limitations set forth in the performance plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine and certify whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The performance plan also generally vests broad powers in the Compensation Committee to amend and terminate the performance plan.

     LONG-TERM INCENTIVE PLAN

        Prior to the consummation of the spinoff, our Board of Directors adopted and General Chemical Group, as sole stockholder of GenTek approved, effective upon the consummation of the spinoff, a long-term incentive plan. The long-term incentive plan provides for the grant of any or all of the following types of awards:

(1)  stock options, including incentive stock options;

(2)  stock appreciation rights;

(3)  restricted stock and restricted units;

(4)  incentive stock and incentive units; and

(5)  deferred stock units.

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
        The long-term incentive plan also provides for the grant of a split of General Chemical Group equity-related incentive awards held by all employees in connection with the Spinoff. See ' -- General Chemical Group Stock Option and Restricted Unit Conversion' below.

        Awards under the long-term incentive plan may be granted to key employees, including our executive officers and executive officers of our subsidiaries and affiliates, but may not be granted to any non-employee director. The number of employees participating in the long-term incentive plan will vary from year to year. Initially, 1,600,000 shares of common stock have been authorized for issuance under the long-term incentive plan, which number of shares includes the shares issued as a result of the split of General Chemical Group equity-related incentive awards, as described under ' -- General Chemical Group Stock Option and Restricted Unit Conversion' below.

        If shares subject to an option under the long-term incentive plan cease to be subject to that option, if shares awarded under the long-term incentive plan are forfeited or if an award otherwise terminates without a payment being made to the participant in the form of common stock, those shares will again be available for future award under the long-term incentive plan. In the event of certain changes in our capital structure affecting GenTek common stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded and in the number of shares covered by options and other awards then outstanding under the long-term incentive plan, and, where applicable, the exercise price of outstanding awards under the long-term incentive plan. The long-term incentive plan will be administered by the Compensation Committee.

     Stock Options

        The Compensation Committee may grant options to purchase shares of GenTek common stock that are either 'qualified,' which includes those awards that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or 'nonqualified,' which includes those awards that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under the terms of the long-term incentive plan, the exercise price of the options will, unless the Compensation Committee determines otherwise, not be less than fair market value of GenTek's common stock at the time of grant. The exercise price of the option is payable in cash or its equivalent or, as permitted by the Compensation Committee, by exchanging shares of common stock owned by the participant, or by a combination of the foregoing.

        The options will generally have a term of ten years, unless the Compensation Committee specifies a shorter term, and, unless the Compensation Committee otherwise determines, will become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If an option holder ceases employment with us as a result of the holder's

(1)  death;

(2)  disability;

(3)  early retirement with the consent of the Compensation Committee; or

(4)  normal retirement;

the holder (or his or her beneficiary or legal representative) may exercise any option, regardless of whether then exercisable, for a period of one year (or such greater or lesser period as determined by the Compensation Committee at or after grant), but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason, all of his or her options will immediately terminate, regardless of whether then exercisable (unless determined otherwise by the Compensation Committee). The Compensation Committee may provide that a participant who delivers shares of common stock to exercise an option when the market value of the GenTek common stock exceeds the exercise price of the option will be automatically granted new options for the number of shares delivered to exercise the option. Such new options will be subject to the same terms and conditions as the exercised option except that the exercise price will be the fair market value on the date the new option is granted and such options will not be exercisable for six months.

     Stock Appreciation Rights

        The long-term incentive plan authorizes the Compensation Committee to grant stock appreciation rights in tandem with a stock option, in addition to a stock option, or freestanding and unrelated to a stock option. Stock appreciation rights entitle the participant to receive the excess of the fair market value of a stated number of shares of GenTek common stock on the date of exercise over the base price of the stock appreciation right. The base price may not be less than 100% of the fair market value of the GenTek common stock on the date the stock appreciation right is granted. The Committee shall determine when an stock appreciation right is exercisable, the method of exercise, and whether settlement of the stock appreciation right is to be made in cash, shares of common stock or a combination of the foregoing.

     Restricted Stock and Restricted Units

        The long-term incentive plan authorizes the Compensation Committee to grant awards in the form of restricted stock and restricted units. For purposes of the long-term incentive plan, restricted stock is an award of common stock and a restricted unit is a contractual right to receive GenTek common stock (or cash based on fair market value of common stock). Such awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the Compensation Committee, either will be credited with or receive, currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units become vested and nonforfeitable and the restricted period will lapse pro rata on each of the first four anniversaries of the date of grant unless the Compensation Committee determines otherwise. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement, during the period in which the transfer of shares is restricted, the restricted stock or restricted units will become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period (or such greater percentage as the Compensation Committee may determine). Unless nonforfeitable on the date of termination or otherwise determined by the Compensation Committee, a restricted stock or restricted unit award will be forfeited on termination of employment.

     Incentive Stock and Incentive Units

        The long-term incentive plan allows for the grant of awards in the form of incentive stock and incentive units. For purposes of the long-term incentive plan, incentive stock is an award of common stock and an incentive unit is a contractual right to receive GenTek common stock (or cash based on fair market value of GenTek common stock). Such awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. With regard to a particular performance period, the Compensation Committee will have the discretion, subject to the long-term incentive plan's terms, to determine the terms and conditions of such awards, including the performance objectives to be achieved during such period and the determination of whether and to what degree such objectives have been attained. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement during the measurement period, an award of incentive stock or incentive units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period (or such greater percentage as the Compensation Committee may determine). Unless the Compensation Committee determines otherwise, any incentive stock or incentive unit award will be forfeited on termination of employment.

     Deferred Stock

        An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period. On such date or dates established by the Compensation Committee and subject to such terms and conditions as determined by the Compensation Committee, a participant may be permitted to defer receipt of all or a portion of his or her annual salary and/or annual incentive bonus and receive the equivalent amount in elective units based on the fair market value of common stock on the date of grant. To the extent determined by the Compensation Committee, a participant may also receive supplemental stock units for a percentage of the amount deferred by the participant. Deferred stock units carry no voting rights until the shares have been issued. The Compensation Committee will determine whether any cash and stock dividends attributable to deferred units are to be paid currently or credited to the participant's account and deemed reinvested in deferred stock units. Deferred stock units and cash and stock dividends with respect thereto are fully vested at all times. Unless the Compensation Committee provides otherwise, supplemental stock units and cash and stock dividends with respect thereto will become fully vested on the fourth anniversary of the date the corresponding deferred amount would have been paid and free standing stock units and cash and stock dividends with respect thereto will become fully vested on the third anniversary of the corresponding award.

        If there is a change in control, all awards that are not then vested will become vested and any restrictions or limitations will lapse. A change of control is defined in the long-term incentive plan and includes:

(1) a change in the composition of a majority of the Board of Directors of GenTek unless the selection or nomination of each of the new members was approved by a majority of incumbent members of the Board of Directors of GenTek;

(2) the acquisition by any person or group, with certain exceptions, of the beneficial ownership of securities representing more than 20 percent of the voting power of GenTek's then outstanding voting securities having the right to elect directors;

(3) the consummation, after approval by GenTek's stockholders, of a merger or other business combination with an entity other than a majority-owned subsidiary of GenTek, or the sale of all or substantially all of GenTek's assets; or

(4) the purchase by any person or group, with certain exceptions, of 20% or more of the outstanding shares of GenTek's common stock pursuant to a tender or exchange offer.

These provisions of the long-term incentive plan may have an anti-takeover effect.

        Notwithstanding the foregoing, a change in control will not be deemed to occur in the event we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

        The Board or the Compensation Committee may amend, suspend or terminate the long-term incentive plan.

     OTHER BENEFIT PLANS AND ARRANGEMENTS

        Our salaried employees continue to participate in the General Chemical Corporation pension plan -- of which we continued to be the sponsor following the spinoff -- on the same terms and conditions as before the spinoff, as well as in the other benefit plans and arrangements that we established or continued to sponsor pursuant to the employee benefits agreement. In addition to the pension plan, we will continue to be the sponsor of existing employee benefit plans that cover our employees. In connection with the spinoff, GenTek caused a transfer of plan assets and liabilities, where applicable, to a corresponding 'mirror' employee benefit plan established by General Chemical Group for the benefit of employees of the industrial chemicals business who were participants in the plan sponsored by us immediately prior to the spinoff. For further information on the employee benefit agreement we entered into in connection with the spinoff, see the section 'Arrangements Between GenTek and General Chemical Group Relating to the Spinoff -- Employee Benefits Agreement.'

        A participating employee's annual retirement benefit is determined by the employee's credited service under the salaried employees' pension plan and average annual earnings during the five years of the final ten years of service credited under the salaried employees' pension plan for which such employees' earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The salaried employees' pension plan provides that a participating employee's right to receive benefits under the salaried employees' pension plan becomes fully vested after five years of service. Under the salaried employees' pension plan, benefits are adjusted by a portion of the social security benefits received by participants.

        In addition, our key executives participate in an unfunded nonqualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the salaried employees' pension plan, but which are not payable under the salaried employees' pension plan by reason of certain benefit limitations imposed by the Internal Revenue Code.

        The table below indicates the estimated maximum annual retirement benefit a hypothetical participant would be entitled to receive under the salaried employees' pension plan and the excess benefit plan. The amounts shown are without regard to benefit limitations imposed by the Internal Revenue Code, before any deduction for social security benefits if the retirement occurred December 31, 1998, at the age of 65, after the indicated number of years of credited service and if average annual earnings equaled the amounts indicated. Compensation qualifying as annual earnings under the salaried employees' pension plan approximates the amounts set forth as the salary and bonus of the executive officers in the 'Summary Compensation Table' included in the next section of this prospectus. The number of years of credited service under the salaried employees' pension plan for Messrs. Russell, Passino, Tanis, Wilkinson and Klink is approximately 22, 19, 11, 14 and 24, respectively.

                                                                    YEARS OF CREDITED SERVICE
                                                       ----------------------------------------------------
    AVERAGE                                               15         20         25         30         35
ANNUAL EARNINGS                                         YEARS      YEARS      YEARS      YEARS      YEARS
---------------                                         -----      -----      -----      -----      -----
  $  200,000    ...........................            $ 60,000   $ 80,000   $100,000   $100,000   $105,000
     250,000    ...........................              75,000    100,000    125,000    125,000    131,250
     300,000    ...........................              90,000    120,000    150,000    150,000    157,500
     400,000    ...........................             120,000    160,000    200,000    200,000    210,000
     500,000    ...........................             150,000    200,000    250,000    250,000    262,500
     600,000    ...........................             180,000    240,000    300,000    300,000    315,000
     700,000    ...........................             210,000    280,000    350,000    350,000    367,500
     800,000    ...........................             240,000    320,000    400,000    400,000    420,000
     900,000    ...........................             270,000    360,000    450,000    450,000    472,500
   1,000,000    ...........................             300,000    400,000    500,000    500,000    525,000

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

        The following table summarizes compensation awarded or paid by General Chemical Group and its subsidiaries during the periods indicated below to our Chief Executive Officer and the four most highly compensated other executive officers of General Chemical Group at year-end 1998 who, since the Spinoff, have been employees of our subsidiary, General Chemical Corporation. Except for Mr. Russell, who is the President and Chief Executive Officer of GenTek, none of these officers is an executive officer of GenTek. The positions indicated in the table are the position such persons held with General Chemical Group. See 'Management.' Our senior management currently receives compensation similar to that received by the senior management of General Chemical Group in the past.

        All stock compensation in prior years has been in the form of shares of the common stock, or options to purchase shares of the common stock, of General Chemical Group.

                                                                                      LONG TERM
                                                     ANNUAL COMPENSATION         COMPENSATION AWARDS
                                                 ----------------------------   ----------------------
                   NAME AND                      FISCAL                                    ALL OTHER
              PRINCIPAL POSITION                  YEAR     SALARY     BONUS     OPTIONS   COMPENSATION
              ------------------                  ----     ------     -----     -------   ------------
Richard R. Russell ............................  1998     $400,000   $ 75,000     --        $26,000
  President and Chief Executive Officer          1997      400,000    375,000     --         46,000
                                                 1996      400,000    425,000   400,000      49,000
Ralph M. Passino ..............................  1998      250,000     50,000     --         16,000
  Vice President and General Manager,            1997      250,000    225,000     --         28,000
  Manufacturing Group                            1996      250,000    265,000    65,000      30,000
James N. Tanis ................................  1998      250,000     50,000     --         16,000
  Vice President and General Manager,            1997      250,000    225,000     --         28,000
  Performance Products                           1996      250,000    225,000    65,000      28,000
James A. Wilkinson ............................  1998      220,000     40,000     --         14,000
  Vice President, Manufacturing                  1997      220,000    110,000     --         20,000
                                                 1996      220,000    100,000    20,000      18,000
Bodo B. Klink .................................  1998      205,000     35,000     --         13,000
  Vice President, Business Development and       1997      205,000    120,000     5,000      20,000
  Services                                       1996      195,000    150,000    20,000      20,000

OPTION GRANTS

        The following table sets forth information concerning individual grants of stock options by General Chemical Group to the executive officers of the General Chemical Group named in the previous table through year-end 1998 for the purchase of General Chemical Group Common Stock. There were no stock options granted by General Chemical Group to these officers during 1998. For a discussion of the treatment of General Chemical Group stock option plans in connection with the spinoff with respect to the executive officers of GenTek, see ' -- General Chemical Group Stock Option and Restricted Unit Conversion' below.

                                                                 INDIVIDUAL GRANTS
                                  -------------------------------------------------------------------------------
                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   SHARES                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  ACQUIRED                  OPTIONS AT 12/31/98           OPTIONS AT 12/31/98
                                     ON       VALUE     ---------------------------   ---------------------------
              NAME                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                --------   --------   -----------   -------------   -----------   -------------
Richard R. Russell..............    --         --          --            400,000          $0             $0
Ralph M. Passino................    --         --         24,000          41,000           0              0
James N. Tanis..................    --         --         24,000          41,000           0              0
James A. Wilkinson..............    --         --         12,000           8,000           0              0
Bodo B. Klink...................    --         --         12,000          13,000           0              0

GENERAL CHEMICAL GROUP STOCK OPTION AND RESTRICTED UNIT CONVERSION

        Under the employee benefits agreement, effective on the spinoff date, holders of outstanding options to purchase General Chemical Group common stock and holders of restricted stock units had their interests adjusted as described below.

        Stock Options. Our employees who held General Chemical Group stock options as of the Spinoff Date received options to purchase under the GenTek Inc., long-term incentive plan the same number of shares of GenTek as entitled by their GCG stock options. The exercise price of their General Chemical Group stock options was adjusted, and the exercise price of their GenTek stock options was established, in a manner that preserved (1) the difference between the exercise price and value of the shares covered by the General Chemical Group stock option and (2) the ratio of the exercise price per share to the fair market value of the share covered by the option. All other terms of such adjusted options remained unchanged in the spinoff. Individuals who continue to provide employment, consulting and similar services to both GenTek and General Chemical Group similarly retained their options to acquire shares of common stock of General Chemical Group and received additional options to acquire shares of common stock of GenTek, in each case as adjusted in the manner described above.

        Restricted Units. Each restricted unit, whether held by employees of GenTek or General Chemical Group, represented a similar award with respect to a share of each of GenTek and General Chemical Group.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The table below sets forth, to the best of our knowledge, certain information regarding the beneficial ownership of shares of our Common Stock by:

(1)  each person who beneficially owns more than 5% of such shares,

(2)  each of our directors,

(3) each of the executive officers named in the tables in the preceding section of this prospectus and

(4)  all directors and executive officers as a group.

        Our issued and outstanding capital stock consists of shares of Common Stock, entitling its holder to one vote for each share, and Class B Common Stock, entitling its holder to ten votes for each share. Holders of Class B Common Stock may convert each such share of Class B Stock at any time and from time to time into one share of Common Stock. The shares of Common Stock are registered under the Exchange Act and are listed on the New York Stock Exchange. There are significant restrictions on transfers of Class B Common Stock. Except for the disparity in voting power, the conversion provisions and the transfer restrictions, shares of Common Stock and Class B Common Stock are substantially identical, including their participation in dividends and in liquidation distributions.

        As of December 31, 1999, a total of 20,816,380 shares were issued and outstanding, consisting of 16,857,959 shares of Common Stock and 3,958,421 shares of Class B Common Stock.

        The ownership percentages of our Common Stock shown above have been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. For the purpose of identifying persons who beneficially own more than 5% of the shares of Common Stock, we have assumed that no outstanding shares of Class B Common Stock have been converted.

                                                              BENEFICIAL OWNERSHIP OF
                                                                      GENTEK
                                                            ---------------------------
                                                              COMMON         PERCENT OF
                 NAME OF BENEFICIAL OWNER                     STOCK            CLASS
                 ------------------------                   ----------       ----------
DIRECTORS AND OFFICERS
Paul M. Montrone(1)(2)(3)(4)..............................   9,811,421          47.1%
Paul M. Meister(5)........................................   2,061,251           9.9
John W. Gildea(6)(12).....................................     595,996           2.9
Richard R. Russell(7).....................................      76,972           *
Ralph M. Passino(8).......................................      76,986           *
James N. Tanis(9).........................................      69,986           *
James A. Wilkinson(10)....................................      46,693           *
Bodo W. Klink(11).........................................      39,157           *
Scott M. Sperling(12).....................................      25,000           *
Ira Stepanian(12).........................................      25,000           *
Bruce Koepfgen(13)........................................       9,000
All directors and Named Executive Officers as a group
  (11 persons)(14)........................................  10,793,711          51.9
5% SHAREHOLDERS
Paul M. Montrone(1)(2)(3)(4)..............................   9,811,421          47.1
Paul M. Meister(5)........................................   2,061,251           9.9
1996 and February 1998 GRATs(2)(4)........................   3,552,502          17.1
J.P. Morgan and Co. Incorporated(15)......................   1,717,550           8.3
Thomson Horstmann & Bryant, Inc.(16)......................     889,250           4.3

------------

*  Less than 1%.

 (1) Includes (a) 1,706,095 shares of Class B Common Stock and 1,420,163 shares of Common Stock held directly by Mr. Montrone, (b) 30,000 shares of Common Stock held directly by Sandra A. Montrone, the wife of Mr. Montrone, and
     (c) 3,000 shares of Common stock held by family trust. Also includes the shares of Class B Common Stock and Common Stock owned by the 1996 GRAT, the February 1998 GRAT and the December 1998 GRAT and the 1999 GRAT (see notes 3, 4 and 5 below). By virtue of his position as co-trustee of the December 1998 GRAT and the 1999 GRAT and his relationship with the trustee of the 1996 GRAT and the February 1998 GRAT, as well as his status as the settlor and annuity beneficiary of such GRATs, Mr. Montrone may be deemed beneficial owner of all the shares held by such GRATs. The address for Mr. Montrone is c/o GenTek Inc., Liberty Lane, Hampton, New Hampshire 03842.

 (2) A grantor retained annuity trust formed in 1996 (the '1996 GRAT') owns 829,140 shares of Class B Common Stock and 1,214,881 shares of Common Stock. A grantor retained annuity trust formed in February 1998 (the 'February 1998 GRAT') owns 611,903 shares of Class B Common Stock and 896,578 shares of Common Stock. Mr. Paul Montrone was the settlor, and is the annuity beneficiary, of both the 1996 GRAT and the February 1998 GRAT. Sandra G. Montrone, the wife of
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Mr. Montrone, and Mr. Meister are the co-trustees of the 1996 GRAT and Mrs. Montrone is the sole trustee with investment and voting discretion of the February 1998 GRAT. By virtue of her position as sole trustee, Ms. Montrone may be deemed the beneficial owner of all shares held by the 1996 GRAT and the February 1998 GRAT. Wilmington Trust Company is the administrative trustee of the February 1998 GRAT. The address for the 1996 GRAT and the February 1998 GRAT is c/o Sandra G. Montrone, as trustee, Liberty Lane, Hampton, New Hampshire 03842.

 (3) Grantor retained annuity trusts were formed in each of December 1998 (the 'December 1998 GRAT') and March 1999 (the '1999 GRAT' and, together with the 1996 GRAT, February 1998 GRAT and December 1998 GRAT, the 'Montrone Trusts') Mr. and Ms. Montrone are co-trustees of both trusts. The December 1998 GRAT owns 1,099,661 shares of Common Stock. The 1999 GRAT owns 811,283 shares of Class B Common Stock and 1,188,717 Shares of Common Stock. Wilmington Trust Company is the administrative trustee of the December 1998 GRAT and the 1999 GRAT. By virtue of their position as co-trustees, each of Mr. and Ms. Montrone may be deemed the beneficial owner of all shares held by the December 1998 GRAT and the 1999 GRAT.

 (4) Does not include 100,000 shares of Common Stock held by a charitable foundation, of which Mr. Montrone is a Director and Ms. Montrone is a Director and officer. By virtue of their positions with the charitable foundation, Mr. and Ms. Montrone may be deemed to be beneficial owners of the shares of Common Stock held by the charitable foundation. Mr. and Ms. Montrone disclaim any beneficial ownership of the 100,000 shares of Common Stock held by the charitable foundation.

 (5) Includes 10,000 shares of Common Stock owned by Mr. Meister directly, an aggregate of 7,500 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 1,500 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 3,000 restricted units vested on May 15, 1999.

     Also includes 829,140 shares of Class B Common Stock and 1,214,881 shares of Common Stock held by the 1996 GRAT, of which Mr. Meister is a co-trustee.

 (6) Includes 75,000 shares of Common Stock held by Mr. Gildea directly, 25,000 shares of Common Stock held by defined benefit plan of Gildea Investment Company, a Connecticut S Corporation of which Mr. Gildea is an officer and sole stockholder and information presented herein is based solely upon a
     Schedule 13D filing made with the SEC on February 16, 1999 by Mr. John W. Gildea, a director of GenTek, on behalf of himself and Network Fund III, Ltd. ('Network'). Network is an investment fund managed by Gildea Management Company, of which Mr. Gildea is the Chairman of the Board of Directors, Chief Executive Officer and sole stockholder. According to such filing, Network possesses sole voting power over 470,996 shares of the above shares and sole dispositive power over 470,996 of the above shares while Mr. Gildea possesses sole voting and sole dispositive power over all of the above shares. The address of Mr. Gildea is 115 East Putnam Avenue, Greenwich, CT 06830. The address for Network is P.O. Box 219, Butterfield House, Grand Cayman, Cayman Islands, BWI.

 (7) Includes 20,000 shares of Common Stock held by Mr. Russell's wife, 1,000 shares of Common Stock held by Mr. Russell's daughter, an aggregate of 55,972 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 11,194 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 22,390 restricted units vested on May 15, 1999. Mr. Russell disclaims any beneficial ownership of the 21,000 shares of Common Stock held by his wife and daughter.

 (8) Consists of 9,000 shares of Common Stock held by Mr. Passino's wife and children, an aggregate of 27,986 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 5,597 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 11,195 restricted units vested on May 15, 1999, options to purchase 40,000 shares of Common Stock, which options vested 12,000 shares on each of May 15, 1997 and May 15, 1998 and 16,000 shares on May 15, 1999.
     Mr. Passino disclaims any beneficial ownership of the 9,000 shares of Common Stock held by his wife and children.

 (9) Includes 2,000 shares of Common Stock held by Mr. Tanis directly, an aggregate of 16,791 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 5,597 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 11,195 restricted units will vest on May 15, 1999. Also includes options to purchase 40,000 shares of Common Stock, which options vested 12,000 shares on each of May 15, 1997 and May 15, 1998 and 16,000 shares on May 15, 1999.

(10) Includes 13,633 shares of Common Stock held by Mr. Wilkinson directly, 4,353 shares held by Mr. Wilkinson's spouse, 8,707 restricted units vesting on May 15, 1999 and options to purchase 20,000 shares of Common Stock, which options vested 6,000 shares on each of May 15, 1997 and May 15, 1998 and 8,000 shares on May 15, 1999.

(11) Includes 500 shares of Common Stock held by Mr. Klink directly, an aggregate of 18,657 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 3,732 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 7,461 restricted units vested on May 15, 1999. Also includes options to purchase 20,000 shares of Common Stock, which options vested 6,000 shares on each of May 15, 1997 and May 15, 1998, and 8,000 shares on May 15, 1999.

(12) Includes 5,000 restricted units granted pursuant to General Chemical Group's Restricted Unit Plan for Non-Employee Directors and options to purchase 20,000 shares of Common Stock.

(13) Includes 5,000 restricted units granted pursuant to GenTek's Restricted Unit Plan for Non-Employee Directors.

(14) Of such shares, 9,811,421 are beneficially owned by Mr. Montrone (see notes 1, 2, 3 and 4 above) and 590,996 are beneficially owned by Mr. Gildea (see note 5 above). Also includes the 2,061,521 shares beneficially owned by Mr. Meister, of which 2,044,021 shares are included in the shares beneficially owned by Mr. Montrone.

(15) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by J.P. Morgan and Co. Incorporated ('J.P. Morgan') on October 8, 1999. According to such filing, J.P. Morgan has sole voting power over 1,359,650 of the above shares, shared voting power over none of the above shares and sole dispositive power over all of the above shares. The address of J.P. Morgan is 60 Wall Street, New York, New York 10260. The percentage ownership of Common Stock by J.P. Morgan has been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. Prior to such conversion, the percentage ownership of Common Stock for J.P. Morgan would be 10.2%.

(16) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by Thomson Horstmann Bryant, Inc. ('Horstmann') on January 28, 1999. According to such filing, Horstmann as sole voting power over 572,600 of the above shares, shared voting power over 15,600 of the above shares and sole dispositive power over all of the above shares. The address of Horstmann is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. The percentage ownership of Common Stock by Horstmann has been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. Prior to such conversion, the percentage ownership of Common Stock for Horstmann would be 5.3%.

                    AFFILIATE RELATIONSHIPS AND TRANSACTIONS

OUR ARRANGEMENTS WITH THE GENERAL CHEMICAL GROUP RELATING TO THE SPINOFF

        In connection with the spinoff, the General Chemical Group and GenTek entered into agreements to facilitate the separation of our manufacturing and performance products businesses from the industrial chemicals business of General Chemical Group. For a description of these agreements see 'Our Arrangements with General Chemical Group Relating to the Spinoff' below.

AGREEMENTS WITH LATONA ASSOCIATES

        Latona Associates Inc. is a management company that, since 1995, has provided General Chemical Group with strategic management, business and financial advisory services, including guidance and advice related to financings, security offerings, recapitalizations, restructurings, acquisitions and tax and employee benefit matters. In 1998, General Chemical Group paid Latona Associates $5.9 million for such services, of which approximately $4.7 million was attributable to our businesses. Through the first three quarters of 1999, we have paid Latona $3.6 million. Paul M. Montrone, the controlling stockholder and Chairman of our Board, also controls Latona Associates. In addition, Paul M. Meister, a member of our Board, is a Managing Director of Latona Associates.

        In connection with the spinoff, Latona Associates agreed to provide its services separately to us and to General Chemical Group and to split its current fee between us and General Chemical Group. As a result, we will pay Latona Associates an annual fee of $4.5 million, payable quarterly in advance, adjusted annually after 1999 for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition, if we request Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, we will pay Latona Associates additional fees, comparable to those received by investment banking firms for such services (subject to the approval of a majority of our independent directors). In 1999, Latona Associates has advised us with respect to our acquisitions of Noma, Defiance and Krone and has received total fees of $3.6 million for services rendered in connection with these transactions. In 1998, Latona received fees of $0.5 million for advisory services provided with respect to acquisitions, combinations and other strategic transactions.

        Our agreement with Latona Associates is substantially similar to General Chemical Group's existing agreement with Latona and will extend through 2004. The agreement may be terminated by us or Latona Associates if the other party ceases, or threatens to cease, to carry on its business, or commits a material breach of the agreement which is not remedied within 30 days of notice of such breach. We may terminate the agreement if Mr. Montrone ceases to hold, directly or indirectly, shares of our capital stock constituting at least 20% of the aggregate voting power of our capital stock.

        While there can be no assurance that the amount of fees to be paid by GenTek to Latona Associates will not exceed the amount that GenTek would have to pay to obtain from unaffiliated third parties the services to be provided by Latona Associates, GenTek believes that the employees of Latona Associates have extensive knowledge concerning its business which would be impractical for a third party to obtain. As a result, GenTek has not compared the fee payable to Latona Associates with fees that might be charged by third parties for similar services.

        Proposals regarding amendments to, waivers of, extensions of or other changes in the terms of the agreement with Latona Associates, as well as any transactions perceived to involve potential conflicts of interest, will be dealt with on a case-by-case basis, taking into account relevant factors including the requirements of the New York Stock Exchange and prevailing corporate practices.

REGISTRATION RIGHTS AGREEMENT

        In order to facilitate obtaining the private letter ruling of the Internal Revenue Service concerning the tax-free nature of the spinoff, Mr. Montrone and the Montrone family trusts converted 5,800,000 of their shares of Class B Common Stock into Common Stock of General Chemical Group. As a result of such conversion, the voting power of the shares held or controlled by Mr. Montrone and the

Montrone family trusts decreased from 89.9% to 80.6%. We believe that, without such conversion, the spinoff could have adverse tax consequences to General Chemical Group.

        Under a registration rights agreement, Mr. Montrone and the Montrone family trusts may request, at any time until April 1, 2004, the registration of their shares of Common Stock (including shares of Common Stock received upon conversion of any Class B Common Stock) for sale under the Securities Act. We will be required to accept up to three requests for registration and, in addition, to include the shares of Mr. Montrone and the Montrone family trusts in a proposed registration of shares of Common Stock under the Securities Act in connection with the sale of shares of Common Stock by us or any of our stockholders. We will be responsible for the expenses of the registration of shares of Mr. Montrone and the Montrone family trusts, other than brokerage and underwriting commissions and taxes relating to the sale of the shares.

                          DESCRIPTION OF CAPITAL STOCK

        The following section describes the capital stock of GenTek.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

        On December 31, 1999, the authorized capital stock of GenTek consisted of 100 million shares of common stock, 40 million shares of Class B common stock and 10 million shares of undesignated preferred stock issuable in series by the Board of Directors (the 'Preferred Stock'). On December 31, 1999, 16,857,959 shares of common stock and 3,958,421 shares of Class B common stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. On December 31, 1999, all outstanding shares of common stock and Class B common stock were fully paid and nonassessable. The following summary description of the capital stock of GenTek is qualified in its entirety by reference to its Amended and Restated Certificate of Incorporation (the 'Certificate'), and its Amended and Restated Bylaws (the 'Bylaws'), copies of which are incorporated by reference in this Prospectus.

COMMON STOCK AND CLASS B COMMON STOCK

        Except for the disparity in voting power, the conversion provisions and the transfer restrictions described below, shares of common stock and Class B common stock are substantially identical, including their participation in dividends and in liquidating distributions.

        Voting. Each share of common stock entitles the holder of record to one vote and each share of Class B common stock entitles the holder to ten votes at each annual or special meeting of stockholders, in the case of any written consent of stockholders, and for all other purposes. The holders of common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of common stock nor the holders of Class B common stock have cumulative voting or preemptive rights. GenTek may, as a condition to counting the votes cast by any holder of Class B common stock at any annual or special meeting of stockholders, in the case of any written consent of stockholders, or for any other purpose, require such holder to furnish such affidavits or other proof as it may reasonably request to establish that the Class B common stock held by such holder has not, by virtue of the provisions of the Certificate, been automatically converted into common stock, as discussed below.

        Dividends. The holders of common stock and Class B common stock are entitled to receive dividends and other distributions as may be declared thereon by the Board of Directors out of assets or funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock and any other provision of the Certificate. The Certificate provides that if at any time a cash dividend or other distribution in cash or other property is paid on either the common stock or the Class B common stock, an equivalent dividend or other distribution in cash or other property will also be made with respect to the Class B common stock or common stock, as the case may be. The Certificate provides that if dividends are declared that are payable in shares of common stock or Class B common stock, such dividends shall be payable at the same rate on both classes of stock, provided that the dividends payable in shares of common stock shall be payable only to holders of common stock and the dividends payable in shares of Class B common stock shall be payable only to holders of Class B common stock. The Certificate provides that shares of common stock or Class B common stock may not be split up, subdivided, combined or reclassified, unless at the same time the shares of the other class are also split up, subdivided, combined or reclassified in a manner which maintains the same proportionate equity ownership between the holders of common stock and Class B common stock as existed immediately prior to the transaction.

        Liquidation. In the event of any liquidation, dissolution or winding up, the holders of common stock and the holders of Class B common stock will be entitled to receive the assets and funds available for distribution after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

        Equal Per Share Consideration Upon Merger. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock or other reorganization in which any consideration is to be received by the holders of common stock or Class B common stock, the holders of common stock and Class B common stock will be entitled to receive an equal amount of consideration for each share tendered in such merger, consolidation, purchase or acquisition or other reorganization.

        Transfer Restrictions of Class B Common Stock. The Certificate provides that no person holding record or beneficial ownership of shares of Class B common stock (a 'Class B Holder') may transfer shares of Class B Stock, except to a Permitted Transferee. A Permitted Transferee generally means an affiliate of the Class B Holder. In certain circumstances, changes in ownership or control of a Class B Holder will result in the automatic conversion of such holder's Class B common stock into common stock. The Certificate also provides that GenTek may require as a condition to registering the transfer of any shares of its Class B common stock the furnishing of such affidavits and other proof as GenTek reasonably may request to establish that such proposed transferee is a Permitted Transferee. In addition, upon any purported transfer of shares of Class B common stock not permitted under the Certificate, all shares of Class B common stock purported to be so transferred will be deemed to be converted into shares of common stock, and stock certificates formerly representing such shares of Class B common stock will thereafter represent an identical number of shares of common stock.

        Conversion Rights of Class B Holders. Class B Holders may convert each share of such Class B common stock at any time and from time to time into one fully paid and nonassessable share of common stock. The Certificate requires that GenTek reserve sufficient shares of common stock for issuance in connection with such conversion rights.

        All outstanding shares of Class B common stock automatically convert into shares of common stock on a share-for-share basis if the total number of shares of issued and outstanding Class B Stock is less than 10% of the total of all shares of common stock and Class B common stock then issued and outstanding. Upon any such conversion, stock certificates formerly representing shares of Class B common stock will thereafter represent an identical number of shares of common stock.

UNDESIGNATED PREFERRED STOCK

        The Board of Directors is authorized to issue up to 10 million shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

        The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the company.

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

                  OUR ARRANGEMENTS WITH GENERAL CHEMICAL GROUP
                            RELATING TO THE SPINOFF

        In connection with the spinoff, General Chemical Group and GenTek entered into the agreements described in this section to facilitate the separation of our manufacturing and performance products business from the industrial chemicals business of General Chemical Group and an orderly transition in establishing GenTek and General Chemical Group each as separate, stand-alone companies. The agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summarizes the material terms of such agreements.

        Currently, GenTek and General Chemical Group have two common directors:
Messrs. Montrone and Meister. Because Messrs. Montrone and Meister serve as directors of both GenTek and General Chemical Group, they may have conflicts of interest in connection with the agreements summarized below. The Boards of Directors of GenTek and General Chemical Group will deal with proposals regarding amendments to, waivers of, extensions for other changes in the terms of the agreements summarized below on a case by case basis, taking into account the requirements of the New York Stock Exchange and prevailing corporate practice, including the disclosure of the terms of the potential transaction and the interests of Messrs. Montrone and Meister or the approval of the transaction by the disinterested directors of GenTek.

        There can be no assurance that the terms of the agreements summarized below are at least as favorable to GenTek as terms it would have negotiated with unaffiliated third parties. Given the pre-spinoff relationship of GenTek and General Chemical Group, the desire of GenTek and General Chemical Group to continue aspects of their pre-spinoff operations for a transitional period and the extensive knowledge of GenTek's personnel concerning Group and General Chemical, it was impracticable or undesirable for GenTek to seek to enter into similar arrangements with unaffiliated third parties. As a result, GenTek has not compared the terms of these agreements with the terms it would have negotiated with unaffiliated third parties.

SEPARATION AGREEMENT

        The separation agreement provided for, among other things, the split up at and after the spinoff between GenTek and General Chemical Group of certain assets and liabilities held by General Chemical Group before the spinoff. Under the separation agreement:

        GENTEK'S ASSETS: The following became assets of GenTek at or prior to the spinoff:

         the capital stock of General Chemical Corporation;

         the capital stock of Noma, Reheis, Defiance, Toledo Technologies Inc., Balcrank Products Inc., PDI and the other subsidiaries that are engaged in our businesses; and

         any other assets that are not used principally in the industrial chemicals business.

        GENERAL CHEMICAL GROUP'S ASSETS: The following assets were retained by General Chemical Group at and after the spinoff:

         the capital stock of New Hampshire Oak, General Chemical Industrial Products Inc., General Chemical Canada Ltd. and the other subsidiaries that are engaged in the industrial chemicals business of General Chemical Group;

         all of General Chemical Corporation's 51% interest in General Chemical (Soda Ash) Partners, and all rights of the managing partner of such partnership; and

         all other assets used principally in the industrial chemicals business.

        GENTEK'S LIABILITIES: As of the Spinoff, all liabilities of GenTek's businesses became exclusively the liabilities of our company, including all liabilities:

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

         incurred in the conduct or operation of our business or the ownership or use of our assets, whether arising before, at or after the spinoff;

         of our subsidiaries, whether or not incurred in the conduct or operation of our businesses or the ownership of the our assets;

         of GenTek arising under the separation agreement or any other agreements with General Chemical Group relating to the spinoff;

         undertaken by General Chemical Group in connection with its acquisition of Noma, Defiance, Reheis, Peridot and Sandco Automotive; and

         arising under or in connection with the Form 10, but only to the extent such liabilities relate to statements in, or omissions from, the Form 10 regarding GenTek or our businesses.

        GENERAL CHEMICAL GROUP'S LIABILITIES: All liabilities of General Chemical Group, other than the liabilities of GenTek just described, have been retained by General Chemical Group, including all liabilities:

         incurred in the conduct or operation of its industrial chemicals business or the ownership or use of Industrial Assets;

         set forth on the balance sheet of the industrial chemicals business;

         arising under or in connection with the Form 10, except for liabilities relating to information or statements in, or omissions from, the Form 10 regarding GenTek or its businesses;

         of General Chemical Group arising under the separation agreement or any other agreements with GenTek relating to the spinoff; and

         of General Chemical Group or any of its subsidiaries that do not relate either to our businesses or the industrial chemicals business, including liabilities relating to any business formerly owned or operated by any of them (other than any such business that had been engaged in our businesses) or arising out of the sale thereof.

        INDEMNIFICATION. After the spinoff, GenTek and General Chemical Group will indemnify each other and their respective directors, officers, employees and agents from any losses, including reasonable attorney's fees, incurred by any respective indemnitee due to the failure of the indemnifying party to satisfy its obligations under the separation agreement.

        If the indemnity is insufficient to hold harmless an indemnified party for any indemnifiable losses, each indemnifying party will pay its fair share of the losses. In addition, General Chemical Group will use its best efforts to maintain directors' and officers' liability insurance coverage at least equal to General Chemical Group's pre-spinoff directors' and officers' liability insurance coverage for a period of six years for directors and officers of General Chemical Group who will become directors and officers of GenTek as of the spinoff date for their acts as directors and officers of General Chemical Group for periods prior to the spinoff date.

        NON-COMPETITION AND NON-SOLICITATION. Each of GenTek and General Chemical Group have agreed that, subject to certain exceptions, neither will compete with the other prior to the fifth anniversary of the spinoff. GenTek and General Chemical Group have also agreed not to hire, or solicit for employment, any director, officer or supervisory-level employee of the other until the third anniversary of the spinoff.

EMPLOYEE BENEFITS AGREEMENT

        In connection with the spinoff, GenTek and General Chemical Group entered into an employee benefits agreement that, among other things, separated the assets and liabilities under General Chemical Group's employee benefit plans and other employment-related liabilities between us and General Chemical Group. As a general matter, GenTek and General Chemical Group each agreed:

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

(1)  to continue to employ our respective employees; and

(2) to assume the liabilities existing at the time of the spinoff for our respective employees and former employees.

        The employee benefits agreement also provides for the treatment of certain retirement plans, investment and savings programs, medical and life insurance benefits, retiree medical and life insurance benefits and stock awards.

        We and General Chemical Group, effective as of the date of the spinoff, established or have maintained pension plans, health and welfare plans, a savings (401(k)) plan, and executive compensation plans to mirror the plans that General Chemical Group or its subsidiaries sponsored for their employees prior to the spinoff. The employee benefits agreement provides for the separation of the amounts necessary to fund the projected benefit obligations under the General Chemical Group pension plans of our current and former employees, on the one hand, and General Chemical Group's current and former employees, on the other hand, determined on an equitable basis in accordance with the actuarial assumptions used by the applicable General Chemical Group pension plan with respect to its last completed actuarial report. Similar principles will apply with respect to any employee benefit plan maintained outside of the United States.

        We have established a long-term incentive plan under which stock options, stock appreciation rights, and other equity-related incentive awards, as well as cash performance awards, may be granted. Under the employee benefits agreement, effective as of the spinoff date, the outstanding General Chemical Group equity-related awards held by our current or former employees also received similar awards with respect to our stock, adjusted so as to preserve
(a) the difference between the exercise price and the value of shares of General Chemical Group prior to the spinoff date and (b) the ratio of the exercise price per share of our common stock and the common stock of General Chemical Group to the pre-spinoff fair market value of the General Chemical Group shares relating to the award.

TRANSITION SUPPORT AGREEMENT

        Under a transition support agreement, for a period of up to twelve months following the spinoff, we will provide General Chemical Group with tax, legal, accounting, treasury, purchasing services, human resources, insurance management and claims administration, and certain other administrative services, and General Chemical Group will provide us with certain services as we may agree upon. In addition, we provide General Chemical Group with management information services and related functions, including personnel, hardware and software, on a service contract basis. This arrangement will remain in effect through approximately December 2001. During this period, we will provide to General Chemical Group the services related to the mitigation and remediation of the potential impact of Year 2000 problems of the General Chemical Group.

        We provide General Chemical Group with these general administrative and management information services and functions for a fee that reflects a pro rata allocation, based on the extent of services and functions provided, of our overall costs and expenses for such services and functions, plus an appropriate margin. Upon not less than 60 days prior written notice, either we or General Chemical Group may direct the other to discontinue any services provided under the transition support agreement, except with respect to management information services and related functions. The transition support agreement may be terminated by either party for a material uncured breach by the other party, the insolvency of the other party, or the change of control of the other party. The agreement also provides that generally neither party will be liable to the other party for any costs, losses, damages or claims related to services provided by it under the transition support agreement, other than for gross negligence or willful misconduct.

SUBLEASE AGREEMENT

        General Chemical Group uses a portion of our office space in Parsippany, New Jersey under a sublease agreement with our subsidiary, General Chemical Corporation. The sublease payments by General Chemical Group reflect a pro rata allocation, based upon the square footage of the subleased

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

premises, of General Chemical Corporation's overall rental and other occupancy costs. The sublease agreement also provides for customary maintenance and ancillary services.

TAX SHARING AGREEMENT

        We and General Chemical Group entered into a tax sharing agreement which provides, among other things, that

(1) except for taxes described in clauses (2) and (3) below, we will be responsible for all taxes of any affiliated consolidated, combined or unitary tax group that includes GenTek or any of its subsidiaries for all periods ending on or before the spinoff date;

(2) we and General Chemical Group generally will each be responsible for 50% of any taxes attributable to the spinoff, including any taxes resulting from the application of section 355(e) of the Code to the spinoff, including any taxes resulting from the application of section 355(e) of the Code to the spinofff, except that we and General Chemical Group will be responsible for 100% of such taxes that are attributable to an act of such party or any of its subsidiaries;

(3) we will pay to General Chemical Group our share of current taxes of any affiliated consolidated, combined or unitary tax group that includes us or any of our subsidiaries, for all periods ending on or before the spinoff date; and

(4) separate company taxes generally will be borne by the company that is responsible for such taxes under local law.

        The tax sharing agreement also establishes, as between us and General Chemical Group, procedures for the conduct and settlement of certain tax audits and related proceedings and the determination of the amount of the tax sharing payments described above. The tax sharing agreement will not be binding on the Internal Revenue Service or any other taxing authority and will not affect the several liability of our company and General Chemical Group and our respective subsidiaries to the Internal Revenue Service for Federal income taxes of the General Chemical Group consolidated group relating to periods beginning prior to the spinoff date.

        The tax sharing agreement also restricts the ability of our company and General Chemical Group to take certain actions which could adversely affect the tax-free nature of the spinoff including as a result of the recognition of gain under section 355(e) of the Code. In particular, the Tax Sharing Agreement provides that in the event Paul Montrone and the Montrone family trusts no longer control 50% of the voting power of our company or General Chemical Group, both we and General Chemical Group generally will be prohibited from entering into any transaction or series of transactions, during the two years following the spinoff, under which one or more persons would control 50% or more of the voting power or value of our company or General Chemical Group. The tax sharing agreement provides that each of our company and General Chemical Group may enjoin the other company from engaging in any such restricted action.

INTELLECTUAL PROPERTY AGREEMENT

        Under an intellectual property agreement, General Chemical Group has the rights to and interest in the copyrights, trademarks, trade secrets and other intellectual property of General Chemical Group used prior to the spinoff primarily in the industrial chemicals business, and we have the rights to and interest in all other intellectual property of General Chemical Group. As of the spinoff, we and General Chemical Group each licensed to the other party, on a non-exclusive basis, those items of intellectual property that such party owns and the other party needs to use for the continued operations of its businesses, subject to customary limitations.

        We entered into a license with General Chemical Group regarding the General Chemical name and logo. We own this name and logo and granted to General Chemical Group, for a one-time up-front

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

fee, a perpetual license to use this licensed property in connection with the soda ash and calcium chloride activities and operations of the industrial chemicals business of General Chemical Group.

PURCHASES OF SODA ASH AND CALCIUM CHLORIDE

        We are an end user of soda ash. We purchase our soda ash requirements from General Chemical Group, both to meet our own supply needs and to resell to our distributors and customers who purchase multiple GenTek products. These purchases are on terms similar to those for our purchases of soda ash from the industrial chemicals business of General Chemical Group prior to the spinoff. We will also purchase calcium chloride for resale to our distributors and customers who purchase multiple products of our businesses. These purchases of soda ash and calcium chloride are not material to our businesses.

        We are party to contracts with end users and distributors of soda ash and calcium chloride. Prior to the spinoff, we assigned certain of our soda ash and calcium chloride sales contracts to General Chemical Industrial Products Inc., a subsidiary of General Chemical Group, except for contracts with distributors that also cover products of our businesses. These other contracts remain with us. General Chemical Industrial Products Inc. provides us with soda ash and calcium chloride to enable us to satisfy any such unassigned contracts, on terms substantially similar to those provided in the unassigned contracts. Once these contracts with end users and distributors expire, it is anticipated that, if acceptable to these customers, General Chemical Industrial Products Inc. will enter into new contracts with them directly. For the year ended December 31, 1998 and the nine months ended September 30, 1999, sales by General Chemical Group to us amounted to $5.3 million and $10.0 million, respectively.

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

          DESCRIPTION OF CREDIT FACILITY AND SENIOR SUBORDINATED NOTES

CREDIT FACILITY

        GENERAL. GenTek and Noma have entered into a credit facility with a group of lenders and The Chase Manhattan Bank, as administrative agent. The credit facility provides for $300 million of revolving loans to GenTek, $100 million of tranche A term loans to GenTek and $150 million of tranche B term loans to Noma. On the spinoff date, GenTek borrowed $250 million under the revolving portion of the credit facility and all $100 million of the A Term Loans, and Noma borrowed all $150 million of the B Term Loans. Approximately $486 million of such borrowings was used to repay a portion of General Chemical Group's third party indebtedness, including borrowings to finance our acquisition of Noma and Defiance earlier this year prior to the spinoff. We used the proceeds of the offering of the 11% Senior Subordinated Notes due 2009 to repay part of the amounts outstanding under the revolving portion of the credit facility, and subsequently borrowed $159 million under the revolving portion of the credit facility to finance our acquisition of Krone. See 'Use of Proceeds.'

        Our term loan borrowings under the credit facility at September 30, 1999 consisted of $100 million of tranche A term loans, $150 million of tranche B term loans and $215 million of loans under the revolving portion of the credit facility. As of September 30, 1999, we had the ability to borrow an additional $85 million under the revolving portion of the credit facility (excluding $13 million for letters of credit), subject to customary borrowing conditions. Amounts borrowed under the revolving portion of the credit facility may be used to finance acquisitions and for general corporate purposes including working capital, capital expenditures and other payments. A portion of the revolving portion of the credit facility is available for the issuance of letters of credit.

        SECURITY. All indebtedness of GenTek under the credit facility is guaranteed, on a joint and several basis, by the direct and indirect domestic subsidiaries of GenTek (with certain exceptions), and all indebtedness of Noma under the credit facility is guaranteed by GenTek, the domestic subsidiaries of GenTek and the subsidiaries of Noma. The credit facility is secured by 100% of the owned capital stock of the direct and indirect domestic subsidiaries of GenTek, and 65% of certain foreign subsidiaries of GenTek.

        MATURITY; PREPAYMENT. Commitments under the revolving portion of the credit facility terminate on April 30, 2005, at which time all outstanding borrowings under the revolving portion of the credit facility will mature and be payable. The tranche A term loans mature and are payable in the following amounts (in equal quarterly installments): (a) $2.5 million from September 30, 2000 through June 30, 2001, (b) $5.0 million from September 30, 2001 through June 30, 2002, (c) $12.5 million from September 30, 2002 through June 30, 2003,
(d) $30.0 million from September 30, 2003 through June 30, 2004, and (e) $50.0 million from September 30, 2004 through April 30, 2005. The tranche B term loans mature and are payable in the following amounts (in equal quarterly installments): (a) $1.5 million in each 12-month period beginning September 30, 1999 until September 30, 2006, and (b) $139.5 million from September 30, 2006 through April 30, 2007.

        The credit facility is subject to mandatory prepayments out of proceeds received from the sale or disposition of certain assets, sale or issuance of certain indebtedness and certain insurance recoveries of GenTek. GenTek may prepay borrowings under the credit facility without any premium or penalty.

        INTEREST RATES. Interest is due on amounts outstanding under the credit facility on March 31, June 30, September 30 and December 31, except that in the case of Eurodollar loans, GenTek and Noma may elect to pay interest semi-annually. The interest rate applicable to borrowings under the credit facility will be based, at the option of GenTek, on ABR or Eurodollar Rate, in each case plus a specified margin based on the GenTek's ratio of funded debt to pro forma EBITDA calculated on a rolling four quarter basis. Such margin on the revolving portion of the credit facility and the tranche A term loans ranges between 0% and 0.75% in the case of ABR loans, and between 1.00% and 2.00% in the case of Eurodollar loans. The margin on the tranche B term loans ranges between 1.00% and 1.50% in the case of ABR loans and between 2.25% and 2.75% in the case of Eurodollar loans.

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

        REPRESENTATIONS AND WARRANTIES. The credit facility contains representations and warranties customarily found in loan agreements for similar financings.

        COVENANTS; EVENTS OF DEFAULT. The credit facility contains numerous restrictive financial and other covenants, including without limitation:

(1)  restrictions on indebtedness, liens and guarantees;

(2) restrictions on certain mergers, consolidations, liquidations and dissolutions, sales of assets, investments, leases, changes in lines of business, modifications of subordinated and other debt instruments, amendments to the documents executed in connection with the spinoff, transactions with affiliates, and negative pledge clauses and clauses restricting subsidiary distributions;

(3) restrictions on certain payments (capital expenditures, prepayment on the notes and other junior indebtedness, dividend payments, and redemptions or other payments on the capital stock); and

(4) certain financial tests, including a maximum senior leverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. The credit facility provides for certain customary events of default, including an event of default upon the occurrence of a change of control of GenTek.

        The credit facility requires GenTek to comply with the following financial ratios as of the last day of any of its fiscal quarters, beginning with the quarter ending September 30, 1999:

Senior Leverage Ratio.......................................  3.75:1.00
Leverage Ratio..............................................  5.00:1.00
Interest Coverage Ratio.....................................  2.50:1.00

        The credit facility has specific tailored definitions of senior leverage ratio, leverage ratio and interest coverage ratio. We urge you to read the credit agreement in order to understand these definitions and the financial ratios. GenTek believes that it is currently in compliance with the covenants in its credit facility.

SENIOR SUBORDINATED NOTES

        Our 11% Senior Subordinated Notes due 2009 were issued on August 9, 1999 in the aggregate principal amount of $200 million under an Indenture between GenTek and U.S. National Trust Association as Trustee. On December 3, 1999, we commenced an exchange offer to exchange such notes for new registered 11%
Senior Subordinated notes due 2009, the terms of which are identical to the terms of the previously issued notes.

        The notes will mature on August 1, 2009. The notes accrue interest at a rate of 11% per annum and interest is payable semi-annually in arrears on each February 1 and August 1, commencing February 1, 2000, to the holders of record of notes at the close of business on January 15 and July 15, respectively, immediately preceding such interest payment date.

        We may redeem the notes, in whole or in part, on or after August 1, 2004, at the redemption prices listed below plus accrued and unpaid interest, if any, to the date of redemption.

                                                            REDEMPTION PRICES
                                                            -----------------
Beginning August 1, 2004..................................       105.500%
Beginning August 1, 2005..................................       103.667
Beginning August 1, 2006..................................       101.833
Beginning August 1, 2007 and thereafter...................       100.000

        In addition, any time prior to August 1, 2002, we may redeem up to 35% of the notes at 111.0% of the principal amount, plus accrued and unpaid interest, with the net proceeds of our equity issuances, provided least 65% of the original aggregate principal amount of the notes remains outstanding immediately after such redemption.

        Upon a change of control, we will be required to make an offer repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date or repurchase. The Indenture defines 'change of control.'

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        The notes are unsecured senior subordinated obligations and rank:

         subordinate to all of our senior indebtedness;

         equally with all of our other unsecured senior subordinated indebtedness;

         senior to all of our subordinated indebtedness; and

         effectiveness junior to all liabilities of our subsidiaries.

        The notes are guaranteed on an unsecured senior subordinated basis by certain of our existing and future domestic restricted subsidiaries. The notes are not guaranteed by our foreign subsidiaries or our subsidiaries that are not guarantors of our Credit Facility.

        The terms of the notes include, among other things, restrictions on our ability to:

         incur additional indebtedness;

         make restricted payments;

         enter into transactions with affiliates;

         create liens;

         cause dividends and other payments by subsidiaries; and

         effect consolidations, mergers and the sale of assets.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material United States income tax consequences of the offering to the holders of the common stock upon the distribution of rights and to the holders of the rights upon their exercise.

        This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

        This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as 'capital assets' within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THIS OFFERING, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

        DISTRIBUTION OF RIGHTS. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

        SHAREHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS. Except as provided in the following sentence, the basis of the rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either (i) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (ii) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the shareholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance.

        The holding period of a shareholder with respect to the rights received as a distribution on such shareholder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were distributed.

        In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase. For information on the persons to whom the rights can be transferred, as well as information on how the rights can be transferred, see 'The Rights Offering -- Transferability of Rights.'

        TRANSFER OF THE RIGHTS. A holder who sells rights generally will recognize gain, but not loss, equal to the excess of the sale proceeds over the tax basis, if any, of such rights. The holder's gain on the sale of rights will be long-term capital gain if the holding period for the rights is more than one year. (See 'The Rights Offering -- Transferability of Rights').

        LAPSE OF THE RIGHTS. Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own. Purchasers of the rights will recognize a loss equal to the tax basis of their rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a capital loss. (See 'The Rights
Offering -- Transferability of Rights').

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        EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK.
Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

        SALE OF SHARES. The sale of shares will result in the recognition of gain or loss to the shareholder in an amount equal to the difference between the amount realized and the shareholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.

                              PLAN OF DISTRIBUTION

        We are offering shares of our common stock directly to you pursuant to this subscription rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this subscription rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

        GenTek will pay the fees and expenses of ChaseMellon Shareholder Services, L.L.C., as subscription agent, and also has agreed to indemnify the subscription agent from any liability it may incur in connection with the rights offering.

        On or about January   , 2000, we will distribute the rights and copies
of this prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under 'The Rights Offering -- Procedure to Exercise Rights.' The subscription rights generally are non-transferable; there are substantial restrictions on the transfer of the rights, as described under 'The Rights Offering -- Restrictions on Transferability of Rights.'

        Shares of GenTek common stock received through the exercise of subscription rights will be traded on the NYSE under the symbol 'GK,' as our currently outstanding shares of common stock now trade.

                                 LEGAL MATTERS

        The validity of the issuance of the securities offered in this offering will be passed upon for us by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

        The consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Noma Industries Limited as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in the Form 10, filed by GenTek, Inc., incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, Chartered Accountants, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Krone AG as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in the Current Report on Form 8-K/A, filed November 3, 1999 by GenTek, Inc., incorporated by reference in this prospectus have been audited by Deloitte & Touche GmbH, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     FINANCIAL STATEMENTS OF NOMA AND KRONE

        We have filed the financial statements of Noma with the Commission as part of our Registration Statement on Form 10, which is incorporated herein by reference. We have also filed with the Commission the financial statements of Krone as part of our Current Report on Form 8-K/A filed on November 3, 1999, which also is incorporated herein by reference. We describe in the next paragraph how you can examine the information that we have filed or will file in the future with the Commission; in addition, we will send you copies of these and any other exhibits to the registration statement if you direct a request for copies to the address given in 'Important Information About This Prospectus' prior to the deadline stated in that section.

                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 to register with the Commission the rights and the shares of our common stock to be issued upon the exercise of the rights. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

        We file annual, quarterly and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1 (800) SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                  GENTEK INC.
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................           F-2

Consolidated Statements of Operations for the three years
  ended December 31, 1998...................................           F-3

Consolidated Balance Sheets at December 31, 1997 and 1998...           F-4

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1998...................................           F-5

Consolidated Statements of Changes in Equity (Deficit) for
  the three years ended December 31, 1998...................           F-6

Notes to the Consolidated Financial Statements..............           F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations for the three months
  ended September 30, 1998
  and 1999, and the nine months ended September 30, 1998 and
  1999......................................................          F-29

Consolidated Balance Sheets at December 31, 1998 and
  September 30, 1999........................................          F-30

Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1998
  and 1999..................................................          F-31

Notes to the Unaudited Consolidated Financial Statements....          F-32

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
GENTEK INC.:

        We have audited the accompanying consolidated balance sheets of GenTek Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GenTek Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Parsippany, New Jersey
February 11, 1999
(March 18, 1999 as to Notes 1 and 3 and July 12, 1999 as to Note 18)

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Net revenues................................................  $330,120   $368,516   $443,919
Cost of sales...............................................   229,237    251,912    326,626
Selling, general and administrative expense.................    52,160     49,078     65,572
                                                              --------   --------   --------
  Operating profit..........................................    48,723     67,526     51,721
Interest expense............................................    10,747      8,855     14,624
Interest income.............................................     1,404      1,475      1,165
Foreign currency transaction (gains) losses.................       (83)       442        629
Other expense, net..........................................       263        169        320
                                                              --------   --------   --------
  Income from continuing operations before income taxes and
     extraordinary item.....................................    39,200     59,535     37,313
Income tax provision........................................    18,425     26,261     (3,756)
                                                              --------   --------   --------
  Income from continuing operations before extraordinary
     item...................................................    20,775     33,274     41,069
Income from discontinued operations (net of tax) ...........    25,833     23,041     10,299
                                                              --------   --------   --------
  Income before extraordinary item..........................    46,608     56,315     51,368
Extraordinary item  -- loss from extinguishment of debt (net
  of tax of $2,395).........................................     --         --         3,661
                                                              --------   --------   --------
  Net income................................................  $ 46,608   $ 56,315   $ 47,707
                                                              --------   --------   --------
                                                              --------   --------   --------
EARNINGS PER COMMON SHARE -- BASIC:
Income from continuing operations...........................  $    .98   $   1.55   $   1.95
Income from discontinued operations (net of tax)............      1.21       1.08        .49
Extraordinary item  -- loss from extinguishment of debt (net
  of tax)...................................................     --         --           .17
                                                              --------   --------   --------
  Net income................................................  $   2.19   $   2.63   $   2.27
                                                              --------   --------   --------
                                                              --------   --------   --------
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION:
Income from continuing operations...........................  $    .95   $   1.48   $   1.88
Income from discontinued operations (net of tax)............      1.18       1.02        .47
Extraordinary item  -- loss from extinguishment of debt (net
  of tax)...................................................     --         --           .17
                                                              --------   --------   --------
  Net income................................................  $   2.13   $   2.50   $   2.18
                                                              --------   --------   --------
                                                              --------   --------   --------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 20,401   $ 61,310
  Receivables, net..........................................    49,803     60,620
  Inventories...............................................    25,328     37,619
  Deferred income taxes.....................................     9,850     11,494
  Other current assets......................................       153        826
                                                              --------   --------
     Total current assets...................................   105,535    171,869
Property, plant and equipment, net..........................   160,154    196,526
Goodwill, net of amortization...............................    19,192     71,444
Other assets................................................    19,432     21,687
Net assets of discontinued operations.......................    85,505     75,292
                                                              --------   --------
     Total assets...........................................  $389,818   $536,818
                                                              --------   --------
                                                              --------   --------

              LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 32,116   $ 42,813
  Accrued liabilities.......................................    48,846     51,965
  Income taxes payable......................................     2,662      8,960
  Current portion of long-term debt.........................    17,392     50,802
                                                              --------   --------
     Total current liabilities..............................   101,016    154,540
Long-term debt..............................................   240,612    306,729
Other liabilities...........................................   142,429    130,245
                                                              --------   --------
     Total liabilities......................................   484,057    591,514
                                                              --------   --------
Equity (deficit):
  Preferred Stock, $.01 par value; authorized 10,000,000
     shares; none issued or outstanding.....................     --         --
  Common Stock, $.01 par value; authorized 100,000,000
     shares; issued and outstanding: 12,558,697 and
     12,654,489 shares at December 31, 1997 and 1998,
     respectively...........................................       126        127
  Class B Common Stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding: 9,758,421
     shares at December 31, 1997 and 1998...................        97         97
  Capital deficit...........................................  (183,814)  (182,563)
  Accumulated other comprehensive loss......................    (2,197)    (2,446)
  Retained earnings.........................................   118,855    162,378
  Treasury stock, at cost: 1,362,898 and 1,641,166 shares at
     December 31, 1997 and 1998, respectively...............   (27,306)   (32,289)
                                                              --------   --------
     Total equity (deficit).................................   (94,239)   (54,696)
                                                              --------   --------
     Total liabilities and equity (deficit).................  $389,818   $536,818
                                                              --------   --------
                                                              --------   --------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income................................................  $ 46,608   $ 56,315   $ 47,707
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................    14,099     16,296     23,065
       Net loss on disposition/impairment of long-term
        assets..............................................       673        431     11,910
       Unrealized exchange (gain) loss......................        31      1,405      1,313
       Restricted unit plan costs...........................    11,319      1,302      1,309
       Loss on extinguishment of debt.......................     --         --         6,056
       Income from discontinued operations..................   (25,833)   (23,041)   (10,299)
       (Increase) decrease in receivables...................    (2,412)    (4,835)     1,216
       Increase in inventories..............................    (2,441)    (1,597)    (2,596)
       Increase (decrease) in accounts payable..............      (216)     1,944      6,241
       Decrease in accrued liabilities......................   (14,312)    (1,656)    (1,871)
       Increase in income taxes payable.....................       459      1,440      6,298
       Increase (decrease) in other liabilities and assets,
        net.................................................    10,862      8,175    (33,081)
                                                              --------   --------   --------
          Net cash provided by continuing operations........    38,837     56,179     57,268
                                                              --------   --------   --------
Cash flows from investing activities:
  Capital expenditures......................................   (19,231)   (26,203)   (33,737)
  Proceeds from sales or disposals of long-term assets......        43         63        767
  Payments from related parties.............................    14,000      --         --
  Cash provided by discontinued operations..................    16,392        331     20,512
  Acquisition of businesses net of cash acquired*...........     --       (30,130)   (90,935)
                                                              --------   --------   --------
          Net cash provided by (used for) investing
            activities......................................    11,204    (55,939)  (103,393)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net proceeds from initial public offering.................    40,600      --         --
  Proceeds from long-term debt..............................    20,000     49,000    389,858
  Repayment of long-term debt...............................   (76,886)   (45,536)  (293,778)
  Payments to acquire treasury stock........................      (123)   (27,183)    (5,485)
  Exercise of stock options.................................     --         --           445
  Dividends.................................................    (1,668)    (5,368)    (4,184)
                                                              --------   --------   --------
          Net cash provided by (used for) financing
            activities......................................   (18,077)   (29,087)    86,856
                                                              --------   --------   --------
Effect of exchange rate changes on cash.....................        30       (843)       178
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............    31,994    (29,690)    40,909
Cash and cash equivalents at beginning of period............    18,097     50,091     20,401
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $ 50,091   $ 20,401   $ 61,310
                                                              --------   --------   --------
                                                              --------   --------   --------
Supplemental information:
  Cash paid for income taxes................................  $ 23,051   $ 35,179   $ 19,754
                                                              --------   --------   --------
                                                              --------   --------   --------
  Cash paid for interest....................................  $ 22,809   $ 20,923   $ 29,353
                                                              --------   --------   --------
                                                              --------   --------   --------
* Purchase of businesses net of cash acquired:
     Working capital, other than cash.......................             $  3,110   $(14,303)
     Plant, property and equipment..........................              (43,007)   (36,436)
     Other assets...........................................              (19,593)   (41,622)
     Noncurrent liabilities.................................               29,360      1,426
                                                                         --------   --------
          Net cash used to acquire businesses...............             $(30,130)  $(90,935)
                                                                         --------   --------
                                                                         --------   --------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                                              ACCUMULATED
                                                                                 OTHER
                                            CLASS B                          COMPREHENSIVE
                                   COMMON   COMMON    TREASURY    CAPITAL       INCOME       RETAINED               COMPREHENSIVE
                                   STOCK     STOCK     STOCK      DEFICIT       (LOSS)       EARNINGS     TOTAL        INCOME
                                   ------   -------   --------   ---------   -------------   --------   ---------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31, 1995.....  $ 197    $--       $  --      $(237,140)     $(1,362)     $ 22,969   $(215,336)     $  --

  Net income.....................   --       --          --         --           --            46,608      46,608       46,608

  Foreign currency translation...   --       --          --         --              (73)        --            (73)         (44)
                                                                                                                       -------

  Comprehensive income...........   --       --          --         --           --             --         --          $46,564
                                                                                                                       -------
                                                                                                                       -------

  Dividends (per share $.125)....   --       --          --         --           --            (2,780)     (2,780)

  Proceeds from initial public
    offering.....................     25     --          --         40,575       --             --         40,600

  Conversion of common stock to
    Class B Common Stock.........   (197)     197        --         --           --             --         --

  Conversion of Class B Common
    Stock to common stock........     54      (54)       --         --           --             --         --

  Restricted unit plan grants,
    cancellations, tax benefits
    and other....................      1     --          --         11,350       --             --         11,351

  Purchase of treasury stock.....   --       --           (123)     --           --             --           (123)
                                   -----     ----     --------   ---------      -------      --------   ---------

Balance at December 31, 1996.....     80      143         (123)   (185,215)      (1,435)       66,797    (119,753)

  Net income.....................   --       --          --         --           --            56,315      56,315      $56,315

  Foreign currency translation...   --       --          --         --             (762)        --           (762)        (461)
                                                                                                                       -------

  Comprehensive income...........   --       --          --         --           --             --         --          $55,854
                                                                                                                       -------
                                                                                                                       -------

  Dividends (per share $.20).....   --       --          --         --           --            (4,257)     (4,257)

  Conversion of Class B Common
    Stock to common stock........     46      (46)       --         --           --             --         --

  Restricted unit plan grants,
    cancellations, tax benefits
    and other....................   --       --          --          1,401       --             --          1,401

  Purchase of treasury stock.....   --       --        (27,183)     --           --             --        (27,183)
                                   -----     ----     --------   ---------      -------      --------   ---------

Balance at December 31, 1997.....    126       97      (27,306)   (183,814)      (2,197)      118,855     (94,239)

  Net income.....................   --       --          --         --           --            47,707      47,707      $47,707

  Foreign currency translation...   --       --          --         --             (249)        --           (249)        (150)
                                                                                                                       -------

  Comprehensive income...........   --       --          --         --           --             --         --          $47,557
                                                                                                                       -------
                                                                                                                       -------

  Dividends (per share $.20).....   --       --          --         --           --            (4,184)     (4,184)

  Restricted unit plan grants,
    cancellations, tax benefits
    and other....................      1     --          --          1,313       --             --          1,314

  Purchase of treasury stock.....   --       --         (4,983)        (62)      --             --         (5,045)
                                   -----     ----     --------   ---------      -------      --------   ---------
Balance at December 31, 1998.....  $ 127     $ 97     $(32,289)  $(182,563)     $(2,446)     $162,378   $ (54,696)
                                   -----     ----     --------   ---------      -------      --------   ---------
                                   -----     ----     --------   ---------      -------      --------   ---------

                                  GENTEK INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

        GenTek Inc.'s ('GenTek' or the 'Company') manufacturing and performance products businesses (the 'GenTek Business') were formerly part of the businesses of The General Chemical Group Inc. ('GCG'). GCG separated the GenTek Business from GCG's soda ash and calcium chloride business (the Industrial Chemicals Business) through a spinoff (the 'Spinoff'). On March 9, 1999, the Board of Directors of GCG approved the Spinoff, subject to, among other things, GCG obtaining a private letter ruling from the United States Internal Revenue Service (the 'IRS') that the Spinoff would be tax-free to GCG's shareholders. On March 18, 1999, GCG received a favorable tax ruling from the IRS. GCG accomplished the Spinoff by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders on April 30, 1999 (the 'Spinoff Date').

        Since the Spinoff Date, GCG and GenTek have been separate, stand-alone companies with GenTek operating the GenTek Business, and GCG operating the Industrial Chemicals Business. GenTek's common stock is listed on the New York Stock Exchange (under the symbol 'GK').

        The Spinoff has been treated as a reverse spinoff for financial statement purposes because a greater proportion of the former assets and operations of GCG are held by GenTek. Therefore, the Spinoff has been reflected, for financial statement presentation, as if GenTek formed a new company consisting of the Industrial Chemicals Segment and distributed the stock of the company as a dividend to GenTek's stockholders, with the assets and operations of the Performance Products and Manufacturing Segments remaining with GenTek. Accordingly, the GenTek financial statements reflect the financial position and results of operations of the Performance Products and Manufacturing Segments as continuing operations and the financial position and results of operations of the Industrial Chemicals Business as discontinued operations.

        For the purpose of governing certain ongoing relationships between GCG and GenTek after the Spinoff and to provide mechanisms for an orderly transition, GCG and GenTek have entered into various agreements. Management believes that the agreements are comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

        Inventories are valued at the lower of cost or market, using the last-in, first-out ('LIFO') method for most domestic production inventories and the first-in, first-out ('FIFO') or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

        Property, plant and equipment are carried at cost and are depreciated principally using the straight line method. Estimated lives range from 5 to 35 years for buildings and leasehold improvements and one to 20 years for machinery and equipment.

        The Company evaluates the recovery of long-lived assets not held for sale by measuring the carrying value of these assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future cash flows are not sufficient to recover the carrying value of such assets, the carrying values are adjusted to their fair values, which have been determined on a discounted cash flow basis. During 1998, based on these evaluations, the Company recorded an $11,600 impairment charge, which is included in cost of sales, primarily related to two of its manufacturing facilities in its Performance Products Segment.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight line basis over a period which ranges from 25 to 35 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. As of December 31, 1997 and 1998, goodwill is reflected net of accumulated amortization of $400 and $2,671, respectively.

        Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated. Liabilities for environmental matters were $16,244 and $25,016 at December 31, 1997 and 1998, respectively. These amounts do not include estimated third-party recoveries nor have they been discounted.

        The Company does not hold or issue financial instruments for trading purposes. Amounts to be paid or received under interest swap agreements are recognized as increases or reductions in interest expense in the periods to which they relate.

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' ('FAS 133'). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The Company is required to adopt FAS 133 for fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of FAS 133 will have a material effect on the Company's results of operations or financial condition.

        The capital deficit at December 31, 1995 of $237,140 arose as a result of dividends and distributions in prior periods exceeding accumulated earnings and capital contributions.

        Certain prior-period amounts have been reclassified to conform with the current presentation.

NOTE 3 -- DISCONTINUED OPERATIONS

        Discontinued operations represent the Industrial Chemicals Business of GCG (see Note 1). An allocation of certain assets, liabilities and expenses has been made related to discontinued operations. In the opinion of management, expenses have been allocated to the discontinued operations in a reasonable and consistent basis using management's estimate of services provided to the discontinued business by GCG. General corporate overhead expenses have not been allocated to discontinued operations. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the Industrial Chemicals Business been operating as a stand-alone entity during the periods presented or expected to be incurred after the spinoff.

        Prior to the Spinoff Date, the Industrial Chemicals Business participated in the Company's centralized cash management and financing program, and income from discontinued operations includes an allocation of net interest expense. Net interest expense has been allocated to the Industrial Chemicals Business assuming that the Industrial Chemicals Business' pro rata base borrowing requirements was $150,000 for all periods. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the Industrial Chemicals Business operated as a separate, stand-alone public entity. Subsequent to the Spinoff, the Industrial Chemicals Business is responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

        The Industrial Chemicals Business' financial results include the costs incurred by The General Chemical Group pension and postretirement benefit plans for employees and retirees of the Industrial Chemicals Business. Also, the provision for income taxes has been determined as if the Industrial Chemicals Business had filed separate tax returns under its existing structure for the periods presented.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        The assets and liabilities of the Industrial Chemicals Business are classified on the balance sheet as 'Net assets of discontinued operations' and consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
ASSETS
     Current assets:
          Cash and cash equivalents.........................  $  1,352   $  1,127
          Receivables, net..................................    72,917     58,601
          Inventories.......................................    20,630     25,508
          Deferred income taxes.............................     4,295      4,392
          Other current assets..............................     2,217      1,659
                                                              --------   --------
               Total current assets.........................   101,411     91,287
     Property, plant and equipment, net.....................   144,035    141,808
     Other assets...........................................    16,729     15,619
                                                              --------   --------
               Total assets from discontinued operations....  $262,175   $248,714
                                                              --------   --------
LIABILITIES
     Current liabilities:
          Accounts payable..................................  $ 29,216   $ 24,298
          Accrued liabilities...............................    24,412     25,146
          Income taxes payable..............................     1,914      1,988
                                                              --------   --------
               Total current liabilities....................    55,542     51,432
     Other liabilities......................................    77,827     78,561
     Minority interest......................................    43,301     43,429
                                                              --------   --------
               Total liabilities from discontinued
                 operations.................................   176,670    173,422
                                                              --------   --------
     Net assets of discontinued operations..................  $ 85,505   $ 75,292
                                                              --------   --------
                                                              --------   --------

        The results from operations of the Industrial Chemicals Business are reflected in the Statements of Operations as 'Income from Discontinued Operations' and are summarized as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1996       1997       1998
                                                             --------   --------   --------
Net revenues...............................................  $298,945   $289,700   $261,469
Cost of sales..............................................   198,802    204,769    202,338
Selling, general and administrative expense................    19,650     15,365     16,634
                                                             --------   --------   --------
Operating profit...........................................    80,493     69,566     42,497
Interest expense...........................................    13,001     12,747     11,747
Interest income............................................     1,029      1,029        930
Foreign currency transaction (gains) losses................       (86)       185        447
Other expense, net.........................................       441        285        524
                                                             --------   --------   --------
Income before minority interest and income taxes...........    68,166     57,378     30,709
Minority interest..........................................    31,635     24,253     16,666
                                                             --------   --------   --------
Income before income taxes.................................    36,531     33,125     14,043
Income tax provision.......................................    10,698     10,084      3,744
                                                             --------   --------   --------
     Net income............................................  $ 25,833   $ 23,041   $ 10,299
                                                             --------   --------   --------
                                                             --------   --------   --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 4 -- CAPITAL STOCK

        The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 11,195,799 and 11,013,323 were outstanding at December 31, 1997 and 1998, respectively, and 40,000,000 shares of Class B Common Stock, par value $.01 per share, which has ten votes per share, is subject to significant restrictions on transfer and is convertible at any time into Common Stock on a share-for-share basis, of which 9,758,421 shares were outstanding at December 31, 1997 and 1998. The Common Stock and Class B Common Stock are substantially identical, except for the disparity in voting power, restriction on transfer and conversion provisions.

        The Company's Preferred Stock, par value $.01 per share, consists of 10,000,000 authorized shares, none of which were outstanding at December 31, 1997 and 1998.

        During the second quarter of 1997, a former stockholder converted all
4.4 million shares of Class B Common Stock into an identical number of shares of Common Stock. On April 23, 1997, the Company purchased approximately 1.3 million shares of Common Stock from the same stockholder, at a price of $20 per share. During 1997 and 1998, the Company purchased 1,356,573 and 278,268 shares of Common Stock, respectively. These purchases were funded from the Company's cash balance and have been recorded as treasury stock.

NOTE 5 -- EARNINGS PER SHARE

        The computation of basic earnings per share is based on the weighted average number of common shares and contingently issuable shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

        The components of the denominator for basic earnings per common share and diluted earnings per common share are reconciled as follows:

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Basic earnings per common share:
Weighted average common shares outstanding..................  21,424,401   21,048,240
                                                              ----------   ----------
                                                              ----------   ----------
Diluted earnings per common share:
Weighted average common shares outstanding..................  21,424,401   21,048,240
Options.....................................................   1,078,241      807,404
                                                              ----------   ----------
     Total..................................................  22,502,642   21,855,644
                                                              ----------   ----------
                                                              ----------   ----------

        Options to purchase 10,000 and 398,500 of common stock were outstanding during 1997 and 1998, respectively, but were not included in the computation of diluted earnings per common share because the exercise price was greater than the average market price of the common shares. The options, which expire during 2007 and 2008, were still outstanding at December 31, 1998.

NOTE 6 -- ACQUISITIONS

        On July 1, 1997 the Company acquired for $30,130 all of the outstanding stock of Peridot Holdings, Inc. ('Peridot'), a manufacturer and supplier of sulfuric acid and water treatment chemicals. On February 6, 1998, the Company acquired for $6,999 all of the outstanding stock of Sandco Automotive Ltd. ('Sandco'), a manufacturer of engine parts for the North American automobile industry and its aftermarket. On April 1, 1998, the Company acquired for $83,936 all of the outstanding stock of Reheis Inc. ('Reheis'), a leading producer and supplier of the active chemical ingredients in antiperspirants and over-the-counter antacids, as well as a supplier of pharmaceutical intermediates and other products.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

Funding for these transactions was provided by existing cash and borrowings under the Company's existing credit facilities. The acquisitions were accounted for under the purchase method, and accordingly, the net assets and results of operations are included in the financial statements from the date of their respective acquisitions. The allocation of purchase price for the above-mentioned acquisitions are based on valuation information available to the Company which is subject to change as such information is finalized. Goodwill is being amortized on a straight line basis over a period which ranges from 25 to 35 years. Had the Sandco and Reheis acquisitions occurred as of January 1, 1997, net sales would have been $457,195 and $459,684 for 1997 and 1998, respectively; income before extraordinary items would have been $54,309 ($2.41 per share) and $50,717 ($2.32 per share) for 1997 and 1998, respectively; and net income would have been $54,309 ($2.41 per share) and $47,056 ($2.15 per share) for 1997 and 1998, respectively.

NOTE 7 -- INCOME TAXES

        Income from continuing operations before income taxes is as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
United States...............................................  $36,433   $58,314   $34,150
Foreign.....................................................    2,767     1,221     3,163
                                                              -------   -------   -------
     Total..................................................  $39,200   $59,535   $37,313
                                                              -------   -------   -------
                                                              -------   -------   -------

        The components of the income tax provision are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
United States:
     Current................................................  $12,363   $24,669   $(3,532)
     Deferred...............................................    2,262    (3,120)   (3,776)
Foreign:
     Current................................................    1,117       589       911
     Deferred...............................................      (65)      (97)      (18)
State:
     Current................................................    2,262     4,890     3,470
     Deferred...............................................      486      (670)     (811)
                                                              -------   -------   -------
          Total.............................................  $18,425   $26,261   $(3,756)
                                                              -------   -------   -------
                                                              -------   -------   -------

        A summary of the components of deferred tax assets and liabilities is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1997             1998
                                                              --------         --------
Postretirement benefits.....................................  $ 19,390         $ 19,507
Nondeductible accruals......................................    35,888           43,830
Other.......................................................     2,472            3,372
                                                              --------         --------
     Deferred tax assets....................................    57,750           66,709
                                                              --------         --------
Property, plant and equipment...............................    28,788           32,977
Pensions....................................................     1,860            2,007
Inventory...................................................     3,754            3,437
Other.......................................................     1,048            2,965
                                                              --------         --------
     Deferred tax liabilities...............................    35,450           41,386
                                                              --------         --------
Net deferred tax assets.....................................  $ 22,300         $ 25,323
                                                              --------         --------
                                                              --------         --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        The difference between the Company's effective income tax rate and the United States statutory rate is reconciled below:

                                                                          YEARS ENDED
                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                   1996      1997      1998
                                                                   ----      ----      -----
 U.S. federal statutory rate.................................      35.0%     35.0%      35.0%
 State income taxes, net of federal benefit..................       4.3       4.5        4.5
 Tax effect of foreign operations............................       6.7       4.1       (5.8)
 Reversal of provision for disputed items....................       --        --       (44.1)
 Other.......................................................       1.0        .5         .3
                                                                   ----      ----      -----
      Total..................................................      47.0%     44.1%     (10.1)%
                                                                   ----      ----      -----
                                                                   ----      ----      -----

        In connection with the Spinoff, GenTek entered into a tax sharing agreement with GCG which requires GenTek to indemnify and hold harmless GCG for consolidated tax liabilities attributable to periods before the Spinoff Date.

        The IRS examinations of the Company's federal income tax returns for 1990 and 1991 resulted in the issuance of a deficiency notice during 1995. The Company filed an administrative appeal with the IRS in 1995 contesting the items denoted in the deficiency notice. At December 31, 1997, the Company had accrued $25,388 for this notice, which was included in other liabilities on the balance sheet. During 1998 the Company entered into a settlement agreement with the IRS settling all items denoted in the original deficiency notice. The settlement agreement binds the IRS for all years subsequent to 1989 on the items denoted in the original deficiency notice. The Company recorded an income tax benefit of $19,527 in connection with the reversal of amounts previously accrued in connection with the deficiency notice settlement agreement.

NOTE 8 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

        The Company maintains several defined benefit pension plans covering substantially all employees. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are five years in the U.S. and two years in Canada. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined. The Company also maintains several plans providing postretirement benefits other than pensions covering substantially all hourly and certain salaried employees. The Company funds these benefits on a pay-as-you-go basis. The long-term portion of accrued postretirement benefit cost related to continuing operations of $48,184 and $48,766 at December 31, 1997 and 1998, respectively, is included in other liabilities on the balance sheet.

                                                                              OTHER POSTRETIREMENT
                                                 PENSION BENEFITS                   BENEFITS
                                                   DECEMBER 31,                   DECEMBER 31,
                                          ------------------------------   ---------------------------
                                            1996       1997       1998      1996      1997      1998
                                          --------   --------   --------   -------   -------   -------
UNITED STATES:
Components of Net Periodic Benefit Cost
     Service Cost.......................  $  4,748   $  5,217   $  5,645   $ 1,455   $ 1,575   $ 1,568
     Interest Cost......................    13,125     13,873     14,935     3,587     3,896     4,046
     Expected Return on Plan Assets.....   (12,241)   (13,466)   (15,156)    --        --        --
          Amortization of Net Prior
          Service Cost..................       841        843        910    (1,604)   (1,604)   (1,604)
          (Gain)/Loss...................        80         46         10      (757)     (587)     (628)
                                          --------   --------   --------   -------   -------   -------
     Net Periodic Benefit Cost..........  $  6,553   $  6,513   $  6,344   $ 2,681   $ 3,280   $ 3,382
                                          --------   --------   --------   -------   -------   -------
                                          --------   --------   --------   -------   -------   -------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                 OTHER POSTRETIREMENT
                                                            PENSION BENEFITS           BENEFITS
                                                              DECEMBER 31,           DECEMBER 31,
                                                           -------------------   ---------------------
                                                             1997       1998       1997        1998
                                                           --------   --------   ---------   ---------
Change in Benefit Obligation
     Benefit Obligation at Prior Measurement Date........  $187,760   $203,495   $ 55,578    $ 57,522
     Service Cost........................................     5,217      5,533      1,575       1,568
     Interest Cost.......................................    13,873     14,856      3,896       4,046
     Actuarial (Gain)/Loss...............................       960     22,332     (1,800)       (948)
     Benefits Paid.......................................    (9,077)   (10,648)    (2,318)     (2,989)
     Plan Amendments.....................................       699      --         --          --
     Business Combinations...............................     4,063      1,333        591       --
                                                           --------   --------   --------    --------
     Benefit Obligation at Measurement Date..............  $203,495   $236,901   $ 57,522    $ 59,199
                                                           --------   --------   --------    --------
                                                           --------   --------   --------    --------

                                                                                 OTHER POSTRETIREMENT
                                                            PENSION BENEFITS           BENEFITS
                                                              DECEMBER 31,           DECEMBER 31,
                                                           -------------------   ---------------------
                                                             1997       1998       1997        1998
                                                           --------   --------   ---------   ---------
Change in Plan Assets
     Fair Value of Assets at Prior Measurement Date......  $166,661   $193,301   $  --       $  --
     Actual Return on Plan Assets........................    29,122     17,124      --          --
     Employer Contributions..............................     2,470      3,065      2,318       2,989
     Benefits Paid.......................................    (9,077)   (10,649)    (2,318)     (2,989)
     Business Combinations...............................     4,125      1,147      --          --
                                                           --------   --------   --------    --------
     Fair Value of Assets at Measurement Date............  $193,301   $203,988   $  --       $  --
                                                           --------   --------   --------    --------
                                                           --------   --------   --------    --------
Reconciliation of Funded Status
     Funded Status.......................................  $(10,194)  $(32,913)  $(57,522)   $(59,199)
     Unrecognized Net
          Transition (Asset)/Obligation..................     --            13      --          --
          Prior Service Cost.............................     7,091      6,178    (11,104)     (9,500)
          (Gain)/Loss....................................   (23,796)    (3,540)    (8,309)     (8,629)
                                                           --------   --------   --------    --------
     Net Amount Recognized...............................  $(26,899)  $(30,262)  $(76,935)   $(77,328)
                                                           --------   --------   --------    --------
                                                           --------   --------   --------    --------

        The assumptions used in accounting for the plans in 1996, 1997 and 1998 were:

                                                                           PENSION PLANS
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
Discount rate...............................................       7 1/2%        7 1/2%        6 3/4%
Long-term rate of return on assets..........................           9%            9%            9%
Average rate of increase in employee compensation...........           5%            5%            5%

        The assumption used in accounting for the medical plans in 1998 was an 8 percent health care cost trend rate (decreasing to 6 percent in the year 2001 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $3,881 at year end 1998 and the net periodic cost by $330 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $4,206 at year end 1998 and the net periodic cost by $357 for the year.

        The assumption used in accounting for the plans in 1997 was a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond).

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        The dates used to measure plan assets and liabilities were October 31, 1997 and 1998 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                                                                               OTHER POSTRETIREMENT
                                                     PENSION BENEFITS                BENEFITS
                                                       DECEMBER 31,                DECEMBER 31,
                                                --------------------------   -------------------------
                                                 1996      1997     1998      1996      1997     1998
                                                -------   ------   -------   -------   ------   ------
CANADA:
Components of Net Periodic Benefit Cost
     Service Cost.............................  $ 1,494   $1,352   $ 1,463   $   310   $  302   $  332
     Interest Cost............................    3,727    3,868     3,789       864    1,032    1,014
     Expected Return on Plan Assets...........   (4,662)  (4,877)   (4,881)    --        --       --
     Amortization of Net Prior Service Cost...       92       90        84     --        --       --
     (Gain)/Loss..............................      467      432       458     --        --       --
                                                -------   ------   -------   -------   ------   ------
          Net Periodic Benefit Cost...........  $ 1,118   $  865   $   913   $ 1,174   $1,334   $1,346
                                                -------   ------   -------   -------   ------   ------
                                                -------   ------   -------   -------   ------   ------

                                                                                 OTHER POSTRETIREMENT
                                                             PENSION BENEFITS          BENEFITS
                                                               DECEMBER 31,          DECEMBER 31,
                                                             -----------------   ---------------------
                                                              1997      1998       1997        1998
                                                             -------   -------   ---------   ---------
Change in Benefit Obligation
     Benefit Obligation at Prior Measurement Date..........  $50,714   $55,493   $ 13,297    $ 14,631
     Service Cost..........................................    1,349     1,457        302         330
     Interest Cost.........................................    3,857     3,773      1,029       1,010
     Actuarial (Gain)/Loss.................................    3,977     5,823        592        (934)
     Foreign Currency Translation..........................     (899)   (3,701)      (235)       (977)
     Benefits Paid.........................................   (3,505)   (3,240)      (354)       (370)
                                                             -------   -------   --------    --------
          Benefit Obligation at Measurement Date...........  $55,493   $59,605   $ 14,631    $ 13,690
                                                             -------   -------   --------    --------
                                                             -------   -------   --------    --------
Change in Plan Assets
     Fair Value of Assets at Prior Measurement Date........  $59,940   $66,181   $  --       $  --
     Actual Return on Plan Assets..........................   10,611     2,633      --          --
     Employer Contributions................................    1,085     1,643        354         370
     Foreign Currency Translation..........................   (1,950)   (4,412)     --          --
     Benefits Paid.........................................   (3,505)   (3,240)      (354)       (370)
                                                             -------   -------   --------    --------
          Fair Value of Assets at Measurement Date.........  $66,181   $62,805   $  --       $  --
                                                             -------   -------   --------    --------
                                                             -------   -------   --------    --------
Reconciliation of Funded Status
     Funded Status.........................................  $11,576   $ 3,201   $(14,631)   $(13,691)
     Unrecognized Net Prior Service Cost...................      834       695      --          --
     (Gain)/Loss...........................................    6,392    13,560      1,340         316
                                                             -------   -------   --------    --------
          Net Amount Recognized............................  $18,802   $17,456   $(13,291)   $(13,375)
                                                             -------   -------   --------    --------
                                                             -------   -------   --------    --------

        The assumptions used in accounting for the plans in 1996, 1997 and 1998 were:

                                                                           PENSION PLANS
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
Estimated discount rate.....................................           8%        7 1/2%        6 3/4%
Estimated long-term rate of return on assets................           9%            9%            9%
Average rate of increase in employee compensation...........       5 1/4%        5 1/4%        5 1/4%

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        The assumption used in accounting for the medical plans in 1998 was an
8.4 percent health care cost trend rate (decreasing to 6 percent in the year 2003 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $2,803 at year end 1998 and the net periodic cost by $289 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $2,209 at year end 1998 and the net periodic cost by $223 for the year.

        The assumption used in accounting for the plans in 1997 was a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2003 and beyond).

        The dates used to measure plan assets and liabilities were October 31, 1997 and 1998 for all plans. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

        Following the Spinoff, the Industrial Chemicals Business and the GenTek Business assumed responsibility for pension and other postretirement benefits for retirees whose last work assignment was with their respective business and the active employees of each or their respective businesses. Separate defined benefit plans have been established for both companies, with assets included in trusts under qualified pension plans being divided between the trusts. Each domestic plan received the legally required funding as specified under the Employee Retirement Income Security Act of 1974 and foreign plans received funding as specified under the applicable statutory requirements.

        GCG's net periodic benefit cost for pension and other postretirement benefits disclosed above includes amounts related to the Industrial Chemicals Business retirees who participated in certain of the Company's defined benefits and postretirement benefits plans. GCG's periodic benefit cost has been allocated to the Industrial Chemicals Business and is included in 'Discontinued Operations' in the Statement of Operations. Periodic benefit cost allocated to discontinued operations was $5,400, $5,380 and $4,618 for 1998, 1997 and 1996, respectively.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

        Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) related to continuing operations having initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998 are as follows:

YEARS ENDING
DECEMBER 31,
------------
1999........................................................  $ 5,180
2000........................................................    4,286
2001........................................................    2,188
2002........................................................    1,901
2003 and thereafter.........................................    1,883
                                                              -------
                                                              $15,438
                                                              -------
                                                              -------

        Rental expense for the years ended December 31, 1996, 1997 and 1998 was $4,239, $4,621, and $5,632, respectively.

        Environmental Matters. Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company's environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $16,244 and $20,116 at December 31, 1997 and 1998, respectively. These amounts do not include estimated third-party recoveries nor have they been discounted.

        Avtex Site at Front Royal, Virginia. On March 22, 1990, the EPA issued to the Company a Notice of Potential Liability pursuant to Section 107(a) of CERCLA (the 'Notice') with respect to a site located in Front Royal, Virginia (the 'Avtex Site'), owned at the time by Avtex Fibers Front Royal, Inc., which has filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex Site was previously owned and operated by the Company. On September 30, 1998, the EPA issued an administrative order under Section 106 of CERCLA (the 'Order'), which requires the Company, AlliedSignal, Inc. and Avtex to undertake certain removal actions at the acid plant. On October 19, 1998, the Company delivered to the EPA written notice of its intention to comply with the Order, subject to numerous defenses. The requirements of the Order include preparation of a study to determine the extent of any contamination at the acid plant site. The Company has provided for the estimated costs of $1,600 for these activities in its accrual for environmental liabilities relating to the Order. The Company is working cooperatively with the EPA with respect to compliance with the Order and believes that such compliance will not have a material effect on the Company's results of operations or financial condition.

        In addition to the matters discussed above, the Company is involved in other claims, litigation, administrative proceedings and investigations and remediation relative to environmental matters. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information and the accruals established, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 10 -- RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

        Prior to the Spinoff, GCG was party to a management agreement with Latona Associates (which is controlled by a stockholder of GCG) under which GCG receives corporate supervisory and administrative services and strategic guidance for a quarterly fee of $1,018, $1,099 and $1,195 per quarter for the years 1996, 1997 and 1998, respectively.

        Latona has agreed to provide its services separately to GenTek and GCG. GenTek will pay Latona, subsequent to the Spinoff, a quarterly fee of $1,125, to be adjusted after 1999 for increases in the U.S. consumer price index. In addition, if Latona provides advisory services to GenTek in connection with any acquisition, business combination or other strategic transaction, GenTek will pay Latona Associates additional fees comparable with fees received by investment banking firms for such services. During 1998, the Company paid Latona $500 in connection with the acquisition of Reheis. This agreement expires on December 31, 2004.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 11 -- ADDITIONAL FINANCIAL INFORMATION

        The following are summaries of selected balance sheet items:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1997          1998
                                                              -------       -------
Receivables
Trade.......................................................  $51,730       $62,810
Other.......................................................    1,626         1,536
Allowance for doubtful accounts.............................   (3,553)       (3,726)
                                                              -------       -------
                                                              $49,803       $60,620
                                                              -------       -------
                                                              -------       -------
Inventories
Raw materials...............................................  $ 8,093       $11,395
Work in process.............................................    3,090         6,049
Finished products...........................................    9,999        15,706
Supplies and containers.....................................    4,146         4,469
                                                              -------       -------
                                                              $25,328       $37,619
                                                              -------       -------
                                                              -------       -------

        Inventories valued at LIFO amounted to $16,835 and $17,450 at December 31, 1997 and 1998, respectively, which were below estimated replacement cost by $615 and $730, respectively. The impact of LIFO liquidations in 1996, 1997 and 1998 was not significant.

                                                                  DECEMBER 31,
                                                            ------------------------
                                                              1997           1998
Property, Plant and Equipment                               --------       ---------
Land and improvements.....................................  $ 20,876       $  26,219
Machinery and equipment...................................   194,992         261,260
Buildings and leasehold improvements......................    31,637          43,912
Construction in progress..................................    10,111          19,178
                                                            --------       ---------
                                                             257,616         350,569
Less accumulated depreciation and amortization............   (97,462)       (154,043)
                                                            --------       ---------
                                                            $160,154       $ 196,526
                                                            --------       ---------
                                                            --------       ---------

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1997          1998
Accrued Liabilities                                           -------       -------
Wages, salaries and benefits................................  $17,820       $17,616
Taxes, other than income taxes..............................    2,867         3,256
Other.......................................................   28,159        31,093
                                                              -------       -------
                                                              $48,846       $51,965
                                                              -------       -------
                                                              -------       -------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 12 -- LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                               DECEMBER   DECEMBER
                                                                  MATURITIES     1997       1998
                                                                  ----------   --------   --------
    Bank Term Loan A -- floating rate...........................  2000-2004    $  --      $100,000
    Bank Term Loan B -- floating rate...........................  1999-2006       --       199,000
    Bank Term Loan -- floating rate.............................  1999-2001      65,217      --
    Senior Subordinated Notes -- 9.25%..........................       2003     100,000      --
    Canada Senior Notes -- 9.09%................................       1999      50,787     48,269
    $130,000 U.S. Revolving Credit Facility -- floating rate....                 42,000      --
    General Chemical Canada Limited
      Revolving Credit Facility -- floating rate................       2000       --         3,877
    Other Debt -- floating rate.................................                  --         6,385
                                                                               --------   --------
         Total Debt.............................................                258,004    357,531
         Less: Current Portion..................................                 17,392     50,802
                                                                               --------   --------
         Net Long-Term Debt.....................................               $240,612   $306,729
                                                                               --------   --------
                                                                               --------   --------

        As of December 31, 1998, aggregate maturities of long-term debt for each of the years in the five year period ending December 31, 2003 were $50,802, $11,780, $19,700, $13,250 and $23,250.

        On June 15, 1998 the Company entered into a new credit facility consisting of a $100,000 Term Loan ('Term Loan A') maturing on June 15, 2004, a $200,000 Term Loan ('Term Loan B') maturing on June 15, 2006 and a $300,000 Revolving Credit Facility maturing on June 15, 2004. The term loans and revolving credit facility bear interest at a rate equal to a spread over a reference rate. The rate in effect at December 31, 1998 for Term Loan A and Term Loan B was 6.25 percent and 7.25 percent, respectively. Term Loan A is payable in consecutive quarterly installments commencing March 31, 2000. Term Loan B is payable in consecutive quarterly installments commencing September 30, 1998. The facility is secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries and 65 percent of the capital stock of the Company's foreign subsidiaries.

        General Chemical Canada Limited has a C$15,000 Revolving Credit Facility maturing June 22, 2000. This facility bears interest at a rate equal to a spread over a reference rate.

        Commitment fees paid for the above-mentioned facilities were $414, $274, and $446 for 1996, 1997 and 1998, respectively.

NOTE 13 -- STOCK OPTION PLAN AND RESTRICTED UNIT PLAN

        The Company's 1996 Stock Option and Incentive Plan (the 'Plan') provides for the issuance of up to 2,200,000 shares of Common Stock. The Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights, restricted and unrestricted stock and performance share awards to executives, directors and other key persons. Any incentive stock options granted under the Plan must have an exercise price at least equal to the market value of the shares on the day the option is granted and a maximum term of 10 years.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

        Information with respect to all stock options is summarized below:

                                                                          AVERAGE OPTION
                                                                            PRICE PER
                                                               SHARES         SHARE
                                                              ---------   --------------
Options Outstanding at December 31, 1995....................     --           $ --
     Options Granted........................................  1,281,000        17.66
     Options Exercised......................................     --             --
     Options Forfeited......................................     10,000        17.50
                                                              ---------
Options Outstanding at December 31, 1996....................  1,271,000        17.66
     Options Granted........................................    100,000        22.70
     Options Exercised......................................     --             --
     Options Forfeited......................................     29,800        18.23
                                                              ---------
Options Outstanding at December 31, 1997....................  1,341,200        18.02
     Options Granted........................................    398,500        23.72
     Options Exercised......................................     25,200        17.67
     Options Forfeited......................................     35,000        18.24
                                                              ---------
Options Outstanding at December 31, 1998....................  1,679,500       $19.37
                                                              ---------
                                                              ---------

        The Company applies APB Opinion 25 in accounting for the Plan. Had compensation cost for this plan been determined under FASB Statement No. 123, the Company's net income for 1996 would have been reduced to $45,623 with basic earnings per common share of $2.14 and diluted earnings per share of $2.08. Net income for 1997 would have been reduced to $55,140 with basic earnings per common share of $2.57 and diluted earnings per share of $2.45. Net income for 1998 would have been reduced to $45,857 with basic earnings per common share of $2.18 and diluted earnings per share of $2.10. For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for 1996, 1997 and 1998, respectively: dividend yield of 1.0 percent, 0.7 percent and 1.5 percent, respectively; expected volatility of 27 percent, 41 percent and 42 percent, respectively; weighted average risk-free interest rate of 6.42 percent,
5.50 percent and 4.65 percent, respectively; and, weighted average expected lives of six years. All options granted under the stock option plan had an exercise price equal to the market price of the Company's stock on the grant date.

        The Company's Restricted Unit Plan provides for the issuance of 850,000 units, with each unit representing one share of Common Stock to be issued to the participant upon the occurrence of certain conditions ('vesting') unless the participant elects to defer receipt thereof. All awards are subject to a five year vesting schedule under which a portion of each participant's award vests annually over a five year period. Dividend equivalents on outstanding units accrue to the benefit of the participants and are paid at the time dividends are paid to Common Stockholders. These units were awarded during the second quarter of 1996 in replacement of the rights earned by participants beginning in 1989 under the Phantom Equity Plan and certain other prior equity programs of the Company which were then terminated. The Company recorded a charge to income of $11,319, $1,302 and $1,309 for 1996, 1997 and 1998, respectively.

NOTE 14 -- FINANCIAL INSTRUMENTS

SWAP AGREEMENTS

        The Company does not enter into financial instruments for trading purposes. The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate to fixed-rate debt in order to reduce the Company's exposure to movements in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Swap agreements are only entered into with strong creditworthy counterparties. The swap agreements in effect were as follows:

                                                                                INTEREST RATE
                                                     NOTIONAL                -------------------
                   DECEMBER 31,                       AMOUNT    MATURITIES   RECEIVE(1)   PAY(2)
                   ------------                      --------   ----------   ----------   ------
    1997...........................................  $ 75,000   1998-1999       5.8%       6.8%
    1998...........................................  $100,000   1999-2006       5.6%       6.6%

------------

(1) Three-month LIBOR.
(2) Represents the weighted average rate.

        At December 31, 1998, the Company was also party to a currency and interest rate swap, which partially hedges the Company's Canadian subsidiary's
9.09 percent Senior Notes. The agreement, which matures in 1999, provides for the payment of C$48,400 at a fixed rate of 7.54 percent in exchange for the receipt of US$35,000 at a fixed rate of 9.09 percent. Unrealized gains and losses on the currency portion of the swap are recognized and offset the foreign exchange gain or loss on the related debt in the consolidated statements of operations. Net amounts paid or received on the interest portion of the swap are accrued as adjustments to interest expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of the Company's financial instruments are as follows:

                                                    DECEMBER 31, 1997       DECEMBER 31, 1998
                                                  ---------------------   ---------------------
                                                  CARRYING                CARRYING
                                                   AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                  --------   ----------   --------   ----------
Long-term debt..................................  $258,004    $262,918    $357,531    $357,737
Unrealized gain on swap agreements..............  $  --       $    521    $  --       $    309

        The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments.

        The fair value of the Company's long-term debt was based on quoted market prices for publicly traded notes and discounted cash flow analyses on its nontraded debt. The fair value of the Company's interest rate swap agreements is the estimated amount the Company would have to pay or receive to terminate the swap agreements based upon quoted market prices as provided by financial institutions which are counterparties to the swap agreements.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 15 -- GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        Geographic area information for continuing operations is summarized as follows:

                               TOTAL REVENUES                OPERATING PROFIT         IDENTIFIABLE ASSETS
                       ------------------------------   ---------------------------   -------------------
                         1996       1997       1998      1996      1997      1998       1997       1998
                       --------   --------   --------   -------   -------   -------   --------   --------
United States(1).....  $318,946   $358,774   $423,441   $46,052   $66,342   $47,734   $298,926   $437,892
Foreign(2)...........    17,228     15,710     26,173     2,671     1,184     3,987      5,387     23,634
Elimination(3).......    (6,054)    (5,968)    (5,695)    --        --        --         --         --
                       --------   --------   --------   -------   -------   -------   --------   --------
                       $330,120   $368,516   $443,919   $48,723   $67,526   $51,721   $304,313   $461,526
                       --------   --------   --------   -------   -------   -------   --------   --------
                       --------   --------   --------   -------   -------   -------   --------   --------

------------

(1) Includes export sales of $4,946, $5,430 and $4,914 for the years ended December 31, 1996, 1997 and 1998, respectively.

(2) Principally Canada.

(3) Sales between geographic areas are recorded at prices comparable to market prices charged to third-party customers and are eliminated in consolidation.

        Industry segment information for continuing operations is summarized as follows:

                                                                 TOTAL REVENUES                OPERATING PROFIT
                                                         ------------------------------   ---------------------------
                                                           1996       1997       1998      1996      1997      1998
                                                           ----       ----       ----      ----      ----      ----
Performance Products...................................  $240,895   $260,351   $315,787   $43,202   $48,292   $25,711
Manufacturing..........................................    89,225    108,165    128,132    12,472    23,531    30,649
                                                         --------   --------   --------   -------   -------   -------
    Total Segment......................................   330,120    368,516    443,919    55,674    71,823    56,360
Eliminations and other corporate expenses..............     --         --         --       (6,951)   (4,297)   (4,639)
                                                         --------   --------   --------   -------   -------   -------
Consolidated...........................................  $330,120   $368,516   $443,919   $48,723   $67,526   $51,721
                                                         --------   --------   --------
                                                         --------   --------   --------
Interest expense.......................................                                    10,747     8,855    14,624
Other income, net......................................                                    (1,224)     (864)     (216)
                                                                                          -------   -------   -------
Consolidated income from continuing operations before
  income taxes and extraordinary item..................                                   $39,200   $59,535   $37,313
                                                                                          -------   -------   -------
                                                                                          -------   -------   -------

                                                       CAPITAL EXPENDITURES       DEPRECIATION AND AMORTIZATION
                                                    ---------------------------   ------------------------------
                                                     1996      1997      1998       1996       1997       1998
                                                     ----      ----      ----       ----       ----       ----
Performance Products..............................  $17,612   $23,563   $24,260   $11,332    $13,688    $19,763
Manufacturing.....................................    1,619     2,640     9,477     2,767      2,608      3,302
                                                    -------   -------   -------   -------    -------    -------
Consolidated......................................  $19,231   $26,203   $33,737   $14,099    $16,296    $23,065
                                                    -------   -------   -------   -------    -------    -------
                                                    -------   -------   -------   -------    -------    -------

                                                              IDENTIFIABLE ASSETS
                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
Performance Products........................................  $245,734    381,202
Manufacturing...............................................    56,586     78,267
Corporate...................................................     1,993      2,057
                                                              --------   --------
Consolidated................................................  $304,313   $461,526
                                                              --------   --------
                                                              --------   --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 16 -- SUMMARIZED FINANCIAL INFORMATION

        The Company has issued its Senior Subordinated Notes due 2009 which are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly owned, domestic subsidiaries ('Subsidiary Guarantors'). The non-guarantor subsidiaries are foreign or are part of the Industrial Chemicals Business which are no longer part of GenTek as a result of the Spinoff.

        The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1996

                                                    SUBSIDIARY   NON-GUARANTOR
                                         PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------     ----------   ------------    ------------   ------------
Net revenues..........................  $  --       $ 312,895      $  17,225       $ --          $ 330,120
Cost of sales.........................     --         216,661         12,576         --            229,237
Selling, general and administrative
  expenses............................      4,389      46,572          1,199         --             52,160
                                        ---------   ---------      ---------       --------      ---------
     Operating profit.................     (4,389)     49,662          3,450         --             48,723
Interest expense......................     --          10,747        --              --             10,747
Other (income) expense, net...........       (177)     (1,041)            (6)        --             (1,224)
                                        ---------   ---------      ---------       --------      ---------
     Income before continuing
       operations before income taxes
       and extraordinary item.........     (4,212)     39,956          3,456         --             39,200
Income tax provision..................     (1,594)     18,741          1,278         --             18,425
Equity in income from subsidiaries....     49,226      28,011        --             (77,237)        --
                                        ---------   ---------      ---------       --------      ---------
Income from continuing operations
  before extraordinary item...........     46,608      49,226          2,178        (77,237)        20,775
Income from discontinued operations
  (net of tax)........................     --          --             25,833         --             25,833
                                        ---------   ---------      ---------       --------      ---------
     Income before extraordinary
       item...........................     46,608      49,226         28,011        (77,237)        46,608
Extraordinary item (net of tax).......     --          --            --              --             --
                                        ---------   ---------      ---------       --------      ---------
     Net income.......................  $  46,608   $  49,226      $  28,011       $(77,237)     $  46,608
                                        ---------   ---------      ---------       --------      ---------
                                        ---------   ---------      ---------       --------      ---------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1997

                                                    SUBSIDIARY   NON-GUARANTOR
                                         PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------     ----------   ------------    ------------   ------------
Net revenues..........................  $  --       $ 352,806      $  15,710       $ --          $ 368,516
Cost of sales.........................     --         240,210         11,702         --            251,912
Selling, general and administrative
  expenses............................      2,562      45,335          1,181         --             49,078
                                        ---------   ---------      ---------       --------      ---------
     Operating profit.................     (2,562)     67,261          2,827         --             67,526
Interest expense......................     --           8,855        --              --              8,855
Other (income) expense, net...........         33        (901)             4         --               (864)
                                        ---------   ---------      ---------       --------      ---------
     Income before continuing
       operations before income taxes
       and extraordinary item.........     (2,595)     59,307          2,823         --             59,535
Income tax provision..................     (1,111)     26,329          1,043         --             26,261
Equity in income from subsidiaries....     57,799      24,821        --             (82,620)        --
                                        ---------   ---------      ---------       --------      ---------
     Income from continuing operations
       before extraordinary item......     56,315      57,799          1,780        (82,620)        33,274
Income from discontinued operations
  (net of tax)........................     --          --             23,041         --             23,041
                                        ---------   ---------      ---------       --------      ---------
     Income before extraordinary
       item...........................     56,315      57,799         24,821        (82,620)        56,315
Extraordinary item (net of tax).......     --          --            --              --             --
                                        ---------   ---------      ---------       --------      ---------
     Net income.......................  $  56,315   $  57,799      $  24,821       $(82,620)     $  56,315
                                        ---------   ---------      ---------       --------      ---------
                                        ---------   ---------      ---------       --------      ---------

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998

                                                    SUBSIDIARY   NON-GUARANTOR
                                         PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------     ----------   ------------    ------------   ------------
Net revenues..........................  $  --       $ 410,778      $  33,141       $ --          $ 443,919
Cost of sales.........................     --         301,347         25,279         --            326,626
Selling, general and administrative
  expenses............................      2,758      59,621          3,193         --             65,572
                                        ---------   ---------      ---------       --------      ---------
     Operating profit.................     (2,758)     49,810          4,669         --             51,721
Interest expense......................        455      13,790            379         --             14,624
Other (income) expense, net...........         30        (208)           (38)        --               (216)
                                        ---------   ---------      ---------       --------      ---------
     Income before continuing
       operations before income taxes
       and extraordinary item.........     (3,243)     36,228          4,328         --             37,313
Income tax provision..................     (1,469)     (3,599)         1,312         --             (3,756)
Equity in income from subsidiaries....     49,481      13,315        --             (62,796)        --
                                        ---------   ---------      ---------       --------      ---------
     Income from continuing operations
       before extraordinary item......     47,707      53,142          3,016        (62,796)        41,069
Income from discontinued operations
  (net of tax)........................     --          --             10,299         --             10,299
                                        ---------   ---------      ---------       --------      ---------
     Income before extraordinary
       item...........................     47,707      53,142         13,315        (62,796)        51,368
Extraordinary item (net of tax).......     --           3,661        --              --              3,661
                                        ---------   ---------      ---------       --------      ---------
     Net income.......................  $  47,707   $  49,481      $  13,315       $(62,796)     $  47,707
                                        ---------   ---------      ---------       --------      ---------
                                        ---------   ---------      ---------       --------      ---------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997

                                                    SUBSIDIARY   NON-GUARANTOR
                                          PARENT    GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ------    ----------   ------------    ------------   ------------
Current assets:
     Cash and cash equivalents.........  $     51    $ 20,350       $--            $ --           $ 20,401
     Receivables, net..................     --         47,010         2,793          --             49,803
     Inventories.......................     --         24,177         1,151          --             25,328
     Other current assets..............     --         10,003        --              --             10,003
                                         --------    --------       -------        --------       --------
          Total current assets.........        51     101,540         3,944          --            105,535
Property, plant and equipment, net.....     --        158,658         1,496          --            160,154
Goodwill, net of amortization..........     --         19,192        --              --             19,192
Intercompany receivable (payable)......   (51,394)     51,394        --              --             --
Investment in subsidaries..............   (40,856)     88,410        --             (47,554)        --
Other assets...........................     2,324      17,108        --              --             19,432
Net assets of discontinued
  businesses...........................     --         --            85,505          --             85,505
                                         --------    --------       -------        --------       --------
          Total assets.................  $(89,875)   $436,302       $90,945        $(47,554)      $389,818
                                         --------    --------       -------        --------       --------
                                         --------    --------       -------        --------       --------
Current liabilities:
     Accounts payable..................  $    379    $ 30,320       $ 1,417        $ --           $ 32,116
     Accrued liabilities...............     3,698      47,475           335          --             51,508
     Current portion of long-term
       debt............................     --         17,392        --              --             17,392
                                         --------    --------       -------        --------       --------
          Total current liabilities....     4,077      95,187         1,752          --            101,016
Long-term debt.........................     --        240,612        --              --            240,612
Other liabilities......................       287     141,359           783          --            142,429
                                         --------    --------       -------        --------       --------
          Total liabilities............     4,364     477,158         2,535          --            484,057
Equity (deficit).......................   (94,239)    (40,856)       88,410         (47,554)       (94,239)
                                         --------    --------       -------        --------       --------
          Total liabilities and equity
            (deficit)..................  $(89,875)   $436,302       $90,945        $(47,554)      $389,818
                                         --------    --------       -------        --------       --------
                                         --------    --------       -------        --------       --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998

                                                    SUBSIDIARY   NON-GUARANTOR
                                          PARENT    GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ------    ----------   ------------    ------------   ------------
Current assets:
     Cash and cash equivalents.........  $  3,147   $  57,159       $ 1,004        $ --           $ 61,310
     Receivables, net..................     1,900      53,009         5,711          --             60,620
     Inventories.......................     --         33,731         3,888          --             37,619
     Other current assets..............     --         11,864           456          --             12,320
                                         --------   ---------       -------        --------       --------
          Total current assets.........     5,047     155,763        11,059          --            171,869
Property, plant and equipment, net.....     --        185,784        10,742          --            196,526
Goodwill, net of amortization..........     --         69,533         1,911          --             71,444
Intercompany receivable (payable)......   231,395    (231,282)         (113)         --             --
Investment in subsidaries..............     9,410      84,830        --             (94,240)        --
Other assets...........................     2,172      19,480            35          --             21,687
Net assets of discontinued
  businesses...........................     --         --            75,292          --             75,292
                                         --------   ---------       -------        --------       --------
          Total assets.................  $248,024   $ 284,108       $98,926        $(94,240)      $536,818
                                         --------   ---------       -------        --------       --------
                                         --------   ---------       -------        --------       --------
Current liabilities:
     Accounts payable..................  $  2,550   $  35,816       $ 4,447        $ --           $ 42,813
     Accrued liabilities...............       677      59,075         1,173          --             60,925
     Current portion of long-term
       debt............................     2,000      48,270           532          --             50,802
                                         --------   ---------       -------        --------       --------
          Total current liabilities....     5,227     143,161         6,152          --            154,540
Long-term debt.........................   297,000       3,876         5,853          --            306,729
Other liabilities......................       493     127,661         2,091          --            130,245
                                         --------   ---------       -------        --------       --------
          Total liabilities............   302,720     274,698        14,096          --            591,514
Equity (deficit).......................   (54,696)      9,410        84,830         (94,240)       (54,696)
                                         --------   ---------       -------        --------       --------
          Total liabilities and equity
            (deficit)..................  $248,024   $ 284,108       $98,926        $(94,240)      $536,818
                                         --------   ---------       -------        --------       --------
                                         --------   ---------       -------        --------       --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1996

                                                      SUBSIDIARY   NON-GUARANTOR
                                           PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                           ------     ----------   ------------    ------------   ------------
Net cash provided by (used in) operating
  activities............................  $  (2,012)  $  38,870      $   1,979       $--           $  38,837
                                          ---------   ---------      ---------       -------       ---------
Cash flows from investing activities:
     Cash provided by discontinued
       operations.......................     --          --             16,392        --              16,392
     Other..............................     --          (4,875)          (313)       --              (5,188)
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) investing
  activities............................     --          (4,875)        16,079        --              11,204
                                          ---------   ---------      ---------       -------       ---------
Cash flows from financing activities:
     Intercompany cash transfers........    (36,795)     54,883        (18,088)       --              --
     Other..............................     38,809     (56,886)       --             --             (18,077)
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) financing
  activities............................      2,014      (2,003)       (18,088)       --             (18,077)
                                          ---------   ---------      ---------       -------       ---------
Effect of exchange rates on cash........     --          --                 30        --                  30
                                          ---------   ---------      ---------       -------       ---------
Increase (decrease) in cash and cash
  equivalents...........................          2      31,992        --             --              31,994
Cash and cash equivalents at beginning
  of year...............................     --          18,097        --             --              18,097
                                          ---------   ---------      ---------       -------       ---------
Cash and cash equivalents at end of
  year..................................  $       2   $  50,089      $ --            $--           $  50,091
                                          ---------   ---------      ---------       -------       ---------
                                          ---------   ---------      ---------       -------       ---------

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1997

                                                      SUBSIDIARY   NON-GUARANTOR
                                           PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                           ------     ----------   ------------    ------------   ------------
Net cash provided by (used in) operating
  activities............................  $  (4,048)  $  57,579      $   2,648       $--           $  56,179
                                          ---------   ---------      ---------       -------       ---------
Cash flows from investing activities:
     Acquisition of businesses net of
       cash acquired....................     --         (30,130)       --             --             (30,130)
     Cash provided by discontinued
       operations.......................     --          --                331        --                 331
     Other..............................     --         (26,105)           (35)       --             (26,140)
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) investing
  activities............................     --         (56,235)           296        --             (55,939)
                                          ---------   ---------      ---------       -------       ---------
Cash flows from financing activities:
     Intercompany cash transfers........     36,648     (34,547)        (2,101)       --              --
     Other..............................    (32,551)      3,464        --             --             (29,087)
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) financing
  activities............................      4,097     (31,083)        (2,101)       --             (29,087)
                                          ---------   ---------      ---------       -------       ---------
Effect of exchange rates on cash........     --          --               (843)       --                (843)
                                          ---------   ---------      ---------       -------       ---------
Increase (decrease) in cash and cash
  equivalents...........................         49     (29,739)       --             --             (29,690)
Cash and cash equivalents at beginning
  of year...............................          2      50,089        --             --              50,091
                                          ---------   ---------      ---------       -------       ---------
Cash and cash equivalents at end of
  year..................................  $      51   $  20,350      $ --            $--           $  20,401
                                          ---------   ---------      ---------       -------       ---------
                                          ---------   ---------      ---------       -------       ---------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998

                                                      SUBSIDIARY   NON-GUARANTOR
                                           PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                           ------     ----------   ------------    ------------   ------------
Net cash provided by (used in) operating
  activities............................  $  (4,166)  $  56,803      $   4,631       $--           $  57,268
                                          ---------   ---------      ---------       -------       ---------
Cash flows from investing activities:
     Acquisition of businesses net of
       cash acquired....................     --         (90,935)       --             --             (90,935)
     Cash provided by discontinued
       operations.......................     --          --             20,512        --              20,512
     Other..............................     --         (32,170)          (800)       --             (32,970)
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) investing
  activities............................     --        (123,105)        19,712        --            (103,393)
                                          ---------   ---------      ---------       -------       ---------
Cash flows from financing activities:
     Intercompany cash transfers........   (280,040)    309,942        (29,902)       --              --
     Other..............................    287,302    (206,831)         6,385        --              86,856
                                          ---------   ---------      ---------       -------       ---------
Net cash provided by (used in) financing
  activities............................      7,262     103,111        (23,517)       --              86,856
                                          ---------   ---------      ---------       -------       ---------
Effect of exchange rates on cash........     --          --                178        --                 178
                                          ---------   ---------      ---------       -------       ---------
Increase (decrease) in cash and cash
  equivalents...........................      3,096      36,809          1,004        --              40,909
Cash and cash equivalents at beginning
  of year...............................         51      20,350        --             --              20,401
                                          ---------   ---------      ---------       -------       ---------
Cash and cash equivalents at end of
  year..................................  $   3,147   $  57,159      $   1,004       $--           $  61,310
                                          ---------   ---------      ---------       -------       ---------
                                          ---------   ---------      ---------       -------       ---------

NOTE 17 -- UNAUDITED QUARTERLY INFORMATION

                                                                       1997
                                               ----------------------------------------------------
                                                FIRST      SECOND     THIRD      FOURTH      YEAR
                                                -----      ------     -----      ------      ----
Net revenues.................................  $ 86,000   $ 88,212   $ 97,456   $ 96,848   $368,516
Income from continuing operations............     7,310      9,379      8,941      7,644     33,274
Income from discontinued operations..........     4,404      7,879      6,161      4,597     23,041
Net income...................................    11,714     17,258     15,102     12,241     56,315
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------
Earnings per common share -- basic:
     Income from continuing operations.......       .34        .44        .42        .36       1.55
     Income from discontinued operations.....       .21        .37        .29        .21       1.08
                                               --------   --------   --------   --------   --------
          Net income.........................       .55        .81        .71        .57       2.63
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------
Earnings per common share -- assuming
  dilution:
     Income from continuing operations.......       .32        .42        .40        .34       1.48
     Income from discontinued operations.....       .20        .35        .27        .20       1.02
                                               --------   --------   --------   --------   --------
          Net income.........................  $    .52   $    .77   $    .67   $    .54   $   2.50
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
                             (DOLLARS IN THOUSANDS)

                                                                       1998
                                               ----------------------------------------------------
                                                FIRST      SECOND     THIRD      FOURTH      YEAR
                                                -----      ------     -----      ------      ----
Net revenues.................................  $100,536   $118,355   $112,562   $112,466   $443,919
Income from continuing operations before
  extraordinary item.........................     7,751     10,497      8,725     14,096     41,069
Income (loss) from discontinued operations...     2,110      4,189      3,041        959     10,299
Income before extraordinary item.............     9,861     14,686     11,766     15,055     51,368
Net income...................................     9,861     11,025(1)   11,766    15,055(2)   47,707
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------
Earnings per common share -- basic:
     Income from continuing operations.......       .37        .49        .42        .67       1.95
     Income from discontinued operations.....       .10        .20        .14        .05        .49
Extraordinary item -- loss on extinguishment
  of debt (net of tax).......................     --           .17      --         --           .17
                                               --------   --------   --------   --------   --------
          Net income.........................       .47        .52        .56        .72       2.27
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------
Earnings per common share -- assuming
  dilution:
     Income from continuing operations.......       .35        .48        .40        .65       1.88
     Income from discontinued operations.....       .10        .19        .14        .04        .47
Extraordinary item -- loss from
  extinguishment of debt (net of tax)........     --           .17      --         --           .17
                                               --------   --------   --------   --------   --------
          Net income.........................  $    .45   $    .50   $    .54   $    .69   $   2.18
                                               --------   --------   --------   --------   --------
                                               --------   --------   --------   --------   --------

        Note: Basic earnings per common share calculations are based on the weighted average number of shares outstanding during each of the quarters. Diluted earnings per common share assume the foregoing and, in addition, the exercise of all stock options and restricted units. The sum of the four quarters may not equal the full year computation due to rounding.

(1) In the second quarter of 1998, the Company recorded an extraordinary loss of $3,661 ($.17 per share) related to the early retirement of certain outstanding indebtedness.
(2) During the fourth quarter of 1998, the Company recorded a one-time charge of $12,885 ($7,789 after tax or $.36 per share) primarily due to an asset impairment writedown for two of the Company's manufacturing facilities and incremental accruals of $11,300 ($6,831 after tax or $.31 per share) principally related to litigation and environmental spending. During the fourth quarter of 1998, the Company also recorded a non-recurring gain of $19,500 ($.89 per share) related to an income tax settlement.

NOTE 18 -- SUBSEQUENT EVENTS

        On February 23, 1999, the Company acquired for approximately $58,000 Defiance Inc., a manufacturer of specialty antifriction bearings for the transportation industry and a provider of vehicle testing services, tooling design and preproduction dies and components primarily for the automotive industry. On April 6, 1999, the Company acquired for approximately $220,000 Noma Industries Limited, a leading North American producer of insulated wire and wire-related products for the automotive, appliance and electronic industries. On July 2, 1999, the Company acquired Structural Kinematics, a leading provider of testing and engineering services to the automotive, truck and agricultural equipment industries.

        On July 12, 1999, the Company announced that it has agreed to purchase Berlin-based Krone AG from Jenoptik AG. Krone is a leading global supplier of connection and distribution technology for telecommunications and data networks. The Krone acquisition is expected to be completed during the third quarter. The acquisitions will be financed through existing credit facilities and additional debt securities.

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1998       1999       1998       1999
                                                          --------   --------   --------   --------
Net revenues............................................  $112,562   $263,834   $331,453   $609,324
Cost of sales...........................................    80,692    195,792    234,935    453,938
Selling, general and administrative expense.............    13,951     34,159     40,347     80,003
                                                          --------   --------   --------   --------
  Operating profit......................................    17,919     33,883     56,171     75,383
Interest expense........................................     4,099     13,077     10,626     25,378
Interest income.........................................       336        146        678        739
Foreign currency transaction (gains) losses.............       107       (787)       398     (1,175)
Other (income) expense, net.............................      (109)       123         11        262
                                                          --------   --------   --------   --------
  Income from continuing operations before income taxes
     and extraordinary item.............................    14,158     21,616     45,814     51,657
Income tax provision....................................     5,432     10,896     18,841     23,890
                                                          --------   --------   --------   --------
  Income from continuing operations before extraordinary
     item...............................................     8,726     10,720     26,973     27,767
Income from discontinued operations (net of tax)........     3,040      --         9,339      1,006
                                                          --------   --------   --------   --------
  Income before extraordinary item......................    11,766     10,720     36,312     28,773
Extraordinary item -- loss from extinguishment of debt
  (net of tax of $2,395 and $3,231, respectively).......     --         --         3,661      4,939
                                                          --------   --------   --------   --------
  Net income............................................  $ 11,766   $ 10,720   $ 32,651   $ 23,834
                                                          --------   --------   --------   --------
                                                          --------   --------   --------   --------
EARNINGS PER COMMON SHARE -- BASIC:
Income from continuing operations.......................  $    .42   $    .51   $   1.28   $   1.32
Income from discontinued operations (net of tax)........       .14      --           .44        .05
Extraordinary item -- loss from extinguishment of debt
  (net of tax)..........................................     --         --           .17        .23
                                                          --------   --------   --------   --------
  Net income............................................  $    .56   $    .51   $   1.55   $   1.14
                                                          --------   --------   --------   --------
                                                          --------   --------   --------   --------
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION:
Income from continuing operations.......................  $    .40   $    .50   $   1.23   $   1.29
Income from discontinued operations (net of tax)........       .14      --           .43        .05
Extraordinary item -- loss from extinguishment of debt
  (net of tax)..........................................     --         --           .17        .23
                                                          --------   --------   --------   --------
Net income..............................................  $    .54   $    .50   $   1.49   $   1.11
                                                          --------   --------   --------   --------
                                                          --------   --------   --------   --------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 61,310      $   34,459
  Receivables, net..........................................      60,620         211,999
  Inventories...............................................      37,619         118,012
  Deferred income taxes.....................................      11,494          27,645
  Other current assets......................................         826          25,108
                                                                --------      ----------
     Total current assets...................................     171,869         417,223
Property, plant and equipment, net..........................     196,526         353,096
Goodwill, net of amortization...............................      71,444         393,357
Other assets................................................      21,687          31,808
Net assets of discontinued operations.......................      75,292         --
                                                                --------      ----------
     Total assets...........................................    $536,818      $1,195,484
                                                                --------      ----------
                                                                --------      ----------

              LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................    $ 42,813      $   90,052
  Accrued liabilities.......................................      60,925         161,752
  Current portion of long-term debt.........................      50,802          43,236
                                                                --------      ----------
     Total current liabilities..............................     154,540         295,040
Long-term debt..............................................     306,729         712,204
Other liabilities...........................................     130,245         175,755
                                                                --------      ----------
     Total liabilities......................................     591,514       1,182,999
                                                                --------      ----------
Equity (deficit):
  Preferred Stock, $.01 par value; authorized 10,000,000
     shares; none issued or outstanding.....................      --             --
  Common Stock, $.01 par value; authorized 100,000,000
     shares; issued: 12,654,489 and 16,876,017 shares at
     December 31, 1998 and September 30, 1999,
     respectively...........................................         127             168
  Class B Common Stock, $.01 par value; authorized
     40,000,000 shares; issued 9,758,421 and 3,958,421
     shares at December 31, 1998 and September 30, 1999,
     respectively...........................................          97              40
  Capital deficit...........................................    (182,563)           (848)
  Accumulated other comprehensive income....................      (2,446)             98
  Retained earnings.........................................     162,378          13,289
  Treasury stock, at cost: 1,641,166 and 16,192 shares at
     December 31, 1998 and September 30, 1999,
     respectively...........................................     (32,289)           (262)
                                                                --------      ----------
     Total equity (deficit).................................     (54,696)         12,485
                                                                --------      ----------
     Total liabilities and equity (deficit).................    $536,818      $1,195,484
                                                                --------      ----------
                                                                --------      ----------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1998         1999
                                                              ---------   -----------
Cash flows from operating activities:
  Net income................................................  $  32,651    $  23,834
  Adjustments to reconcile net income to net cash provided
     by continuing operations:
       Depreciation and amortization........................     17,539       31,156
       Net loss on disposition of long-term assets..........        113          219
       Unrealized exchange gain (loss)......................        898         (779)
       Restricted unit plan costs...........................        843          607
       Loss on extinguishment of debt.......................      6,056        8,170
       Income from discontinued operations..................     (6,680)      (1,006)
       Increase in receivables..............................     (4,547)     (21,875)
       Increase in inventories..............................     (3,060)         (77)
       (Decrease) in accounts payable.......................     (1,207)      (1,331)
       Increase (decrease) in accrued liabilities...........     (2,438)      11,251
       Increase (decrease) in other liabilities and assets,
        net.................................................     (7,601)      (3,165)
                                                              ---------    ---------
          Net cash provided by continuing operations........     32,567       47,004
                                                              ---------    ---------
Cash flows from investing activities:
  Capital expenditures......................................    (22,185)     (22,258)
  Proceeds from sales or disposals of long term assets......        256          354
  Cash provided by discontinued operations..................     19,509      122,711
  Acquisition of businesses net of cash acquired*...........    (90,935)    (445,020)
                                                              ---------    ---------
     Net cash used for investing activities.................    (93,355)    (344,213)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from long-term debt..............................    383,428      846,827
  Repayment of long-term debt...............................   (290,804)    (573,435)
  Payment to acquire treasury stock.........................     (4,000)        (635)
  Exercise of stock options.................................        314       --
  Dividends.................................................     (2,099)      (2,079)
                                                              ---------    ---------
     Net cash provided by financing activities..............     86,839      270,678
                                                              ---------    ---------
  Effect of exchange rate changes on cash...................       (368)        (320)
                                                              ---------    ---------
Increase (decrease) in cash and cash equivalents............     25,683      (26,851)
Cash and cash equivalents at beginning of period............     20,401       61,310
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  46,084    $  34,459
                                                              ---------    ---------
                                                              ---------    ---------
Supplemental information:
  Cash paid for income taxes................................  $  16,721    $  25,020
                                                              ---------    ---------
                                                              ---------    ---------
  Cash paid for interest....................................  $  16,830    $  17,696
                                                              ---------    ---------
                                                              ---------    ---------
*Purchase of businesses net of cash acquired:
  Working Capital, other than cash..........................  $ (14,303)   $ (79,008)
  Plant, property and equipment.............................    (36,436)    (158,078)
  Other assets..............................................    (41,622)    (341,309)
  Noncurrent liabilities....................................      1,426      133,375
                                                              ---------    ---------
     Net cash used to acquire businesses....................  $ (90,935)   $(445,020)
                                                              ---------    ---------
                                                              ---------    ---------

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

        GenTek Inc.'s ('GenTek' or the 'Company') manufacturing and performance products businesses owned by the Company as of April 30, 1999 (the 'GenTek Business') were formerly part of The General Chemical Group Inc. ('GCG'). GCG separated the GenTek Business from GCG's soda ash and calcium chloride business (the 'Industrial Chemicals Business') through a spinoff (the 'Spinoff'). GCG accomplished the Spinoff by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders on April 30, 1999 (the 'Spinoff Date'). Since the Spinoff Date, GCG and GenTek have been separate, stand-alone companies with GenTek operating the GenTek Business, and GCG operating the Industrial Chemicals Business.

        The Spinoff has been treated as a reverse spinoff for financial statement purposes because the GenTek Business constitutes a greater proportion of GCG's assets and operations. Therefore, the Spinoff has been reflected, for financial statement presentation, as if GenTek formed a new company consisting of the Industrial Chemicals Segment and distributed the stock of that company as a dividend to GenTek's stockholders, with the assets and operations of the Performance Products and Manufacturing Segments remaining with GenTek. Accordingly, the GenTek financial statements reflect the financial position and results of operations of the Performance Products and Manufacturing Segments as continuing operations and the financial position and results of operations of the industrial chemicals business as discontinued operations. The distribution of the net liabilities of the industrial chemicals business has been recorded as a capital contribution to the Company.

        For the purpose of governing certain ongoing relationships between GCG and GenTek after the Spinoff and to provide mechanisms for an orderly transition, GCG and GenTek entered into various agreements which are described in Amendment No. 2 to the Registration Statement on Form 10 (file no. 001-14789) of GenTek (the 'Form 10') filed with the Securities and Exchange Act of 1934.

        The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the 'SEC'). The financial statements do not include certain information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. These statements should be read in conjunction with the annual financial statements included elsewhere in this prospectus.

NOTE 2 -- DISCONTINUED OPERATIONS

        Discontinued operations represent the Industrial Chemical Business of GCG (see Note 1). Prior to the Spinoff Date an allocation of certain assets, liabilities and expenses was made related to discontinued operations. In the opinion of management, expenses were allocated to the discontinued operations in a reasonable and consistent basis using management's estimate of services provided to the discontinued business by GCG. General corporate overhead expenses were not allocated to discontinued operations. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the industrial chemicals business been operating as a stand-alone entity during the periods presented or expected to be incurred in the future.

        In connection with the Spinoff, General Chemical Industrial Products, a subsidiary of GCG, entered into certain financing arrangements prior to the completion of the Spinoff. Out of the proceeds, approximately $130,000 was used to repay outstanding borrowings of GCG under credit facilities existing prior to the Spinoff.

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 3 -- STOCKHOLDER'S EQUITY

        Prior to the Spinoff, a stockholder converted 5.8 million shares of GCG Class B Common Stock into an identical number of shares of GCG Common Stock. On the Spinoff Date, GCG issued shares of Common Stock and Class B Stock of GenTek and distributed them to the holders of GCG's stock on a one-for-one basis. Accordingly, as of the Spinoff Date, the equity accounts have been reclassified to reflect the formation of GenTek and the issuance of its stock by recording the par value of the stock issued and reclassifying all other equity to paid in capital.

        In conjunction with the Spinoff, the distribution of the net liabilities of the industrial chemicals business has been recorded as a capital contribution of $46,815 to the Company. Certain industrial chemical business asset and liability balances, including but not limited to pension, postretirement and deferred taxes, have been recorded based on preliminary estimates. As a result, the capital contribution recorded by the Company reflects these estimates and is subject to adjustment based on the final calculation of these balances.

NOTE 4 -- COMPREHENSIVE INCOME

        Total comprehensive income is comprised of net income and foreign currency translation gains and losses. Total comprehensive income for the three months ended September 30, 1998 and 1999 was $11,824 and $10,764, respectively. Total comprehensive income for the nine months ended September 30, 1998 and 1999 was $32,638 and $24,063, respectively.

NOTE 5 -- EARNINGS PER SHARE

        The computation of basic earnings per share is based on the weighted average number of common shares and contingently issuable shares outstanding during the period. The computation of diluted earnings per share also includes the exercise of all stock options and restricted units, using the treasury stock method.

        The shares outstanding used for the basic and diluted earnings per common share computation are reconciled as follows:

                                                     THREE MONTHS ENDED         NINE MONTHS ENDED
                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                   -----------------------   -----------------------
                                                      1998         1999         1998         1999
                                                      ----         ----         ----         ----
Basic earnings per common share:
     Weighted average common shares
       outstanding...............................  21,099,838   20,989,245   21,085,181   20,942,676
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------
Diluted earnings per common share:
     Weighted average common shares
       outstanding...............................  21,099,838   20,989,245   21,085,181   20,942,676
     Options.....................................     776,724      442,800      894,297      494,766
                                                   ----------   ----------   ----------   ----------
          Total..................................  21,876,562   21,432,045   21,979,478   21,437,442
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------

        At September 30, 1998 and 1999 options to purchase 423,500 shares and 1,574,500 shares of common stock, respectively, were not included in the computation of diluted earnings per common share because the exercise price was greater than the average market price of the common shares. The options, which expire from 2007 through 2009, were still outstanding at September 30, 1999.

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 6 -- ACQUISITIONS

        On February 23, 1999, the Company acquired for $58,020 through a cash tender offer, Defiance Inc. ('Defiance'), a manufacturer of specialty antifriction bearings for the transportation industry and a provider of vehicle testing services, tooling design and preproduction dies and components primarily for the automotive industry. On April 6, 1999, the Company acquired for approximately $220,000 Noma Industries Limited ('Noma'), a leading North American producer of insulated wire and wire-related products for the automotive, appliance and electronic industries. On August 20, 1999, the Company acquired for approximately $222,000, including approximately $63,000 in assumed debt, Berlin-based Krone AG from Jenoptik AG. Krone is a leading global supplier of connector and distribution technology for telecommunications and data networks. In addition, during the third quarter the Company made two small acquisitions (Structural Kinematics, a leading provider of testing and engineering services to the automotive, truck and agricultural equipment industries, and the business of Pacific Pac International Inc. ('Pacific Pac'), a supplier of ultra high-purity solvents to the electronics industry). Funding for these transactions was provided by existing cash and borrowings under the Company's existing debt and credit facilities. The acquisitions are accounted for under the purchase method, and accordingly, the net assets and results of operations are included in the financial statements from the date of their respective acquisitions. The allocation of purchase price of Defiance, Noma, Structural Kinematics, Krone and Pacific Pac is based on valuation information available to the Company which is subject to change as such information is finalized. Goodwill is being amortized on a straight line basis over a period which ranges from 25 to 35 years. The following proforma information presents the results of operations as if the acquisitions had occurred on January 1, 1998. The proforma information has been prepared for comparative purposes and is not necessarily indicative of what would have occurred had the acquisitions occurred on such date or of results which may occur in the future. Had the acquisitions occurred as of January 1, 1998, net sales would have been $1,135,000 and $896,917, income before extraordinary items would have been $26,522 ($1.21 per share) and $26,392 ($1.23 per share) and net income would have been $33,160 ($1.51 per share) and $22,459 ($1.05 per share) for 1998 and the nine months ended September 30, 1999.

NOTE 7 -- ADDITIONAL FINANCIAL INFORMATION

        The components of inventories were as follows:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                              ----           ----
                                                                          (UNAUDITED)
Raw materials...........................................    $11,395        $ 43,622
Work in process.........................................      6,049          22,054
Finished products.......................................     15,706          47,759
Supplies and containers.................................      4,469           4,577
                                                            -------        --------
                                                            $37,619        $118,012
                                                            -------        --------
                                                            -------        --------

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 8 -- LONG-TERM DEBT

        Long-term debt consists of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                              MATURITIES      1998           1999
                                              ----------      ----           ----
                                                                          (UNAUDITED)
Bank Term Loans  -- floating rates..........  1999-2007     $299,000       $249,625
$300,000 Revolving Credit
  Facility -- floating rate.................    2005          --            215,000
Senior Subordinated Notes -- 11%............    2009          --            200,000
Canada Senior Notes -- 9.09%................    1999          48,269         --
General Chemical Canada Limited Revolving
  Credit Facility -- floating rate..........    2000           3,877         --
Other Debt -- floating rate.................                   6,385         90,815
                                                            --------       --------
     Total Debt.............................                 357,531        755,440
     Less: Current Portion..................                  50,802         43,236
                                                            --------       --------
     Net Long-Term Debt.....................                $306,729       $712,204
                                                            --------       --------
                                                            --------       --------

        On April 30, 1999, the Company entered into a new credit facility with a syndicate of banks and other financial institutions consisting of a $100,000 Term Loan ('Tranche A') maturing on April 30, 2005, a $150,000 Term Loan ('Tranche B') maturing on April 30, 2007 and a $300,000 Revolving Credit Facility maturing on April 30, 2005. The term loans and revolving credit facility bear interest at a rate equal to a spread over a reference rate. Tranche A is payable in consecutive quarterly installments commencing
September 30, 2000. Tranche B is payable in consecutive quarterly installments which commenced on July 31, 1999. The facility is secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries, and 65 percent of the capital stock of the Company's foreign subsidiaries. The proceeds were used to repay outstanding borrowings of GCG under its existing credit facilities prior to the Spinoff, resulting in an extraordinary loss from the extinguishment of debt of $4,939, net of a tax benefit of $3,231.

        On August 9, 1999, the Company issued $200,000 of 11% Senior Subordinated Notes due 2009. Net proceeds of the offering of $193,000 were used to repay a portion of the borrowing outstanding under the Company's Revolving Credit Facility.

NOTE 9 -- DIVIDENDS

        On September 21, 1999, GenTek's Board of Directors declared a quarterly cash dividend of $.05 per share of Common Stock and Class B Common Stock, payable October 16, 1999, to shareholders of record on October 1, 1999.

NOTE 10 -- RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

        The Company is party to a management agreement with Latona Associates ('Latona') which is controlled by a stockholder of the Company under which the Company receives corporate supervisory and administrative services and strategic guidance. Prior to the Spinoff, Latona provided these services to the GenTek Business pursuant to its agreement with GCG. The Company was charged $3,369 and $3,618 for the nine months ended September 30, 1998 and 1999, respectively. In connection with the Spinoff, Latona agreed to provide its services separately to GenTek and GCG. GenTek pays Latona, for periods subsequent to the Spinoff, a quarterly fee of $1,125, to be adjusted after 1999 for increases in

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

U.S. CPI. In addition, if Latona provides advisory services to GenTek in connection with any acquisition, business combination or other strategic transaction, GenTek pays Latona Associates additional fees comparable to fees received by investment banking firms for such services. During 1998, the Company paid Latona $500 in connection with acquisitions. During 1999, GenTek was charged fees of $3,600 in the aggregate in connection with the acquisitions of Defiance, Noma and Krone. GenTek's agreement with Latona expires on December 31, 2004.

TRANSITION SUPPORT AGREEMENT

        After the Spinoff, GenTek provides GCG with certain administrative services pursuant to the Transition Support Agreement. For the three and nine months ended September 30, 1999, GenTek charged GCG $916 and $1,534, respectively, related to this agreement.

OTHER TRANSACTIONS

        GCG supplies soda ash and calcium chloride to General Chemical Corporation, a wholly-owned subsidiary of GenTek. For the nine months ended September 30, 1998 and 1999, purchases from GCG amounted to $4,045 and $10,045, respectively.

NOTE 11 -- SEGMENT INFORMATION

        Industry segment information for continuing operations is summarized as follows:

                                             TOTAL REVENUES       OPERATING PROFIT
                                            NINE MONTHS ENDED    NINE MONTHS ENDED
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                           -------------------   ------------------
                                             1998       1999      1998       1999
                                             ----       ----      ----       ----
Performance Products.....................  $238,265   $254,613   $39,188   $ 34,071
Manufacturing............................    93,188    315,102    21,842     48,939
Telecommunications Equipment.............     --        39,609     --         2,941
                                           --------   --------   -------   --------
     Total Segment.......................   331,453    609,324    61,030     85,951
Eliminations and other corporate
  expenses...............................     --         --       (4,859)   (10,568)
                                           --------   --------   -------   --------
Consolidated.............................  $331,453   $609,324    56,171     75,383
                                           --------   --------
                                           --------   --------
Interest expense.........................                         10,626     25,378
Other income, net........................                            269      1,652
                                                                 -------   --------
Consolidated income from continuing
  operations before income taxes.........                        $45,814   $ 51,657
                                                                 -------   --------
                                                                 -------   --------

                                                              IDENTIFIABLE ASSETS
                                                          ----------------------------
                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                              ----           ----
Performance Products....................................    $381,202      $  344,737
Manufacturing...........................................      78,267         483,703
Telecommunications Equipment............................      --             358,152
Corporate...............................................       2,057           8,892
                                                            --------      ----------
Consolidated............................................    $461,526      $1,195,484
                                                            --------      ----------
                                                            --------      ----------

        The Telecommunications Equipment segment is comprised of the businesses of Krone which were acquired by the Company on August 20, 1999. Krone is a leading global supplier of connection and distribution technology for telecommunications and data networks.

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 12 -- SUMMARIZED FINANCIAL INFORMATION

        The Company's 11% Senior Subordinated Notes due 2009 are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly owned, domestic subsidiaries ('Subsidiary Guarantors'). The non-guarantor subsidiaries are foreign or are part of the Industrial Chemicals Business which are no longer part of GenTek as a result of the Spinoff.

        The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                    SUBSIDIARY   NON-GUARANTOR
                                          PARENT    GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ------    ----------   ------------    ------------   ------------
Net revenues............................  $ --       $307,157       $24,296        $ --           $331,453
Cost of sales...........................    --        216,493        18,442          --            234,935
Selling, general and administrative
  expense...............................    1,386      36,774         2,187          --             40,347
                                          -------    --------       -------        --------       --------
     Operating profit...................   (1,386)     53,890         3,667          --             56,171
Interest expense........................      252      10,110           264          --             10,626
Other (income) expense, net.............       24        (255)          (38)         --               (269)
                                          -------    --------       -------        --------       --------
     Income from continuing operations
       before income taxes and
       extraordinary item...............   (1,662)     44,035         3,441          --             45,814
Income tax provision....................     (795)     18,648           988          --             18,841
Equity in income from subsidiaries......   33,518      11,792        --             (45,310)        --
                                          -------    --------       -------        --------       --------
     Income from continuing operations
       before extraordinary item........   32,651      37,179         2,453         (45,310)        26,973
Income from discontinued operations (net
  of tax)...............................    --         --             9,339          --              9,339
                                          -------    --------       -------        --------       --------
     Income before extraordinary item...   32,651      37,179        11,792         (45,310)        36,312
Extraordinary item -- net of tax........    --          3,661        --              --              3,661
                                          -------    --------       -------        --------       --------
     Net income.........................  $32,651    $ 33,518       $11,792        $(45,310)      $ 32,651
                                          -------    --------       -------        --------       --------
                                          -------    --------       -------        --------       --------

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                    SUBSIDIARY   NON-GUARANTOR
                                          PARENT    GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ------    ----------   ------------    ------------   ------------
Net revenues............................  $ --       $449,163      $175,238        $(15,077)      $609,324
Cost of sales...........................    --        335,745       133,270         (15,077)       453,938
Selling, general and administrative
  expense...............................    7,299      53,585        19,119          --             80,003
                                          -------    --------      --------        --------       --------
     Operating profit...................   (7,299)     59,833        22,849          --             75,383
Interest expense........................   20,874      18,741         6,187         (20,424)        25,378
Other (income) expense, net.............  (20,399)     (3,194)        1,517          20,424         (1,652)
                                          -------    --------      --------        --------       --------
     Income from continuing operations
       before income taxes and
       extraordinary item...............   (7,774)     44,286        15,145          --             51,657
Income tax provision....................   (3,197)     20,338         6,749          --             23,890
Equity in income from subsidiaries......   33,350       9,402        --             (42,752)        --
                                          -------    --------      --------        --------       --------
     Income from continuing operations
       before extraordinary item........   28,773      33,350         8,396         (42,752)        27,767
Income from discontinued operations (net
  of tax)...............................    --         --             1,006          --              1,006
                                          -------    --------      --------        --------       --------
     Income before extraordinary item...   28,773      33,350         9,402         (42,752)        28,773
Extraordinary item -- net of tax........    4,939      --            --              --              4,939
                                          -------    --------      --------        --------       --------
     Net income.........................  $23,834    $ 33,350      $  9,402        $(42,752)      $ 23,834
                                          -------    --------      --------        --------       --------
                                          -------    --------      --------        --------       --------

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

CONDENSED CONSOLIDATING BALANCE SHEET
SEPTEMBER 30, 1999

                                                    SUBSIDIARY   NON-GUARANTOR
                                          PARENT    GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ------    ----------   ------------    ------------   ------------
Current assets:
     Cash..............................  $    120    $  7,711      $ 26,628       $  --          $   34,459
     Receivables.......................     4,366     101,521       106,112          --             211,999
     Inventories.......................     --         49,907        68,105          --             118,012
     Other current assets..............     1,509      32,837        18,407          --              52,753
                                         --------    --------      --------       ---------      ----------
          Total current assets.........     5,995     191,976       219,252          --             417,223
Property, plant and equipment, net.....     --        256,112        96,984          --             353,096
Goodwill, net of amortization..........     --         96,611       296,746          --             393,357
Intercompany receivable (payable)......   443,108    (439,218)       (3,890)         --             --
Investment in subsidiaries.............    83,068     217,211        --            (300,279)        --
Other assets...........................       334      23,124         8,350          --              31,808
                                         --------    --------      --------       ---------      ----------
          Total assets.................  $532,505    $345,816      $617,442       $(300,279)     $1,195,484
                                         --------    --------      --------       ---------      ----------
                                         --------    --------      --------       ---------      ----------
Current liabilites:
     Accounts payable..................  $      6    $ 49,561      $ 40,485       $  --          $   90,052
     Accrued liabilites................     4,514      65,973        91,265          --             161,752
     Current portion of long-term
       debt............................        --       1,176        42,060          --              43,236
                                         --------    --------      --------       ---------      ----------
          Total current liabilites.....     4,520     116,710       173,810          --             295,040
Long-term debt.........................   515,000       8,264       188,940          --             712,204
Other liabilities......................       500     137,774        37,481          --             175,755
                                         --------    --------      --------       ---------      ----------
          Total liabilites.............   520,020     262,748       400,231          --           1,182,999
Equity (deficit).......................    12,485      83,068       217,211        (300,279)         12,485
                                         --------    --------      --------       ---------      ----------
          Total liabilites and equity
            (deficit)..................  $532,505    $345,816      $617,442       $(300,279)     $1,195,484
                                         --------    --------      --------       ---------      ----------
                                         --------    --------      --------       ---------      ----------

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                    SUBSIDIARY   NON-GUARANTOR
                                         PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------     ----------   ------------    ------------   ------------
Net cash provided by (used in)
  operating activities................  $    (905)  $  29,063      $  4,409         $--           $ 32,567
Cash flows from investing activities:
     Acquisition of businesses net of
       cash acquired..................     --         (90,935)       --             --             (90,935)
     Cash provided by discontinued
       operations.....................     --          --            19,509         --              19,509
     Other............................     --         (21,644)         (285)        --             (21,929)
                                        ---------   ---------      --------         ------        --------
Net cash provided by (used in)
  investing activities................     --        (112,579)       19,224         --             (93,355)
                                        ---------   ---------      --------         ------        --------
Cash flows from financing activities:
     Intercompany cash transfers......   (281,412)    310,188       (28,776)                        --
     Other............................    291,241    (210,787)        6,385                         86,839
                                        ---------   ---------      --------         ------        --------
Net cash provided by (used in)
  financing activities................      9,829      99,401       (22,391)        --              86,839
                                        ---------   ---------      --------         ------        --------
Effect of exchange rates on cash......     --          --              (368)        --                (368)
                                        ---------   ---------      --------         ------        --------
Increase (decrease) in cash and cash
  equivalents.........................      8,924      15,885           874         --              25,683
Cash and cash equivalents at beginning
  of period...........................         51      20,350        --             --              20,401
                                        ---------   ---------      --------         ------        --------
Cash and cash equivalents at end of
  period..............................  $   8,975   $  36,235      $    874         $--           $ 46,084
                                        ---------   ---------      --------         ------        --------
                                        ---------   ---------      --------         ------        --------

                                  GENTEK INC.
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                    SUBSIDIARY   NON-GUARANTOR
                                         PARENT     GUARANTORS   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         ------     ----------   ------------    ------------   ------------
Net cash provided by (used in)
  operating activities................  $  (1,144)  $  39,371      $  8,777         $--           $ 47,004
Cash flows from investing activities:
     Acquisition of businesses net of
       cash acquired..................     --        (445,020)       --             --            (445,020)
     Cash provided by discontinued
       operations.....................     --          --           122,711         --             122,711
     Other............................     --         (18,274)       (3,630)        --             (21,904)
                                        ---------   ---------      --------         ------        --------
Net cash provided by (used in)
  investing activities................     --        (463,294)      119,081         --            (344,213)
                                        ---------   ---------      --------         ------        --------
Cash flows from financing activities:
     Intercompany cash transfers......   (215,169)    320,787      (105,618)        --              --
     Other............................    213,286      53,688         3,704         --             270,678
                                        ---------   ---------      --------         ------        --------
Net cash provided by (used in)
  financing activities................     (1,883)    374,475      (101,914)        --             270,678
                                        ---------   ---------      --------         ------        --------
Effect of exchange rates on cash......     --          --              (320)        --                (320)
                                        ---------   ---------      --------         ------        --------
Increase (decrease) in cash and cash
  equivalents.........................     (3,027)    (49,448)       25,624         --             (26,851)
Cash and cash equivalents at beginning
  of period...........................      3,147      57,159         1,004         --              61,310
                                        ---------   ---------      --------         ------        --------
Cash and cash equivalents at end of
  period..............................  $     120   $   7,711      $ 26,628         $--           $ 34,459
                                        ---------   ---------      --------         ------        --------
                                        ---------   ---------      --------         ------        --------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

             RIGHTS TO SUBSCRIBE TO                         SHARES
                                     [LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                             , 2000

                 PRELIMINARY PROSPECTUS, DATED JANUARY 10, 2000

            YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS. ALSO, YOU SHOULD NOT ASSUME THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GENTEK INC. SINCE THE DATE OF THIS PROSPECTUS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC Registration Fee........................................  $ 10,560
Subscription Agent Fee......................................    40,000
Printing and Engraving Costs................................   125,000
Legal Fees and Expenses.....................................   150,000
Accounting Fees and Expenses................................    50,000
Miscellaneous...............................................    25,000
                                                              --------
     Total..................................................  $400,560
                                                              --------
                                                              --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        GenTek Inc. ('GenTek') is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and
Article VIII of GenTek's Amended and Restated Certificate of Incorporation provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of GenTek for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by GenTek on behalf of officers, directors, employees and agents of GenTek and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Article VIII of GenTek's Amended and Restated Certificate of Incorporation.

        Section 145 of the Delaware Corporation Law, as amended, provides as follows:

        '145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h) For purposes of this section, references to `the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to `other enterprises' shall include employee benefit plans; references to `fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to `serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner `not opposed to the best interests of the corporation' as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees).'

        Article VIII of the Amended and Restated Certificate of Incorporation of GenTek provides as follows:

        'Article VIII LIMITATION OF LIABILITY. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporation action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.'

        As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, GenTek has purchased and maintains insurance providing for reimbursement to elected directors and officers of GenTek and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        On January 25, 1999, as part of its original incorporation, GenTek Inc. issued 1,000 shares of its Common Stock for a total consideration of $10 to New Hampshire Oak, Inc. ('New Hampshire Oak'), a wholly owned subsidiary of General Chemical Group. New Hampshire Oak was the sole shareholder of GenTek Inc. until the spinoff, as described in the section entitled 'Summary -- Recent Transactions' in the Prospectus. Before the spinoff, GenTek Inc. issued to New Hampshire Oak additional shares of its Common Stock and issued shares of its Class B Common Stock, par value $.01 per share, such that the number of issued and outstanding shares of Common Stock and Class B Common Stock of GenTek Inc. was the same as the number of shares of common stock and Class B common stock of General Chemical Group then issued and outstanding. New Hampshire Oak then immediately distributed all such shares of GenTek Inc. to General Chemical Group.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (A) LIST OF EXHIBITS

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
         2.1--Amendment No. 2 to Form 10 of GenTek Inc. for
              registration of Securities of GenTek Inc. Incorporated by
              reference to GenTek Inc.'s Amendment No. 2 to its
              Registration Statement on Form 10 (File No. 001-14789)
              filed with the Securities and Exchange Commission on April
              8, 1999 (the '1999 GenTek Form 10').
         2.2--Separation Agreement among the Company, GenTek Inc., The
              General Chemical Group Inc. and General Chemical
              Corporation. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10.

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
         2.3--Stock Purchase Agreement, dated 12, 1999, between
              Jenoptik AG and GenTek Inc. Incorporated by reference to
              the Current Report of GenTek Inc. on Form 8-K (File
              No. 001-14789) filed with the Securities and Exchange
              Commission on September 3, 1999.
         3.1--Amended and Restated Certificate of Incorporation of
              GenTek Inc. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10.
         3.2--Amended and Restated By-Laws of GenTek Inc. Incorporated
              by reference to the relevant exhibit to the 1999 GenTek
              Form 10.
        *4.1--Form of Subscription Warrant to Subscribe for Shares of
              GenTek Inc. Common Stock.
        *5.1--Opinion of Debevoise & Plimpton.
       10.01--GenTek Inc. Restricted Unit Plan for Non-Employee
              Directors. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10.
       10.02--GenTek Inc. Retirement Plan for Non-Employee Directors.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.
       10.03--GenTek Inc. Performance Plan. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10.
       10.04--GenTek Inc. Long-Term Incentive Plan. Incorporated by
              reference to the relevant exhibit to the 1999 GenTek
              Form 10.
       10.05--Employee Benefits Agreement among GenTek Inc., The
              General Chemical Group Inc., General Chemical Industrial
              Products Inc. and General Chemical Corporation.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.
       10.06--Tax Sharing Agreement between GenTek Inc. and The General
              Chemical Group Inc. Incorporated by reference to the
              relevant exhibit to the 1999 GenTek Form 10.
       10.07--Intellectual Property Agreement among GenTek Inc.,
              General Chemical Corporation, The General Chemical Group
              Inc. and General Chemical Industrial Products Inc.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.
       10.08--Management Agreement between GenTek Inc. and Latona
              Associates Inc. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10.
       10.09--Registration Rights Agreement between Paul M. Montrone and the General Chemical Group Inc., as assumed by GenTek
              Inc. with respect to Common Stock of GenTek Inc.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.
       10.10--Credit Agreement, dated as of April 30, 1999, among
              GenTek Inc., Noma Acquisition Corp., the several Lenders
              from time to time parties thereto, The Chase Manhattan
              Bank, as Administrative Agent, The Bank of Nova Scotia, as
              Syndication Agent, and Bankers Trust Company as
              Documentation Agent. Incorporated by reference to the
              relevant exhibit to GenTek Inc.'s 10-Q for the three
              months ended March 31, 1999 filed with the Securities and
              Exchange Commission on May 17, 1999 (the 'GenTek First
              Quarter 1999 10-Q').
       10.11--Guarantee and Pledge Agreement, dated as of April 30,
              1999, made by GenTek Inc. and certain of its subsidiaries
              in favor of the Chase Manhattan Bank, as Administrative
              Agent. Incorporated by reference to the relevant exhibit
              to the GenTek First Quarter 1999 10-Q.
       10.12--Indenture, dated as of August 9, 1999, between the
              Company and U.S. National Trust Association, as Trustee.
              Incorporated by reference to the relevant exhibit to
              GenTek Inc.'s 10-Q for the nine months ended
              September 30, 1999 filed with the Securities and Exchange
              Commission on November 15, 1999.
        21.1--Subsidiaries of GenTek Inc. Incorporated by reference to the relevant exhibit to GenTek Inc.'s Amendment No. 1 to
              Registration Statement on Form S-4 (File No. 333-91171)
              filed with the Securities and Exchange Commission on
              December 2, 1999.
        23.1--Consent of Deloitte & Touche LLP.
        23.2--Consent of Deloitte & Touche LLP, Chartered Accountants.
        23.3--Consent of Deloitte & Touche GmbH.
        23.4--Consent of Debevoise & Plimpton. Included in Exhibit 5.1
              hereto.
        24.1--Powers of Attorney.
       *99.1--Form of Subscription Agent Agreement between GenTek Inc.
              and ChaseMellon Shareholder Services L.L.C.
       *99.2--Form of Information Agent Agreement between GenTek Inc.
              and ChaseMellon Shareholder Services L.L.C.
       *99.3--Form of Instructions as to Use of Subscription Warrant.
       *99.4--Form of Notice of Guaranteed Delivery.

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
       *99.5--Form of Letter to Stockholders of Record.
       *99.6--Form of Letter from Brokers or Other Nominees to
              Beneficial Owners of Common Stock.
       *99.7--Form of Instructions by Beneficial Owners to Brokers or
              Other Nominees.
        99.8--Form of Announcement of Filing Registration Statement.
       *99.9--Form of Letter to Dealers and Other Nominees.

------------------------

* To be filed by amendment.

        (B) FINANCIAL STATEMENT SCHEDULES

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                       BALANCE AT    ADDITIONS
                                                      BEGINNING OF    CHARGED     DEDUCTIONS      BALANCE AT
                                                         PERIOD      TO INCOME   FROM RESERVES   END OF PERIOD
                                                      ------------   ---------   -------------   -------------
Year ended December 31, 1996
  Allowance for doubtful accounts...................     $3,652        $ 55          $(288)         $3,419
Year ended December 31, 1997
  Allowance for doubtful accounts...................     $3,419        $134          $--            $3,553
Year ended December 31, 1998
  Allowance for doubtful accounts...................     $3,553        $584          $(411)         $3,726

                                                       BALANCE AT    ADDITIONS
                                                      BEGINNING OF    CHARGED     DEDUCTIONS      BALANCE AT
                                                         PERIOD      TO INCOME   FROM RESERVES   END OF PERIOD
                                                      ------------   ---------   -------------   -------------
Year ended December 31, 1996
  Environmental Liabilities.........................    $16,628       $ 6,771       $(7,080)        $16,319
Year ended December 31, 1997
  Environmental Liabilities.........................    $16,319       $ 5,546       $(5,621)        $16,244
Year ended December 31, 1998
  Environmental Liabilities.........................    $16,244       $10,674       $(6,802)        $20,116

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (b) to supplement the prospectus and, after the expiration of the subscription period, to set forth the results of the subscription offer;

        (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

        (d) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (e) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, GenTek Inc. has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of January, 2000.

                                        GENTEK INC.

                                        By:                   *
                                             ...................................
                                           NAME: RICHARD R. RUSSELL
                                           TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                                  OFFICER

        Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                            DATE
                ---------                                      -----                            ----
       PRINCIPAL EXECUTIVE OFFICER:

                    *                       President and Chief Executive Officer         January 10, 2000
 .........................................
            RICHARD R. RUSSELL
    PRINCIPAL FINANCIAL AND ACCOUNTING
                 OFFICER:

                    *                       Vice President and Chief Financial Officer    January 10, 2000
 .........................................
           WILLIAM C. KEIGHTLEY
                DIRECTORS:

                    *                       Chairman and Director                         January 10, 2000
 .........................................
             PAUL M. MONTRONE

                    *                       Vice Chairman and Director                    January 10, 2000
 .........................................
             PAUL M. MEISTER

                    *                       Director                                      January 10, 2000
 .........................................
            RICHARD R. RUSSELL

                    *                       Director                                      January 10, 2000
 .........................................
              JOHN W. GILDEA

                    *                       Director                                      January 10, 2000
 .........................................
            SCOTT M. SPERLING

                    *                       Director                                      January 10, 2000
 .........................................
              IRA STEPANIAN

                    *                       Director                                      January 10, 2000
 .........................................
              BRUCE KOEPFGEN

*By: /S/ TODD M. DUCHENE
     .........................................
             TODD M. DUCHENE
          SECRETARY, GENTEK INC.
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT                                                                  PAGE
    NO.                                                                   NUMBER
    ---                                                                   ------
         2.1--Amendment No. 2 to Form 10 of GenTek Inc. for
              registration of Securities of GenTek Inc. Incorporated by
              reference to GenTek Inc.'s Registration Statement
              Amendment No. 2 on Form 10 (File No. 001-14789) filed with the Securities and Exchange Commission on April 8, 1999
              (the '1999 GenTek Form 10')...............................
         2.2--Separation Agreement among the Company, GenTek Inc., The
              General Chemical Group Inc. and General Chemical
              Corporation. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10........................
         2.3--Stock Purchase Agreement, dated 12, 1999, between
              Jenoptik AG and GenTek Inc. Incorporated by reference to
              the Current Report of GenTek Inc. on Form 8-K (File
              No. 001-14789) filed with the Securities and Exchange
              Commission on September 3, 1999...........................
         3.1--Amended and Restated Certificate of Incorporation of
              GenTek Inc. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10........................
         3.2--Amended and Restated By-Laws of GenTek Inc. Incorporated
              by reference to the relevant exhibit to the 1999 GenTek
              Form 10...................................................
        *4.1--Form of Subscription Warrant to Subscribe for Shares of
              GenTek Inc. Common Stock..................................
        *5.1--Opinion of Debevoise & Plimpton..........................
       10.01--GenTek Inc. Restricted Unit Plan for Non-Employee
              Directors. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10........................
       10.02--GenTek Inc. Retirement Plan for Non-Employee Directors.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.......................................
       10.03--GenTek Inc. Performance Plan. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10........
       10.04--GenTek Inc. Long-Term Incentive Plan. Incorporated by
              reference to the relevant exhibit to the 1999 GenTek
              Form 10...................................................
       10.05--Employee Benefits Agreement among GenTek Inc., The
              General Chemical Group Inc., General Chemical Industrial
              Products Inc. and General Chemical Corporation.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.......................................
       10.06--Tax Sharing Agreement between GenTek Inc. and The General
              Chemical Group Inc. Incorporated by reference to the
              relevant exhibit to the 1999 GenTek Form 10...............
       10.07--Intellectual Property Agreement among General Chemical
              Corporation, The General Chemical Group Inc., GenTek Inc.
              and General Chemical Industrial Products Inc. Incorporated
              by reference to the relevant exhibit to the 1999 GenTek
              Form 10...................................................
       10.08--Management Agreement between GenTek Inc. and Latona
              Associates Inc. Incorporated by reference to the relevant
              exhibit to the 1999 GenTek Form 10........................
       10.09--Registration Rights Agreement between Paul M. Montrone and The General Chemical Group Inc., as assumed by GenTek
              Inc. with respect to Common Stock of GenTek Inc.
              Incorporated by reference to the relevant exhibit to the
              1999 GenTek Form 10.......................................
       10.10--Credit Agreement, dated as of April 30, 1999, among
              GenTek Inc., Noma Acquisition Corp., the several Lenders
              from time to time parties thereto, The Chase Manhattan
              Bank, as Administrative Agent, The Bank of Nova Scotia, as
              Syndication Agent, and Bankers Trust Company as
              Documentation Agent. Incorporated by reference to the
              relevant exhibit to GenTek Inc.'s 10-Q for the three
              months ended March 31, 1999 filed with the Securities and
              Exchange Commission on May 17, 1999 (the 'GenTek First
              Quarter 1999 10-Q').......................................
       10.11--Guarantee and Pledge Agreement, dated as of April 30,
              1999, made by GenTek Inc. and certain of its subsidiaries
              in favor of the Chase Manhattan Bank, as Administrative
              Agent. Incorporated by reference to the relevant exhibit
              to the GenTek First Quarter 1999 10-Q.....................
       10.12--Indenture, dated as of August 9, 1999, between the
              Company and U.S. National Trust Association, as Trustee.
              Incorporated by reference to the relevant exhibit to
              GenTek Inc.'s 10-Q for the nine months ended September 30,
              1999 filed with the Securities and Exchange Commission on
              November 15, 1999.........................................
        21.1--Subsidiaries of GenTek Inc. Incorporated by reference to the relevant exhibit to GenTek Inc.'s Amendment No. 1 to
              its Registration Statement on Form S-4
              (File No. 333-91171) filed with the Securities and
              Exchange Commission on December 2, 1999...................
        23.1--Consent of Deloitte & Touche LLP.........................
        23.2--Consent of Deloitte & Touche LLP, Chartered
              Accountants...............................................

  EXHIBIT                                                                  PAGE
    NO.                                                                   NUMBER
    ---                                                                   ------
        23.3--Consent of Deloitte & Touche GmbH........................
        23.4--Consent of Debevoise & Plimpton. Included in Exhibit 5.1
              hereto....................................................
        24.1--Powers of Attorney.......................................
       *99.1--Form of Subscription Agent Agreement between GenTek Inc.
              and ChaseMellon Shareholder Services L.L.C................
       *99.2--Form of Information Agent Agreement between GenTek Inc.
              and ChaseMellon Shareholder Services L.L.C................
       *99.3--Form of Instructions as to Use of Subscription
              Warrant...................................................
       *99.4--Form of Notice of Guaranteed Delivery....................
       *99.5--Form of Letter to Stockholders of Record.................
       *99.6--Form of Letter from Brokers or Other Nominees to
              Beneficial Owners of Common Stock.........................
       *99.7--Form of Instructions by Beneficial Owners to Brokers or
              Other Nominees............................................
        99.8--Form of Announcement of Filing Registration Statement....
       *99.9--Form of Letter to Dealers and Other Nominees.............

------------

* To be filed by amendment.




                              STATEMENT OF DIFFERENCES
                              ------------------------

 The trademark symbol shall be expressed as............................. 'TM'
 The registered trademark symbol shall be expressed as.................. 'r'